 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1997

                                                REGISTRATION NO. 333-15161
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       TN TECHNOLOGIES HOLDING INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                                             06-1464807
     (STATE OR OTHER               7311
     JURISDICTION OF           (PRIMARY STANDARD          (I.R.S. EMPLOYER
                                  INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                       TN TECHNOLOGIES HOLDING INC.
                             228 SAUGATUCK AVENUE
                              WESTPORT, CT 06880
                                (203) 341-5200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               GREGORY W. BLAINE
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                       TN TECHNOLOGIES HOLDING INC.
                             228 SAUGATUCK AVENUE
                              WESTPORT, CT 06880
                                (203) 341-5200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        ALAN K. AUSTIN, ESQ.                     HOWARD S. LANZNAR, ESQ.
         BRIAN C. ERB, ESQ.                      LAWRENCE D. LEVIN, ESQ.
       ELIZABETH M. KURR, ESQ.                     TARA A. GOFF, ESQ.
       MARK L. REINSTRA, ESQ.                     KAREN A. RUZIC, ESQ.
       THOMAS I. SAVAGE, ESQ.                     KATTEN MUCHIN & ZAVIS
  WILSON SONSINI GOODRICH & ROSATI          525 W. MONROE STREET, SUITE 1600
      PROFESSIONAL CORPORATION                   CHICAGO, IL 60661-3693
         650 PAGE MILL ROAD                          (312) 902-5200
      PALO ALTO, CA 94304-1050
           (415) 493-9300

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
 PROSPECTUS (Subject to Completion)

 Issued January 8, 1997

                                          Shares
                                     [LOGO]
                              CLASS A COMMON STOCK

                                  -----------

ALL OF THE       SHARES OF  CLASS A COMMON  STOCK (THE "CLASS  A COMMON STOCK")
BEING OFFERED  HEREBY ARE  BEING SOLD  BY THE COMPANY.  PRIOR TO  THE OFFERING,
THERE HAS  BEEN NO PUBLIC  MARKET FOR  THE COMMON STOCK  OF THE COMPANY.  IT IS
CURRENTLY  ESTIMATED THAT  THE INITIAL  PUBLIC OFFERING  PRICE WILL  BE BETWEEN
$       AND  $      PER  SHARE.  SEE "UNDERWRITERS"  FOR  A  DISCUSSION OF  THE
FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK, THE CLASS A COMMON STOCK
 OFFERED HEREBY AND CLASS B COMMON STOCK (THE "CLASS B COMMON STOCK" AND, COLLECTIVELY WITH THE CLASS A COMMON STOCK, THE "COMMON STOCK"). THE RIGHTS OF HOLDERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK ARE IDENTICAL EXCEPT FOR VOTING AND CONVERSION RIGHTS. HOLDERS OF THE CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE, AND HOLDERS OF THE CLASS B COMMON STOCK ARE ENTITLED TO FIVE VOTES PER SHARE ON MOST MATTERS SUBJECT TO STOCKHOLDER VOTE. THE COMPANY IS A SUBSIDIARY OF TRUE NORTH COMMUNICATIONS INC. ("TRUE
  NORTH"). UPON CONSUMMATION OF THE OFFERING, TRUE NORTH WILL BENEFICIALLY OWN
  ALL OF THE OUTSTANDING CLASS B COMMON STOCK AND WILL HAVE  APPROXIMATELY   %
  OF THE COMBINED VOTING POWER OF THE COMMON STOCK ( % IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN FULL). APPLICATION HAS BEEN MADE TO LIST THE CLASS A COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TNTI."

                                  -----------
        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"

                       COMMENCING ON PAGE 6 HEREOF.

                                  -----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                              PRICE $      A SHARE

                                  -----------

                                                      UNDERWRITING
                                           PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC   COMMISSIONS (1) COMPANY (2)
                                          ---------- --------------- -----------
Per Share................................   $            $             $
Total (3)................................ $            $             $

-----

  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (2) Before deducting expenses estimated at $, all of which are payable by the Company.
  (3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $, $ and $, respectively. See "Underwriters."

                                  -----------

  The Shares of Class A Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Katten Muchin & Zavis, counsel for the Underwriters. It is expected that delivery of the Shares of Class A Common Stock will be made on or about , 1997 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
     Incorporated
                          DONALDSON, LUFKIN & JENRETTE
                  Securities Corporation
                                                  ROBERTSON, STEPHENS & COMPANY

, 1997

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL            , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary.................   3
Risk Factors.......................   6
The Company........................  14
Use of Proceeds....................  14
Dividend Policy....................  14
Capitalization.....................  15
Dilution...........................  16
Selected Financial Data............  17
Selected Financial Data of Modem
 Media.............................  18
Pro Forma Financial Information....  19
Management's Discussion and
 Analysis
 of Financial Condition and Results
 of Operations.....................  22

                                   PAGE
                                   ----
Business..........................  34
Management........................  47
Relationship With True North and
 Certain Transactions.............  54
Principal Stockholders............  58
Description of Capital Stock......  59
Shares Eligible for Future Sale...  62
Underwriters......................  64
Legal Matters.....................  65
Experts...........................  65
Additional Information............  66
Index to Financial Statements..... F-1

                               ----------------

  TN Technologies, Modem Media, R/GA Interactive, Northern Lights Interactive, Cf2GS, Relationship Technology Group and Delivra are trademarks or tradenames of the Company. This Prospectus also includes product names and other trade names and trademarks of the Company and of other organizations.

                               ----------------

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

  The Company was formed through the combination of businesses in a series of transactions. In December 1996, True North Communications Inc. ("True North") acquired certain partnership interests in Modem Media Advertising Limited Partnership, a Connecticut limited partnership ("Modem Media"). TN Technologies Holding Inc. was incorporated to convert all of the general and limited partnership interests of Modem Media into Common Stock of TN Technologies Holding Inc. (the "Conversion"). Following the Conversion, TN Technologies Holding Inc. acquired certain businesses of True North (together with True North's acquisition of the partnership interests in Modem Media, the "Combination"). The Conversion and the Combination were consummated on December 31, 1996. Prior to the Offering, the Company will change its name to TN Technologies Inc. See "The Company" and "Relationship With True North and Certain Transactions." In this Prospectus, unless the context otherwise indicates, the "Company" means TN Technologies Holding Inc. after the Conversion and the Combination, and the "True North Units" means the businesses acquired by the Company from True North in the Combination. Except as otherwise indicated herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriters."

                                  THE COMPANY

  The Company is a leader in digital interactive marketing, having developed over 500 marketing programs since 1987. The Company combines traditional marketing skills with capabilities in digital media and communications technologies to enable clients to more effectively reach and interact with customers and other key constituents. The Company delivers a complete range of digital interactive marketing products and services including: customized product positioning; creation, production, updating and maintenance of World Wide Web ("Web") sites and other interactive communications vehicles; analysis of customer requests, purchases and behaviors; delivery of uniform and updated information tools for sales forces; and technical consulting. Pro forma revenues derived from digital interactive marketing activities accounted for 76.2% of the Company's total pro forma revenues in the nine months ended September 30, 1996.

  The Company's products and services link the two-way distribution capabilities of digital communications networks (principally the Internet, the Web, proprietary on-line services and corporate intranets) with fundamental marketing strategies and digital design and production capabilities. Digital interactive marketing applications developed by the Company permit the Company's clients to target narrow market segments, supply detailed product and service information on demand, obtain instant feedback, and update advertising, marketing and customer service programs quickly and easily. The Company seeks to strengthen and maintain long-term relationships with established organizations, including AT&T, Delta Air Lines, Levi Strauss & Co., JC Penney, Microsoft, Motorola, Royal Caribbean Cruises and S.C. Johnson, as well as with emerging companies that are effecting change in digital media, such as i-Village and PC Financial Network.

  The Company was formed through the combination of businesses with substantial creative, technological, and digital design and production expertise. In December 1996, certain businesses of True North, including Northern Lights Interactive, Inc., a strategic marketing organization ("Northern Lights Interactive"), Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc., an advertising agency specializing in database and integrated marketing ("Cf2GS"), R/GA Interactive, Inc., a digital design and production company ("R/GA Interactive"), and True North's technology development operations, were combined with Modem Media, a leader in digital interactive marketing which has been providing such services since 1987. Through the Combination, the Company brought together substantial experience in digital interactive marketing and the ability to offer comprehensive marketing solutions to its clients. In addition, the Company believes that its ongoing relationship with True North will provide it with additional opportunities to offer digital interactive marketing products and services to True North's clients.

  The Company's principal executive office is located at 228 Saugatuck Avenue, Westport, Connecticut 06880, and its telephone number at that address is (203) 341-5200.

                                  THE OFFERING

Class A Common Stock offered....           shares
Common Stock to be outstanding
 after the
 Offering (1)(2):
  Class A Common Stock..........           shares
  Class B Common Stock (2)...... 5,093,800 shares
    Total.......................           shares
Voting rights:
  Class A Common Stock.......... One vote per share
  Class B Common Stock.......... Five votes per share
Use of Proceeds to the Company.. For repayment of $6.0 million of intercompany obligations to True North and for general
                                 corporate purposes, including working capital
                                 and capital expenditures. See "Use of
                                 Proceeds."
Proposed Nasdaq National Market
 Symbol......................... TNTI

--------

(1) As of December 31, 1996. Excludes an aggregate of     shares of Class A
    Common Stock reserved for issuance upon exercise of options granted to certain employees of Modem Media prior to the Conversion which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. Also excludes an aggregate of shares of Class A Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan (the "Stock Option Plan"), of which the Company intends to grant to certain officers and employees of the Company
    options to purchase            shares of Class A Common Stock at the
    initial public offering price concurrently with the consummation of the Offering, and 200,000 shares of Class A Common Stock reserved for issuance pursuant to the Company's 1997 Employee Stock Purchase Plan ("the Purchase Plan"). See "Management--Stock Plans," "Relationship With True North and Certain Transactions" and "Description of Capital Stock."
(2) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into 1.015 shares of Class A Common Stock. In addition, the Class B Common Stock will be automatically converted into Class A Common Stock upon the occurrence of certain events. See "Description of Capital Stock."

                       SUMMARY HISTORICAL FINANCIAL DATA
                      AND PRO FORMA FINANCIAL INFORMATION

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary financial information of the True North Units should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The summary statement of operations data for the fiscal years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 is derived from audited financial statements of the True North Units that are included elsewhere in this Prospectus. The True North Units either had no operations or were not owned by True North prior to January 1, 1994.

  The Company was formed in October 1996 for the purpose of converting all of the general and limited partnership interests of Modem Media into common stock of TN Technologies Holding Inc. Following the Conversion, the Company acquired the True North Units, which included substantially all of the assets and properties of Northern Lights Interactive (established by True North in the fourth quarter of 1995), R/GA Interactive (acquired by True North in July 1995) and Cf2GS (acquired by True North in April 1994), as well as True North's technology development operations (established by True North in January 1995), in exchange for the assumption by the Company of certain liabilities of True North relating to the True North Units and the issuance to True North of all of the Company's Class B Common Stock. See "Relationship With True North and Certain Transactions." The summary pro forma information of the Company presented is unaudited and gives effect to the Combination (assuming that the Combination had occurred on January 1, 1995). The Combination has been accounted for using the purchase method of accounting. The unaudited nine month financial information reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The historical results are not necessarily indicative of the results of operations to be expected in the future, and the results of operations for current interim periods are not necessarily indicative of results to be expected for the entire year.

                           YEAR ENDED DECEMBER      NINE MONTHS ENDED SEPTEMBER
                                   31,                          30,
                          -----------------------  ---------------------------------
                                            PRO                        PRO FORMA
                                           FORMA                    ----------------
                           1994   1995     1995     1995    1996     1995     1996
                          ------ -------  -------  ------  -------  -------  -------
                                           (UNAUDITED)                (UNAUDITED)
                                          ---------------           ----------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $4,020 $11,439  $24,541  $7,019  $14,367  $15,972  $26,794
Operating income (loss).     365  (1,855)  (1,285)   (732)  (1,808)    (610)  (1,447)
Net income (loss).......     256    (978)  (1,939)   (349)  (1,008)  (1,256)  (1,743)
Net income (loss) per
 share..................     --      --               --       --
Shares used to compute
 net income (loss) per
 share..................     --      --               --       --

                                                        SEPTEMBER 30, 1996
                                                   -----------------------------
                                                              PRO   PRO FORMA AS
                                                   ACTUAL    FORMA  ADJUSTED (1)
                                                   -------  ------- ------------
                                                                (UNAUDITED)
                                                            --------------------
BALANCE SHEET DATA:
Cash.............................................. $     4  $ 3,909     $
Working capital...................................   3,846    5,511
Total assets......................................  21,537   83,629
Capital lease obligations, less current portion...     --       225      225
Stockholders' equity (deficit)....................  (1,692)  59,819

--------

(1) As adjusted to reflect the sale of the          shares of Class A Common
    Stock offered hereby at an assumed initial public offering price of $ per share and application of the net proceeds therefrom (after deducting estimated underwriting discounts and commissions and estimated offering expenses). In October 1996, certain employees of Modem Media were granted options to purchase limited partnership interests in Modem Media which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. The Company will incur, on a pre-tax, pro forma basis, a one-time, non-cash charge of approximately $3.0 million in the fourth quarter of 1996 relating to this grant. See "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus.

  Limited Operating History; History of Operating Losses; No Assurance of Profitability. Prior to the Combination, the Company did not operate as a combined business organization. The Company has experienced operating losses, on a pro forma basis, in each of the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, and had incurred net losses, on a pro forma basis, in each of the six quarters ended June 30, 1996. There can be no assurance that the Company will achieve or sustain profitability in the future. In addition, the Company has incurred, and anticipates that it will continue to incur, substantial costs to expand and integrate its operations. Such costs have had, and could continue to have, a material adverse effect on the operating results of the Company. Future operating results will depend on many factors, including demand for the Company's services, the Company's ability to successfully integrate its business units, the Company's ability to maintain its client relationships and obtain assignments from new clients, the Company's success in attracting and retaining qualified personnel, the level of competition and the Company's ability to respond to competitive developments. There can be no assurance that the Company will be successful in addressing the risks presented by such factors.

  Variability of Operating Results. The Company's operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, including the timing of any material reduction, cancellation or completion of major projects, the loss of a major client, the loss or hiring of personnel, the timing of the opening or closing of an office, the relative mix of business, changes in the pricing strategies of the Company or its competitors, fluctuations in working capital, fluctuations in personnel and other costs relating to the expansion of operations, and other factors that are outside of the Company's control. As a result of these fluctuations, the Company believes that period to period comparisons cannot be relied upon as indicators of future performance. Due to all of the foregoing factors, in some future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Class A Common Stock could likely be materially and adversely affected.

  The Company experiences some variation in operating results throughout the year which results in part from timing of product introductions, business cycles of the Company's clients and marketing communications spending patterns in general. The Company's revenues have historically been higher during the second half of the Company's fiscal year. The Company expects this variation in operating results to continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results of the Company."


  Competitive Marketplace; Low Barriers to Entry. The markets for the Company's services are very competitive and are characterized by pressures to incorporate new capabilities, accelerate job completion schedules and reduce prices. The Company faces competition from a number of sources. These sources include traditional advertising agencies as well as specialized marketing communications firms. In addition, many advertising agencies have started to develop internally or enter into business relationships to develop or acquire new digital media and interactive communications capabilities. The Company also competes with interactive marketing communications companies that provide services (such as corporate identity and packaging, production, advertising services or Web site design) and are technologically proficient in the digital media and interactive communications fields. In addition, production houses, software developers, in-house marketing and information systems departments of organizations, interactive entertainment companies, and graphic design companies compete with certain portions of the Company's business.

  Certain of the Company's competitors or potential competitors have longer operating histories, longer client relationships and greater financial, management, technology, development, sales, marketing and other resources than the Company. Competition depends to a large extent on the clients' perception of the quality and creativity as well as the technical proficiency of digital interactive marketing products and services offered. The Company also competes on the basis of price and the ability to serve clients on a broad geographic basis. In order to compete successfully in each of these areas, the Company must have access to adequate financial resources. Moreover, clients frequently wish to have different products represented by different marketing companies. To the extent the Company loses clients to its competitors because of dissatisfaction with the Company's services or the Company's reputation is adversely impacted for any other reason, the Company's business, financial condition or operating results could be materially adversely affected.

  There are relatively low barriers to entry in the digital interactive marketing industry. The Company expects that it will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer digital interactive marketing services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition or operating results. See "Business--Competition."

  Risks Associated With Integration of Separate Businesses. The Company was formed in October 1996 and acquired certain businesses of True North in December 1996, including substantially all of the assets and properties of Northern Lights Interactive, R/GA Interactive and Cf2GS, as well as True North's technology development operations. The integration of the Company's business units is expected to place a significant burden on the Company's management. The Company's business units have historically operated independently, and it is expected that the Company's management will integrate certain aspects of the businesses into a single organization. Such integration is subject to various risks and uncertainties and include: the inability to effectively assimilate operations, products, technologies, personnel and cultures of the business units involved; the potential disruption of the Company's business; the potential deterioration of uniform standards, controls, procedures and policies; and the impairment of relationships with employees and clients as a result of the integration of new management personnel. If the Company were to fail to integrate successfully its business units, such failure could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Relationship With True North and Certain Transactions."

  Dependence On and Relationship With True North. In 1995, True North established Northern Lights Interactive to provide digital interactive marketing services to True North's traditional marketing services clients. Prior to the Combination, the business of Northern Lights Interactive was, and the Company expects that Northern Lights Interactive will continue to be, dependent on successful client referrals from True North. True North is not obligated to refer clients to the Company, and there can be no assurance that True North will continue to refer clients to the Company. In addition, even if referred to the Company, True North's clients are not obligated to hire the Company, and there can be no assurance that such referrals will be successful. If True North were to be acquired by a company that competes with the Company, or if True North were to acquire a business with a unit that competes with the Company, True North could become a competitor of the Company and could reduce the number of, or discontinue making, client referrals to the Company. In addition, the number of client referrals the Company receives from True North is dependent in part on True North's business. In the event of a reduction or discontinuance of client referrals because of a decline in True North's business, or for any other reason, the Company's business, financial position or results of operations could be materially adversely affected. Moreover, certain clients are jointly serviced by True North and the Company. To the extent any such client elects to terminate their relationship with True North, the Company's relationship with such client could be adversely effected.

  The True North Units have historically depended on True North for a variety of management and administrative services, including accounting, cash management, tax and payroll administration, insurance and employee benefits administration, and financing. In connection with the Combination, the Company and True North have entered into certain intercompany agreements providing for various interim and ongoing services and relationships between the two companies, including an intercompany credit agreement, a tax matters agreement, intellectual property agreements, an administrative services agreement and various real estate space sharing agreements. True North will continue to provide such services until termination of the agreements pursuant to their respective terms. Any such termination would require the Company to independently provide, or seek an alternative source of, such services. There can be no assurance that the Company could independently provide, or find a third party to provide, these services on a cost-effective basis or that any transition to a new service provider would not have a material adverse effect on the Company's business, financial position or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Relationship With True North and Certain Transactions."

  Dependence on Key Clients; Absence of Long-Term Contracts. The Company's five largest clients accounted for 63.4% and 63.0% of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. AT&T accounted for 37.9% and 41.5% of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively. AT&T accounted for 57.4%, 78.4%, and 82.0% of the revenues of Modem Media for fiscal years 1994 and 1995 and for the nine months ended September 30, 1996. AT&T is also a client of certain of the Company's other business units, and there can be no assurance that the Company will be able to maintain the rate of growth or current level of revenues derived from AT&T or from any other client in the future.

  Because the Company's clients generally hire the Company on an assignment basis rather than on a retainer basis, a client from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. In addition, the Company's clients generally have the right to terminate their relationships with the Company without penalty and on relatively short or no notice. As a result, the Company may lose several significant clients each year, and there can be no assurance that new clients will be obtained or, if obtained, will offset any client losses. To the extent that the Company's major clients do not remain a significant source of revenues and the Company is unable to replace these clients, the Company's business, financial condition or results of operations could be materially adversely effected. Once an assignment is completed there can be no assurance that a client will engage the Company for further services. The termination of the Company's business relationship with any of its significant clients, including AT&T, or a material reduction in the use of the Company's services by a significant client could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Company Clients."

  Exposure to Fixed-Fee Assignments. A significant majority of the Company's revenues are derived from fixed-fee based assignments. The Company recognizes revenues from these assignments based on its estimate of the percentage of each assignment completed in a reporting period. To the extent these estimates prove to be inaccurate, the revenues and operating profits, if any, reported for periods during which work on an assignment is ongoing may not accurately reflect the final results of the assignment, which can only be determined upon completion of the assignment. Failure to anticipate technical problems, estimate costs accurately, control costs during performance of a fixed-fee based assignment or obtain the client's consent to a fee adjustment in the event costs are underestimated may have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated With Management of Growth and Potential Acquisitions. The expansion of the Company's business and its customer base has resulted in a corresponding growth in the demands on the Company's management, its operating systems, internal controls, and financial and physical resources. The Company's continued growth, if any, may strain existing management and human resources, in particular, affecting its ability to attract and retain talented personnel. Further, operational, financial and management information systems and controls may not be adequate to support continued growth of the Company's operations. Consequently, the Company may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition or results of operations. The Company expects that it will need to develop further its financial and management controls, reporting systems and procedures to accommodate future growth, if any. There can be no assurance that the Company will be able to develop such controls, systems or procedures effectively or on a timely basis. The failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company has made in the past, and may make in the future, acquisitions of, or significant investments in, businesses, including those that offer complementary marketing communications services, products and technologies, or that expand the Company's geographic coverage. Any such future acquisitions or investments would be accompanied by risks, including the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies, and the impairment of relationships with employees and clients as a result of any integration of new management personnel. These factors could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel. The Company's success will depend on the ability of the Company's senior management, in particular, Gregory W. Blaine, Chairman and Chief Executive Officer, Gerald M. O'Connell, President and Chief Operating Officer, and Robert M. Greenberg, President, R/GA Interactive. The Company's success also will depend to a significant degree on the continuing contributions of other members of its senior management and its key account management, marketing, creative and technology development personnel, as well as its ability to attract and retain highly skilled personnel in all job categories. Competition for qualified personnel in the digital interactive marketing industry is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting sufficient numbers of qualified personnel. Although certain members of the Company's senior management have entered into employment agreements with the Company, there can be no assurance that any of these executives will not voluntarily terminate their employment with the Company. The loss of the services of any senior management or other key employee or the inability to attract and retain additional personnel as required could adversely affect the Company's business, financial condition or results of operations. The Company has entered into employment allocation agreements with True North and each of Messrs. Blaine and Greenberg and Martin F. Reidy, Executive Vice President of the Company, pursuant to which each will devote a portion of his time to his employment with the Company and the remainder to True North. In the case of Mr. Blaine, substantially all of his time will be devoted to the Company. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competing company, the loss of such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the loss of existing or potential clients as the result of the loss of any key employee to a competitor or otherwise could have a material adverse effect on the Company's business, financial condition or results of operations. In the event of the loss of any key personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists. See "Business--Competition," "-- Employees" and "Management."

  Uncertainties of Developing Market for Digital Interactive Marketing Solutions. The market for digital interactive marketing solutions has recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. The Company's future growth is dependent on its ability to create, develop and deploy digital interactive marketing solutions that are accepted by the Company's clients as an effective form of communication with their targeted audiences. Demand for and market acceptance of recently introduced products and services are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies such as the Internet and the Web and the development of technologies that facilitate interactive communication between organizations and targeted audiences. Significant issues concerning the commercial use of these technologies (including security, reliability, cost, ease of use and quality of service) remain unresolved and may have a negative impact on the growth of marketing activities that utilize these technologies. In addition, no standards have yet been widely accepted for the measurement of the effectiveness of interactive marketing, and there can be no assurance that such standards will develop sufficiently to support interactive marketing as a significant marketing medium. There can be no assurance that the market for the Company's products and services will develop, that the Company's products and services will be adopted or that individual personal computer users in business or at home will continue to use the Internet, the Web or other interactive media for commerce and communication. If the market for digital interactive marketing solutions fails to develop, or develops more slowly than expected, or if the Company's products do not achieve market acceptance, the Company's business, financial condition or results of operations could be materially and adversely affected. See "Business--Industry Background."

  Dependence on Continued Growth in Use of the Internet and the World Wide Web. The Company's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet is a recent phenomenon and there can be no assurance that such growth will continue at the same rate or at all or that communication or commerce over the Internet will become widespread. The Web may not prove to be a viable commercial marketplace for a number of reasons, including a potentially inadequate infrastructure that could lead to periodic shutdowns or the failure to develop performance improvements, including high speed modems. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support the growth that may occur, the Company's business, financial condition or results of operations could be materially and adversely affected. See "Business-- Industry Background."

  Rapid Technological Change. The technologies used in digital interactive marketing are developing rapidly and are characterized by evolving industry standards as well as frequent new product and service introductions and enhancements. There can be no assurance that the technologies utilized by the Company and the expertise gained in those technologies will continue to be applicable in the future. There can be no assurance that the Company can correctly identify which technologies will achieve market acceptance, that such new technologies will be made available to the Company or that such technologies can be economically applied by the Company on a timely basis. The inability to identify new and existing technologies and apply expertise in a timely manner to subsequent projects and respond to both evolving demands of the marketplace and competitive product and service offerings could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Intellectual Property."

  Conflicts of Interest. Conflicts of interest between clients are inherent in certain segments of the marketing communications industry. In certain circumstances, the Company has in the past been, and will in the future be, unable to pursue potential digital interactive marketing and other opportunities because such opportunities will require the Company to provide services to direct competitors of existing Company clients. In addition, the Company risks alienating or straining relationships with existing clients when it agrees to provide services to even indirect competitors of existing Company clients. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and preclude access to business prospects, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, prospective clients may choose not to retain the Company for reasons of actual or perceived conflicts of interest. See "Business--Competition."

  Uncertainties Regarding Intellectual Property Rights. The Company's success and ability to compete is dependent in part on its proprietary technology including those protections provided under trademark, trade secret and copyright laws. In addition, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are also important to establishing and maintaining a technology leadership position. The Company presently has no patents but has one patent application pending. There can be no assurance that such patent application will be allowed or that, if allowed, the application will be issued. Despite the Company's efforts to control access to its proprietary information, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technologies without authorization, or to develop similar or superior technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's strategy includes creating, developing and selling digital interactive marketing products based in part on proprietary applications and platforms. There can be no assurance that the Company will be able to develop any such proprietary processes, or, if developed, will be able to retain ownership rights of such processes. See "Business--Intellectual Property."

  Control of the Company; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. True North owns all of the shares of the Class B Common Stock, each share of which is entitled to five votes per
share, and will have approximately     % of the combined voting power of both
classes of Common Stock after the Offering. The purchasers of the shares of Class A Common Stock offered hereby will have one vote per share and
approximately     % of the combined voting power. Accordingly, without the
approval of the Company's public stockholders, True North will be able to (i) elect a majority of the Company's directors, (ii) amend the Company's Certificate of Incorporation or effect a merger, sale of assets, or other major corporate transaction, (iii) defeat any non-negotiated takeover attempt,
(iv) determine the amount and timing of dividends paid to itself and purchasers of Class A Common Stock and (v) otherwise control the management and operations of the Company and the outcome of virtually all matters submitted for a stockholder vote.

  Currently, five of the nine directors of the Company (Messrs. Mason, Engel, Greenberg, Blaine and Reidy) are also members of management of True North and are compensated by True North in connection with their employment by True North. In addition, six of the current directors of the Company were selected by True North. These directors may have conflicts of interest in addressing certain business opportunities and strategies with respect to which the Company's and True North's interests differ. The Company has not adopted any formal plan or arrangement to address such potential conflicts of interest. The Company's Board of Directors currently has two vacancies, which the Company's bylaws authorize the Company's Board of Directors to fill. The Company intends to appoint two persons who are not officers or employees of the Company or True North to the Board of Directors within 90 days of the date of the Prospectus and is required to do so to maintain its listing on the Nasdaq National Market.

  The Board of Directors of the Company has the authority to issue up to 5,000,000 shares of preferred stock of the Company ("Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation, Bylaws, and of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, which could adversely affect the market price of the Company's Class A Common Stock. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law ("DGCL") which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Management," "Relationship With True North and Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

  Risks Associated with International Operations. Although the Company currently has offices in Toronto, Hong Kong and London, to date the Company has provided only limited services internationally to certain of its clients headquartered in North America, and has only minimal direct international experience. A component of the Company's long-term strategy is to expand its operations in these and other international markets. The

Company expects it will be subject to risks associated with international operations, which may include tariff regulations, export license requirements, political and economic instability, imposition of government controls and imposition of withholding or other taxes on the Company's foreign income. Agreements may also be more difficult to enforce and receivables more difficult to collect through a foreign country's legal system. In addition, the laws of certain countries protecting proprietary rights do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. In addition, there can be no assurance that the Company will be able to successfully market, sell and deliver its services in these regions. See "Business--Core Competencies."

  Risks Associated with Government Regulation. The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. The Company must comply with Federal Trade Commission regulations with respect to the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that the Company will not be subject to claims made against it or its clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."

  Susceptibility to General Economic Conditions. The Company's revenues and results of operations, like those of other marketing companies, will be subject to fluctuations based upon general economic conditions in the United States. If there were to be a general economic downturn or a recession in the United States, the Company expects its clients could substantially and immediately reduce their marketing budgets leading to a reduction in the level of the Company's fees and commissions. In the event of a reduction in overall marketing expenditures, it is possible that marketers may focus their reduced budgets on traditional media advertising at the expense of digital interactive marketing expenditures. Most of the factors that could influence clients and prospective clients to reduce their marketing communications budgets under these circumstances are beyond the Company's control. In the event of such an economic downturn, the Company's business, financial condition or results of operations could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Quarterly Results of Operations" and "--Factors Affecting Operating Results of the Company."

  Unallocated Net Proceeds. The Company intends to use $6.0 million of the net proceeds from the Offering to repay certain intercompany obligations to True North. The Company has not designated any specific use for the remaining net proceeds of the Offering. The Company currently expects to use the remaining net proceeds for general corporate purposes, including investments in working capital and capital expenditures. Accordingly, management will have significant discretion in applying the remaining net proceeds of the Offering. See "Use of Proceeds" and "Relationship With True North and Certain Transactions."

  Benefits of Offering to Existing Stockholders. Upon consummation of the Offering, True North will pay Gerald M. O'Connell, Douglas C. Ahlers and Robert C. Allen, II, former limited partners of Modem Media and current executive officers and stockholders of the Company, an aggregate of $16.0 million cash and $4.0 million of True North common stock as additional consideration in connection with the acquisition by True North in December 1996 of certain partnership interests in Modem Media from Messrs. O'Connell, Ahlers and Allen. True North has indicated to the Company that it intends to use the $6.0 million of intercompany indebtedness to be repaid by the Company from the net proceeds of the Offering to fund a portion of the $16.0 million to be paid to Messrs. O'Connell, Ahlers and Allen. See "Use of Proceeds" and "Relationship With True North and Certain Transactions."

  Upon consummation of the Offering, Messrs. O'Connell, Ahlers and Allen will own an aggregate of 2,513,723 shares of Class A Common Stock of the Company
(approximately   % of the Common Stock of the Company outstanding). Prior to the Offering there was no public market for the Class A Common Stock, and therefore, the marketability of such Class A Common Stock was limited. If an active trading market develops and is sustained, after expiration or waiver of the restrictions on sale imposed by the Company and compliance with the federal securities laws, the Limited Partners will have the ability to sell such Class A Common Stock.

  No Prior Market for the Shares; Possible Volatility of Share Price. Prior to the Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop after the Offering or, if an active trading market does develop, that such market will be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiation among the Company and the Representatives and may not be indicative of the market price of the Class A Common Stock after the Offering. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

  The market price for the Class A Common Stock may be significantly affected by factors such as the announcement of new products or services by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's operating results or the operating results of the Company's competitors, changes in earnings estimates by analysts or reported results that vary materially from such estimates. In addition, the stock market has experienced significant price fluctuations that have particularly affected the market prices of equity securities of many high technology and emerging growth companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Class A Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company and its officers and directors. Any such litigation against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Shares Eligible for Future Sale. Upon consummation of the Offering, the
shares of Class A Common Stock (         shares if the Underwriters' over-
allotment option is exercised in full) offered hereby will be freely tradeable without restriction. The Company intends to file a registration statement
approximately 90 days after the Offering to register the     shares of Class A
Common Stock reserved for issuance under the Company's Stock Option Plan and
Purchase Plan and the     shares of Class A Common Stock issuable upon the
exercise of options granted to certain employees of Modem Media in connection with the Conversion. Upon the filing of such registration statement, an
additional         shares of Class A Common Stock issuable upon exercise of
vested stock options will be freely tradeable without restriction. Sales of substantial numbers of shares of Common Stock into the public market after the Offering, or the perception that such sales could occur, could materially and adversely affect the market price of the Class A Common Stock prevailing from time to time or could impair the Company's future ability to obtain capital through an offering of equity securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

  Immediate and Substantial Dilution to New Investors; Potential Future Dilution. The initial public offering price is substantially higher than the pro forma net tangible book value per share of the Class A Common Stock immediately after the Offering. Investors purchasing Class A Common Stock in the Offering will, therefore, incur immediate and substantial dilution of
approximately $        in the pro forma net tangible book value per share of
Class A Common Stock from the initial public offering price. In addition, the options to purchase limited partnership interests in Modem Media granted to certain employees of Modem Media prior to the Conversion which were converted into options to purchase Class A Common Stock of the Company are exercisable
for        shares of Class A Common Stock. The Company seeks to attract and retain employees in part by offering stock options and other rights to purchase its Class A Common Stock. Concurrently with the Offering, the Company
will grant options to purchase an aggregate of           shares of Class A
Common Stock to officers and employees of the Company under the Company's Stock Option Plan at an exercise price equal to the initial public offering price. Subsequently, the Company intends to grant stock options at an exercise price equal to the fair market value of Class A Common Stock. Pursuant to the Company's Certificate of Incorporation, in the event True North sells any of its shares of Class B Common Stock to a third party, such shares shall automatically convert into Class A Common Stock at a rate of 1.015 shares of
Class A Common Stock for each share of Class B Common Stock.           shares
of Class A Common Stock are reserved for issuance under the Company's Stock Option Plan, Purchase Plan, upon exercise of options granted to certain employees of Modem Media in connection with the Conversion and upon conversion of the Class B Common Stock into Class A Common Stock. The exercise of stock options granted by the Company will result in additional dilution to new investors of the Company. The issuance of shares of Class A Common Stock upon conversion of the Class B Common Stock will have the effect of reducing the percentage ownership in the Company of the then existing stockholders. See "Capitalization," "Dilution," "Management--Stock Plans" and "Description of Capital Stock."

                                  THE COMPANY

  The Company was incorporated in Delaware in October 1996. Following the Conversion, the Company acquired the True North Units, which included substantially all of the assets and properties of Northern Lights Interactive, R/GA Interactive and Cf2GS, as well as True North's technology development operations. See "Relationships With True North and Certain Transactions."

  In connection with the Combination, the Company and True North have entered into certain intercompany agreements providing for various interim and ongoing services and relationships between the two companies, including an intercompany credit agreement, a tax matters agreement, intellectual property agreements, an administrative services agreement and various real estate space sharing agreements. See "Risk Factors--Dependence On and Relationship With True North," "--Control of the Company; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law" and "Relationship With True North and Certain Transactions."

  The Company's principal executive office is located at 228 Saugatuck Avenue, Westport, Connecticut 06880, and its telephone number at that address is (203) 341-5200. The Company maintains Web sites at http://www.modemmedia.com and http://www.rga.com. Information contained in the Company's Web sites shall not be deemed to be a part of this Prospectus.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the         shares of Class
A Common Stock being offered hereby are estimated to be approximately $
million (approximately $     million if the Underwriters' over-allotment
option is exercised in full) at an assumed initial public offering price of
$     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The principal purposes of the Offering are to obtain additional capital, to create a public market for the Company's Class A Common Stock and to facilitate future access by the Company to public equity markets. In addition, the Company is undertaking the Offering because it believes that the availability of adequate financial resources is a substantial competitive factor in its industry. The Company intends to use $6.0 million of the net proceeds of this Offering to repay certain intercompany indebtedness to True North. True North has indicated to the Company that it intends to use the $6.0 million of intercompany indebtedness to be repaid to fund a portion of certain payments due to Gerald M. O'Connell, Douglas C. Ahlers, and Robert C. Allen, II, current executive officers and stockholders of the Company, payable upon consummation of the Offering, in connection with True North's acquisition of certain partnership interests in Modem Media from Messrs. O'Connell, Ahlers and Allen in December 1996. The Company expects to use the remaining net proceeds from the Offering for general corporate purposes, including investments in working capital and capital expenditures. A portion of the remaining net proceeds of the Offering may also be used to acquire or invest in complementary businesses or products, to obtain the right to use complementary technologies or to invest in geographic expansion. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending use of the remaining net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. See "Risk Factors--Benefits of Offering to Existing Stockholders" and "Relationship With True North and Certain Transactions."

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock or other securities. The Company anticipates that it will retain any future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth at September 30, 1996 the True North Units' total capitalization on an historical basis and the Company's total capitalization on a pro forma basis and as adjusted to give effect to the sale
of the             shares of Class A Common Stock offered hereby and the
application of the net proceeds therefrom as described under "Use of Proceeds."

                                                  SEPTEMBER 30, 1996
                                         --------------------------------------
                                                       PRO         PRO FORMA
                                         HISTORICAL FORMA (1)   AS ADJUSTED (2)
                                         ---------- ---------   ---------------
                                                    (IN THOUSANDS)
Intercompany loans payable..............  $14,074    $ 6,000(3)     $   --
Capital lease obligations, less current
 portion................................      --         225            225
Stockholders' equity:
  Common Stock, $0.001 par value; 6,250
   shares of Class A Common Stock and no
   shares of Class B Common Stock
   authorized, 6,250 shares of Class A
   Common Stock and no shares of Class B
   Common Stock issued and outstanding,
   actual; 39,906,200 shares of Class A
   Common Stock and 5,093,800 shares of
   Class B Common Stock authorized,
              shares of Class A Common
   Stock and 5,093,800 shares of Class B
   Common Stock issued and outstanding,
   as adjusted..........................      --         --
  Additional paid-in capital............      162     61,673
  Accumulated deficit...................   (1,854)    (1,854)
                                          -------    -------        -------
    Total stockholders' equity
     (deficit)..........................   (1,692)    59,819
                                          -------    -------        -------
    Total capitalization................  $12,382    $66,044        $
                                          =======    =======        =======

--------
(1) Gives effect to the Conversion and the Combination.

(2) As adjusted to reflect the sale of the          shares of Class A Common
    Stock offered hereby at an assumed initial public offering price of $
    per share and application of the net proceeds therefrom (after deducting estimated underwriting discounts and commissions and estimated offering
    expenses). Excludes an aggregate of     shares of Class A Common Stock
    reserved for issuance upon exercise of options to purchase limited partnership interests in Modem Media granted to certain employees of Modem Media which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. Also excludes an
    aggregate of            shares of Class A Common Stock reserved for
    issuance pursuant to the Company's Stock Option Plan, of which the Company intends to grant to certain officers and employees of the Company options
    to purchase            shares of Class A Common Stock at the initial
    public offering price concurrently with the consummation of the Offering, and 200,000 shares of Class A Common Stock reserved for issuance pursuant to the Company's Purchase Plan. See "Management--Stock Plans," "Relationship With True North and Certain Transactions" and "Description of Capital Stock."

(3) Pro forma intercompany loans payable reflect the effect of the contribution to additional paid-in capital of the True North Units by True North of intercompany debt of approximately $8.1 million in connection with the Combination.

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30,
1996 was $3.0 million or $       per share of Common Stock. Net tangible book
value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of
the       shares of Class A Common Stock offered hereby (at an assumed initial
public offering price of $      per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses), the Company's adjusted pro forma net tangible book value at September 30, 1996
would have been approximately $      or $      per share. This represents an
immediate increase in pro forma net tangible book value to existing
stockholders of $      per share and an immediate dilution to new investors of
$      per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share..................         $
Pro forma net tangible book value per share as of September 30,
 1996............................................................  $
Increase in net tangible book value per share attributable to new investors.......................................................
                                                                   ------
Pro forma net tangible book value per share after the Offering...
                                                                          ------
Dilution per share to new investors..............................         $
                                                                          ======

  The following table sets forth on a pro forma basis as of September 30, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and by the new investors (at an assumed initial public
offering price of $      per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses):

                                 SHARES
                               PURCHASED    TOTAL CONSIDERATION
                             -------------- ----------------------  AVERAGE PRICE
                             NUMBER PERCENT  AMOUNT      PERCENT      PER SHARE
                             ------ ------- ----------  ----------  -------------
Existing stockholders.......             %  $                     %     $
New investors...............             %                        %
                             -----    ---   ----------    --------
    Total...................          100%  $                  100%
                             =====    ===   ==========    ========

  The foregoing table assumes no exercise of the Underwriters' over-allotment option.

  The above table gives effect to the Conversion and Combination. The table
above excludes an aggregate of     shares of Class A Common Stock reserved for
issuance upon exercise of options granted to certain employees of Modem Media prior to the Conversion which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. In the event such options are exercised, new investors would incur additional dilution of
$    per share from the amount shown in the table above. Also excludes an
aggregate of            shares of Class A Common Stock reserved for issuance
pursuant to the Company's Stock Option Plan, of which the Company intends to grant to certain officers and employees of the Company options to purchase shares of Class A Common Stock at the initial public offering price concurrently with the consummation of the Offering, and 200,000 shares of Class A Common Stock reserved for issuance pursuant to the Company's Purchase Plan. See "Management--Stock Plans," "Relationship With True North and Certain Transactions" and "Description of Capital Stock."

                         SELECTED FINANCIAL DATA

  The following selected financial data of the True North Units should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 and the balance sheet data as of December 31, 1994 and 1995 and September 30, 1996 are derived from financial statements of the True North Units that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The True North Units either had no operations or were not owned by True North prior to January 1, 1994. The unaudited pro forma data presented is included elsewhere in this Prospectus. The unaudited nine month selected financial data reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The operating results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year. The historical results are not necessarily indicative of the results of operations to be expected in the future, and the results of operations for current interim periods are not necessarily indicative of results to be expected for the entire year.

                                                                           PRO FORMA
                                                        NINE MONTHS       NINE MONTHS
                            YEAR ENDED     PRO FORMA       ENDED        ENDED SEPTEMBER
                           DECEMBER 31,    YEAR ENDED  SEPTEMBER 30,          30,
                          --------------  DECEMBER 31, ---------------  ----------------
                           1994   1995        1995      1995    1996     1995     1996
                          ------ -------  ------------ ------  -------  -------  -------
                                              (UNAUDITED)                 (UNAUDITED)
                                          -------------------           ----------------  ---
                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $4,020 $11,439    $24,541    $7,019  $14,367  $15,972  $26,794
Total operating
 expenses...............   3,655  13,294     25,833     7,751   16,175   16,582   28,241
Operating income (loss).     365  (1,855)    (1,292)     (732)  (1,808)    (610)  (1,447)
Net income (loss).......     256    (978)    (1,946)     (349)  (1,008)  (1,256)  (1,743)

                                     DECEMBER 31,                   PRO FORMA
                                    --------------  SEPTEMBER 30, SEPTEMBER 30,
                                     1994   1995        1996          1996
                                    ------ -------  ------------- -------------
                                                                   (UNAUDITED)
                                                                  -------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash............................... $  236 $   446     $     4       $ 3,909
Working capital....................    496   2,044       3,846         5,511
Total assets.......................  3,912  14,394      21,537        83,629
Capital lease obligations, less
 current portion...................    --      --          --            225
Stockholders' equity (deficit).....    418    (684)     (1,692)       59,819

                  SELECTED FINANCIAL DATA OF MODEM MEDIA

  The following selected financial data of Modem Media should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the fiscal years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 and the balance sheet data as of December 31, 1994 and 1995 and September 30, 1996 are derived from financial statements of Modem Media that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 are derived from the unaudited financial statements of Modem Media that are not included herein. The unaudited nine month selected financial data reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year. The historical results are not necessarily indicative of the results of operations to be expected in the future, and the results of operations for current interim periods are not necessarily indicative of results to be expected for the entire year.

                                                                  NINE MONTHS
                                                                     ENDED
                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                          ----------------------------------- -------------------
                           1991   1992   1993   1994   1995      1995      1996
                          ------ ------ ------ ------ ------- ----------- -------
                           (UNAUDITED)                        (UNAUDITED)
                          -------------                       -----------
                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $1,190 $1,306 $1,221 $4,335 $11,719   $7,570    $12,427
Total operating
 expenses...............     887  1,146    740  3,098   7,766    4,714     10,129
Operating income (loss).     303    160    481  1,237   3,953    2,856      2,298
Net income (loss) (1)...     303    155    484  1,241   3,960    2,860      2,292

                                       DECEMBER 31,
                            ---------------------------------- SEPTEMBER 30,
                             1991   1992   1993   1994   1995      1996
                            ------ ------ ------ ------ ------ -------------
                                (UNAUDITED)
                            --------------------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash......................  $   22 $  --  $    1 $    2 $  184    $3,905
Working capital...........     349    249    402  1,034  2,698     3,652
Total assets..............     473    350    565  1,854  7,463    12,784
Capital lease obligations,
 less current portion.....     --     --     --     --     186       225
Partners' capital.........     372    295    472  1,327  3,762     5,235

--------

(1) No provision for income taxes was made by Modem Media for the fiscal years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996 because Modem Media was a partnership for all such periods.

                        PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information is derived from the combination of the financial statements of the True North Units and Modem Media and, for the fiscal year ended December 31, 1995 and the nine month period ended September 30, 1995, R/GA Interactive. The pro forma financial information is intended to present the results of operations and financial position of the Company as if the acquisition of R/GA Interactive by the True North Units and the Conversion and the Combination had occurred on January 1, 1995. The Combination has been accounted for as a reverse acquisition using the purchase method with the True North Units as the acquiror in accordance with APB Opinion No. 16 and EITF 90-13. Accordingly, the purchase prices related to these acquisitions have been preliminarily allocated to assets and liabilities based on their estimated fair values as of the dates of the acquisitions. The cost in excess of fair value of the net assets acquired in the acquisitions was approximately $52,341,000, of which the $2,045,000 relating to the acquisition of R/GA Interactive is being amortized over ten years and the $50,296,000 relating to the Conversion and the Combination is being amortized over 20 years. The final purchase price allocations from the acquisition by True North of the Modem Media partnership interests is not expected to differ materially from this preliminary allocation, and there are no material contingencies related to this acquisition as of the date of this Prospectus.

  In October 1996, certain employees of Modem Media were granted options to purchase limited partnership interests in Modem Media which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. The Company will incur, on a pre-tax, pro forma basis, a one-time, non-cash charge of approximately $3,000,000 in the fourth quarter of 1996 relating to this grant. This charge will be treated as additional salaries and benefits expenses in the Company's pro forma results of operations for the fourth quarter and the full year ended December 31, 1996.

  The pro forma financial information may not be indicative of the results that actually would have occurred if the Conversion and the Combination had occurred at the beginning of the period indicated or that may be obtained in the future. The pro forma adjustments described in the accompanying notes to these pro forma statements of operations and balance sheets are based on available information and upon certain assumptions that management believes are reasonable. The pro forma statements of operations and balance sheets and notes thereto should be read in conjunction with the financial statements and notes thereto of the True North Units, Modem Media and R/GA Interactive, all of which are included elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31, 1995
                          ------------------------------------------------------------
                                                    R/GA
                          TRUE NORTH  MODEM      INTERACTIVE                    PRO
                          UNITS (1)   MEDIA  PRE-ACQUISITION (2) ADJUSTMENTS   FORMA
                          ---------- ------- ------------------- -----------  --------
                                                                     (UNAUDITED)
                                                                 ---------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
STATEMENT OF OPERATIONS
 DATA:
Revenues................   $11,439   $11,719       $1,383          $   --      $24,541
Salaries and benefits
 expenses...............     7,446     5,542          681              --       13,669
Office and general
 expenses...............     5,728     2,224        1,366              --        9,318
Goodwill and other
 intangibles
 amortization...........       120       --           --             2,726(3)    2,846
                           -------   -------       ------          -------    --------
  Total operating
   expenses.............    13,294     7,766        2,047            2,726      25,833
                           -------   -------       ------          -------    --------
Operating income (loss).    (1,855)    3,953         (664)          (2,726)     (1,292)
Other, net..............         4         7          --               --           11
                           -------   -------       ------          -------    --------
Income (loss) before
 provision (benefit) for
 income taxes...........    (1,851)    3,960         (664)          (2,726)     (1,281)
Provision (benefit) for
 income taxes...........      (873)      --           --             1,538(4)      665
                           -------   -------       ------          -------    --------
Net income (loss).......   $  (978)  $ 3,960       $ (664)         $(4,264)   $ (1,946)
                           =======   =======       ======          =======    ========
Loss per share..........                                                      $
                                                                              ========
Shares used to compute
 loss per share.........
                                                                              ========

--------
(1) Includes Northern Lights Interactive, Cf2GS and the technology development operations of True North for the full year 1995 and R/GA Interactive for the period July 1, 1995 to December 31, 1995.
(2) True North acquired R/GA Interactive on July 1, 1995. The transaction was accounted for using the purchase method of accounting. As a result, the True North Units' financial statements for 1995 include R/GA Interactive from the date of purchase and do not include the results of R/GA Interactive for the period January 1, 1995 to June 30, 1995.


(3) Represents six months amortization of R/GA Interactive goodwill totaling $102,000 and the annual amortization of goodwill of $2,515,000 over a 20-year period as a result of the Combination. Also, in 1996, management of the True North Units modified the terms of an earnout agreement relating to the 1994 acquisition of Cf2GS to guarantee annual minimum earnout payments in 1996, 1997 and 1998 to the former shareholders of Cf2GS, resulting in an adjustment to the Cf2GS goodwill amortization of $109,000.

(4) Reflects income taxes of $1,669,000 which would have been payable by Modem Media if Modem Media had operated as a corporation rather than as a partnership. Also reflects a tax benefit of $306,000 associated with R/GA Interactive pre-acquisition. Also reflects adjustment to the True North Units' tax benefit of $175,000 to reflect the effective tax rate.

                                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                          ----------------------------------------------------------------
                          TRUE NORTH                                                 PRO
                            UNITS       MODEM MEDIA            ADJUSTMENTS          FORMA
                          ---------- -------------------  ----------------------   -------
                                                                   (UNAUDITED)
                                                          --------------------------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
STATEMENT OF OPERATIONS
 DATA:
Revenues................   $14,367   $            12,427    $               --     $26,794
Salaries and benefits
 expenses...............     9,113                 7,177                    --      16,290
Office and general
 expenses...............     6,865                 2,952                    --       9,817
Goodwill and other
 intangibles
 amortization...........       197                   --                   1,937(1)   2,134
                           -------   -------------------    -------------------    -------
  Total operating
   expenses.............    16,175                10,129                  1,937     28,241
                           -------   -------------------    -------------------    -------
Operating income (loss).    (1,808)                2,298                 (1,937)    (1,447)
Other, net..............       --                     (6)                   --          (6)
                           -------   -------------------    -------------------    -------
Income (loss) before
 provision (benefit) for
 income taxes...........    (1,808)                2,292                 (1,937)    (1,453)
Provision (benefit) for
 income taxes...........      (800)                  --                   1,090(2)     290
                           -------   -------------------    -------------------    -------
Net income (loss).......   $(1,008)  $             2,292    $            (3,027)   $(1,743)
                           =======   ===================    ===================    =======
Loss per share..........                                                           $
                                                                                   =======
Shares used to compute
 loss per share.........
                                                                                   =======

--------

(1) Represents nine months of amortization of goodwill of $1,886,000 as a result of the Combination and an adjustment to the Cf2GS goodwill amortization of $51,000.

(2) Reflects income taxes of $966,000 which would have been paid by Modem Media if Modem Media had operated as a corporation rather than as a partnership. Also reflects an $124,000 adjustment to the True North Units' tax benefit to reflect the effective tax rate.

                                  NINE MONTHS ENDED SEPTEMBER 30, 1995
                          ------------------------------------------------------
                                                 R/GA
                                              INTERACTIVE
                          TRUE NORTH MODEM  PRE-ACQUISITION                PRO
                          UNITS (1)  MEDIA        (2)       ADJUSTMENTS   FORMA
                          ---------- ------ --------------- -----------  -------
                             (UNAUDITED)                        (UNAUDITED)
                          -----------------                 --------------------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
STATEMENT OF OPERATIONS
 DATA:
Revenues................    $7,019   $7,570     $1,383        $   --     $15,972
Salaries and benefits
 expenses...............     4,301    3,326        681            --       8,308
Office and general
 expenses...............     3,385    1,388      1,366            --       6,139
Goodwill and other
 intangibles
 amortization...........        65      --         --           2,070(3)   2,135
                            ------   ------     ------        -------    -------
  Total operating
   expenses.............     7,751    4,714      2,047          2,070     16,582
                            ------   ------     ------        -------    -------
Operating income (loss).      (732)   2,856       (664)        (2,070)      (610)
Other, net..............       --         4        --             --           4
                            ------   ------     ------        -------    -------
Income (loss) before
 provision (benefit) for
 income taxes...........      (732)   2,860       (664)        (2,070)      (606)
Provision (benefit) for
 income taxes...........      (383)     --         --           1,033(4)     650
                            ------   ------     ------        -------    -------
Net income (loss).......    $ (349)  $2,860     $ (664)       $(3,103)   $(1,256)
                            ======   ======     ======        =======    =======
Loss per share..........                                                 $
                                                                         =======
Shares used to compute
 loss per share.........
                                                                         =======

--------

(1) Includes Cf2GS and the technology development operations of True North for the full nine month period and R/GA Interactive from July 1, 1995 through September 30, 1995.


(2) True North acquired R/GA Interactive on July 1, 1995. The transaction was accounted for using the purchase method of accounting. As a result, the True North Units' financial statements for 1995 include R/GA Interactive from the date of purchase and do not include the results of R/GA Interactive for the period January 1, 1995 to June 30, 1995.

(3) Represents six months amortization of R/GA Interactive goodwill totaling $102,000, an $82,000 adjustment to the Cf2GS goodwill amortization and nine months of amortization of goodwill of $1,886,000 as a result of the Combination.

(4) Reflects income taxes of $1,205,000 which would have been paid by Modem Media if Modem Media had operated as a corporation rather than as a partnership. Also reflects a tax benefit of $306,000 associated with R/GA Interactive pre-acquisition. Also reflects an adjustment of $134,000 to the True North Units' tax benefit to reflect the effective tax rate.

                                              SEPTEMBER 30, 1996
                                  ----------------------------------------------
                                  TRUE NORTH  MODEM                   PRO
                                    UNITS     MEDIA   ADJUSTMENTS    FORMA
                                  ---------- -------  -----------   -------
                                                          (UNAUDITED)
                                                      ---------------------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash..........................   $     4   $ 3,905    $   --      $ 3,909
  Accounts receivable (including
   accounts receivable from
   Related Party)...............     5,822     4,575        --       10,397
  Accrued revenues..............     2,448       597        --        3,045
  Unbilled charges..............       719     1,852        --        2,571
  Income taxes receivable.......     1,052       --      (1,052)(1)     --
  Prepaid income taxes..........       168       --          64 (2)     232
  Prepaid expenses and other
   current assets...............       179        47        --          226
                                   -------   -------    -------     -------
    Total current assets........    10,392    10,976       (988)     20,380
  Property and equipment
     --cost.....................     5,471     2,552       (764)(3)   7,259
     --accumulated depreciation.      (873)     (764)       764 (3)    (873)
                                   -------   -------    -------     -------
    Total property and
     equipment, net.............     4,598     1,788        --        6,386
  Goodwill and other
   intangibles..................     6,545       --      50,296 (3)  56,841
  Other assets..................         2        20        --           22
                                   -------   -------    -------     -------
    Total assets................   $21,537   $12,784    $49,308     $83,629
                                   =======   =======    =======     =======
  Accounts payable..............   $ 1,822   $ 4,151        --      $ 5,973
  Other current liabilities.....     1,685       940        --        2,625
  Advanced billings.............     3,038     2,140        --        5,178
  Current portion of capital
   lease obligations............       --         93        --           93
  Income taxes payable..........       --        --         999 (2)     999
                                   -------   -------    -------     -------
    Total current liabilities...     6,545     7,324        999      14,868
  Noncurrent earnout payable....     1,967       --         --        1,967
  Deferred tax liability........       643       --         107 (2)     750
  Intercompany loans payable....    14,074       --      (8,074)(1)   6,000
  Capital lease obligations,
   less current portion.........       --        225        --          225
  Stockholders' equity/Partners'
   capital(4)...................    (1,692)    5,235      7,022 (1)  59,819
                                                         (1,042)(2)
                                                         50,296 (3)
                                   -------   -------    -------     -------
    Total liabilities and
     stockholders' equity.......   $21,537   $12,784    $49,308     $83,629
                                   =======   =======    =======     =======

--------

(1) Represents the contribution of intercompany debt of $8,074,000 and income taxes receivable ($1,052,000) by True North to the True North Units.

(2) Represents income taxes payable by Modem Media of $1,042,000 related to the Conversion.

(3) Represents revaluation of assets and liabilities of Modem Media to fair market value, based upon a purchase price of $55,531,000. The cost in excess of fair value of the net assets acquired in the Combination has been preliminarily allocated primarily to goodwill, as the value of various non-compete agreements, client lists, the assembled workforce and other like intangibles is not anticipated to be material.

(4) Pro forma stockholders' equity is comprised of Common Stock, $0.001 par value; 39,906,200 shares of Class A Common Stock and 5,093,800 shares of
    Class B Common Stock authorized,     shares of Class A Common Stock and
    5,093,800 shares of Class B Common Stock issued and outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company's revenues are derived principally from fees for interactive marketing and digital design and production services rendered, and to a lesser extent, fees for traditional advertising, direct marketing and database management services rendered and commissions on media and production costs. Interactive marketing operations include: customized product positioning; creation, production, updating and maintenance of Web sites and other communications; analysis of customer requests, purchases and behaviors; delivery of uniform and updated information tools for sales forces; and technical consulting. The Company's clients generally hire the Company on an assignment basis rather than on a retainer basis. Except for services performed by R/GA Interactive, revenues are recognized from clients on a fixed-fee basis and, to a lesser extent, on a time-plus-cost of materials basis, with pass through of third-party production and media costs, and are stated net of such third-party costs. R/GA Interactive's revenues include certain third-party production and media costs not separately recoverable from clients. Revenues are recognized as services are performed (or, in the case of fixed fee projects, on a percentage of completion method based on labor costs incurred), and any payments received in advance of services performed are recorded as advance billings. Provisions for losses on uncompleted contracts are recognized in the period in which such losses are determined. Pro forma revenues derived from digital interactive marketing activities accounted for 76.2% of total pro forma revenues in the first nine months of 1996.

  Salaries and benefits represent a majority of the Company's operating expenses. These expenses include compensation, bonus payments, payroll taxes, employment insurance costs, temporary and freelance labor, and, with respect to Modem Media, compensation payments to partners. Office and general expenses are comprised of depreciation, office rent, office equipment and rental, utilities, professional and consulting fees, R/GA Interactive's third-party production expenses, travel and entertainment, office supplies and other related expenses.

  In connection with the Combination, the Company and True North have entered into certain intercompany agreements providing for various interim and ongoing services and relationships. The costs for such services are primarily allocated to the Company based on the Company's pro rata share of the costs of those services, or in some instances, the additional costs to True North for providing such services to the Company. True North will continue to provide certain of these services for a period of twelve months following the Combination, and may terminate such services on six months' prior written notice. In addition, income taxes were calculated as if the Company and True North filed separate tax returns and True North's tax strategies may not necessarily reflect the tax strategies of the Company. See "Relationship With True North and Certain Transactions."

  The True North Units have historically derived a portion of their revenues from the provision of services to clients of True North. As such, a portion of the revenues of True North are shared with the True North Units, based upon the value of the services provided by the True North Units to True North's clients on a time and materials basis. In addition, in the third quarter of 1996, the True North Units derived revenues from True North under an intellectual property agreement for the operation of True North's intranet. On a pro forma basis, the total revenues from the provision of services to clients of True North and related to the intellectual property agreement with True North represented approximately 4%, 2% and 13% of combined revenues of the Company for 1995 and for the nine months ended September 30, 1995 and 1996, respectively. See "Relationship with True North and Certain Transactions--Intercompany Agreements--Intellectual Property Agreement."

  Because the Conversion and the Combination were effective following the periods covered by the historical financial statements included herein, such statements do not reflect the current composition of the Company. Management believes that the pro forma statement of operations data presented in the pro forma financial information and discussed below, which gives effect to the Conversion and the Combination as if both had occurred at the beginning of the periods presented, is useful in evaluating the effect of these transactions on the Company. Such pro forma information may not, however, be indicative of the results of operations of the Company that actually would have occurred had the Conversion and the Combination occurred at the beginning of such periods, or of the results of operations that may be obtained by the combined businesses in the future.

  The Company has incurred, on a pro forma basis, operating losses during most of its limited operating history. The primary cause of these losses is the start-up nature of the operations of the True North Units, the policy of the True North Units to expense research and development costs as incurred, the expansion of operations at certain acquired operations in late 1995 and early 1996, and the amortization of goodwill. During late 1995 and early 1996, the Company added additional personnel, technology and overhead to support its start-up operations and the anticipated revenue growth of its other operations. Management believes that improved operating results will require increased revenues to more efficiently utilize the personnel and other resources added to support the Company's growth. The Company recorded operating income, on a pro forma basis, for the quarter ended September 30, 1996. Revenues for the period increased principally due to increased business with existing clients, seasonal trends in the Company's industry and initial revenues from the Company's technology development operations. Revenues for the period increased at a rate faster than operating expenses, certain of which declined as a result of the closure of the Los Angeles office of R/GA Interactive. There can be no assurance that the Company will be successful in continuing to address its pro forma operating losses or that revenue growth will continue at a rate exceeding the growth of operating expenses. See "--Pro Forma Quarterly Results of Operations."

  The Company will incur, on a pre-tax, pro forma basis, a one-time, non-cash charge of approximately $3.0 million in the fourth quarter of 1996 relating to the grant, in October 1996, to certain employees of Modem Media of options to purchase limited partnership interests in Modem Media which were converted into options to purchase Class A Common Stock of the Company in connection with the Conversion. This charge will be treated as additional salaries and benefits expenses in the Company's pro forma results of operations for the fourth quarter and full year ended December 31, 1996. The $3.0 million charge was based upon the percentage of the Modem Media partnership granted as options to certain employees of Modem Media as compared to the total value of the Modem Media partnership. The total value of the Modem Media partnership was based on the consideration paid by True North in the Combination, a privately-negotiated transaction. See "Risk Factors--Limited Operating History; History of Operating Losses; No Assurance of Profitability" and "-- Variability of Operating Results."

HISTORICAL AND PRO FORMA RESULTS OF OPERATIONS

  The following table sets forth certain items from the True North Units' historical and the Company's pro forma statements of operations included elsewhere in this Prospectus.

                            YEAR ENDED DECEMBER 31,    NINE MONTHS ENDED SEPTEMBER 30,
                          ---------------------------- ----------------------------------
                                          1995           HISTORICAL        PRO FORMA
                                  -------------------- ---------------  -----------------
                           1994   HISTORICAL PRO FORMA  1995    1996     1995      1996
                          ------  ---------- --------- ------  -------  -------  --------
                                               (UNAUDITED)                (UNAUDITED)
                                             ----------------           -----------------
                                                (IN THOUSANDS)
Revenues................  $4,020   $11,439    $24,541  $7,019  $14,367  $15,972  $ 26,794
Salaries and benefits
 expenses...............   2,579     7,446     13,669   4,301    9,113    8,308    16,290
Office and general
 expenses...............   1,060     5,728      9,318   3,385    6,865    6,139     9,817
Goodwill and other
 intangibles
 amortization...........      16       120      2,846      65      197    2,135     2,134
                          ------   -------    -------  ------  -------  -------  --------
Operating income (loss).     365    (1,855)    (1,292)   (732)  (1,808)    (610)   (1,447)
Other, net..............     (39)        4         11     --       --         4        (6)
Provision (benefit) for
 income taxes...........      70      (873)       665    (383)    (800)     650       290
                          ------   -------    -------  ------  -------  -------  --------
Net income (loss).......  $  256   $  (978)   $(1,946) $ (349) $(1,008) $(1,256) $ (1,743)
                          ======   =======    =======  ======  =======  =======  ========

  The following table sets forth certain items from the True North Units' historical and the Company's pro forma statements of operations as a percentage of total revenues on an historical and a pro forma basis for the periods indicated:

                                                         NINE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                          --------------------------- -----------------------------
                                         1995         HISTORICAL       PRO FORMA
                                 -------------------- -------------   -------------
                          1994   HISTORICAL PRO FORMA 1995    1996    1995    1996
                          -----  ---------- --------- -----   -----   -----   -----
                                              (UNAUDITED)             (UNAUDITED)
                                            ---------------           -------------
Revenues................  100.0%   100.0%     100.0%  100.0 % 100.0%  100.0%  100.0%
Salaries and benefits
 expenses...............   64.1     65.1       55.7    61.3    63.4    52.0    60.8
Office and general
 expenses...............   26.4     50.1       38.0    48.2    47.8    38.4    36.6
Goodwill and other
 intangibles
 amortization...........    0.4      1.0       11.5     0.9     1.4    13.4     8.0
                          -----    -----      -----   -----   -----   -----   -----
Operating income (loss).    9.1    (16.2)      (5.2)  (10.4)  (12.6)   (3.8)   (5.4)
Other, net..............   (1.0)     --         --      --      --      --      --
Provision (benefit) for
 income taxes...........    1.7     (7.6)       2.7    (5.5)   (5.6)    4.1     1.1
                          -----    -----      -----   -----   -----   -----   -----
Net income (loss).......    6.4%    (8.6)%     (7.9)%  (4.9)%  (7.0)%  (7.9)%  (6.5)%
                          =====    =====      =====   =====   =====   =====   =====

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Pro forma revenues increased $10.8 million, or 67.8%, from $16.0 million in the nine months ended September 30, 1995 to $26.8 million in the same period in 1996. Revenues derived from Modem Media represented 47.4% and 46.4% of pro forma revenues for such periods in 1995 and 1996, respectively, with the remainder from the True North Units (assuming the acquisition of R/GA Interactive as of January 1, 1995). Pro forma revenues increased primarily as a result of increased services provided to existing clients, principally AT&T, the completion of certain projects for existing clients and, to a lesser extent, services provided to new clients of the Company, partially offset by reduced revenues received from certain other clients. Pro forma revenues from services performed for AT&T represented 39.6% and 41.5% of the Company's pro forma revenues for the nine months ended September 30, 1995 and 1996, respectively.

  Salaries and Benefits Expenses. Pro forma salaries and benefits expenses increased $8.0 million, or 96.1%, from $8.3 million in the nine months ended September 30, 1995 to $16.3 million in the same period in 1996. Salaries and benefits expenses represented 52.0% and 60.8% of pro forma revenues in the nine months ended September 30, 1995 and 1996, respectively. Of the $8.0 million increase, $5.3 million was attributable to an increase in personnel to better service and manage the growth and actively pursue new business at Modem Media, Northern Lights Interactive and Cf2GS, $1.7 million was attributable to the Company's technology development operations and the remaining $1.0 million was attributable to the expansion of R/GA Interactive's operations (including $570,000 attributable to the Los Angeles office which opened in the fourth quarter of 1995 and was closed in July 1996). The Company intends to add staff to meet its future growth, if any, as well as to enhance its financial systems and to integrate the combined businesses. As a result, the Company expects that salaries and benefits expenses will continue to represent a significant percentage of the Company's revenues. However, the Company does not expect the salaries and benefits expenses incurred by the Los Angeles operation of R/GA Interactive to recur in the future due to the closure of the Los Angeles office.

  Office and General Expenses. Pro forma office and general expenses increased $3.7 million, or 59.9%, from $6.1 million in the nine months ended September 30, 1995 to $9.8 million in the same period in 1996. Office and general expenses represented 38.4% and 36.6% of pro forma revenues in the nine months ended September 30, 1995 and 1996, respectively. The increase in pro forma office and general expenses was due primarily to increased office rent, principally as a result of Modem Media relocating to larger offices in the second half of 1995; increased depreciation expense, resulting principally from capital expenditures for equipment for new employees and the Company's intranet products; and increased utility costs, resulting from the increased number of employees and the cost of upgrading telecommunications equipment. In addition, costs associated with the operations of Northern Lights Interactive and increased fees and services from third-party providers used by R/GA Interactive, as well as the opening of R/GA Interactive's Los Angeles office, contributed to the increase in pro forma office and general expenses. The Company anticipates that office and general expenses will continue to represent a significant percentage of the Company's revenues. See "Business-- Facilities."

  Goodwill and Other Intangibles Amortization. Goodwill and other intangibles amortization is principally related to the Combination (amortized over a 20-year period) and the acquisition of R/GA Interactive (amortized over a ten-year period).

  Operating Income (Loss). As a result of the foregoing, the pro forma operating loss for the nine months ended September 30, 1995 was $610,000, compared to $1.4 million for the nine months ended September 30, 1996. Approximately $850,000 of the Company's pro forma operating loss for the nine months ended September 30, 1996 is attributable to the Los Angeles office of R/GA Interactive, which was closed in July 1996.

  Income Taxes. The Company provided tax expense of $650,000 and $290,000 on pre-tax losses of $610,000 and $1.4 million for the nine months ended September 30, 1995 and 1996, respectively. The implied tax rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and the effect of state income taxes.

  Net Income (Loss). The pro forma net loss was $1.3 million in the nine months ended September 30, 1995 as compared to $1.7 million in the same period of 1996.

PRO FORMA QUARTERLY RESULTS OF OPERATIONS

  The following tables present certain unaudited statements of operations data on a pro forma basis for each of the seven fiscal quarters to September 30, 1996 as well as such data expressed as a percentage of the Company's total pro forma revenues for the periods indicated. These data are based on unaudited pro forma financial statements of the Company and have been prepared by the Company on a basis consistent with the financial statements included elsewhere in this Prospectus, after giving effect to the Conversion and the Combination. These data include all adjustments that the Company considers necessary for a fair presentation thereof.

                                               THREE MONTHS ENDED
                          ---------------------------------------------------------------------
                                                                                         SEP.
                          MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,  MAR. 31,   JUNE 30,     30,
                            1995      1995      1995      1995      1996       1996      1996
                          --------  --------  --------  --------  --------   --------   -------
                                            (UNAUDITED, IN THOUSANDS)
                          ---------------------------------------------------------------------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................   $4,863    $5,170    $5,939    $8,569   $ 7,820    $ 8,173    $10,801
Salaries and benefits
 expenses...............    2,204     2,786     3,318     5,361     5,581      5,470      5,239
Office and general
 expenses...............    1,839     1,832     2,468     3,179     3,229      3,003      3,585
Goodwill and other
 intangibles
 amortization...........      712       711       712       711       712        711        711
                           ------    ------    ------    ------   -------    -------    -------
Operating income (loss).      108      (159)     (559)     (682)   (1,702)    (1,011)     1,266
Other, net..............        1         4        (1)        7        (2)        (9)         5
Provision (benefit) for
 income taxes...........      349       236        65        15      (422)      (131)       843
                           ------    ------    ------    ------   -------    -------    -------
Net income (loss).......   $ (240)   $ (391)   $ (625)   $ (690)  $(1,282)   $  (889)   $   428
                           ======    ======    ======    ======   =======    =======    =======
AS A PERCENTAGE OF
 REVENUES:
Revenues................    100.0%    100.0%    100.0%    100.0%    100.0%     100.0%     100.0%
Salaries and benefits
 expenses...............     45.3      53.9      55.9      62.6      71.4       66.9       48.5
Office and general
 expenses...............     37.8      35.4      41.5      37.1      41.3       36.8       33.2
Goodwill and other
 intangibles
 amortization...........     14.6      13.8      12.0       8.3       9.1        8.7        6.6
                           ------    ------    ------    ------   -------    -------    -------
Operating income (loss).      2.3      (3.1)     (9.4)     (8.0)    (21.8)     (12.4)      11.7
Other, net..............      --        0.1       --        0.1       --        (0.1)       0.1
Provision (benefit) for
 income taxes...........      7.2       4.6       1.1       0.2      (5.4)      (1.6)       7.8
                           ------    ------    ------    ------   -------    -------    -------
Net income (loss).......     (4.9)%    (7.6)%   (10.5)%    (8.1)%   (16.4)%    (10.9)%     4.0%
                           ======    ======    ======    ======   =======    =======    =======

  Revenues. Pro forma revenues increased from the third to fourth quarter of 1995 primarily as a result of increased business with the Company's existing clients (principally the implementation of new programs for the Company's major clients) as well as revenues derived from Northern Lights Interactive, which was established by True North in the fourth quarter of 1995, and R/GA Interactive. To a lesser extent, business from new clients contributed to the increase in pro forma revenues in the fourth quarter. The decrease in pro forma revenues from the fourth quarter of 1995 to the first and second quarters of 1996 primarily reflects seasonal trends of the Company's industry. The Company experiences some variation in operating results throughout the year which result in part from timing of product introductions, business cycles of the Company's clients and marketing communications spending patterns in general. The Company's revenues have historically been higher during the second half of the Company's fiscal year. Revenues in the third quarter of 1996 increased 32.1% compared to the second quarter of 1996 due principally to increased business with existing clients, seasonal trends in the Company's industry and initial revenues from the Company's technology development operations.

  Salaries and Benefits Expenses. Pro forma salaries and benefits expenses generally increased over the five quarters ended March 31, 1996, increasing from a low of 45.3% of pro forma revenues in the first quarter of 1995 to a high of 71.4% of pro forma revenues in the first quarter of 1996. Salaries and benefits expenses were 48.5% of pro forma revenues in the third quarter of 1996. During late 1995 and the first six months of 1996,

Modem Media, as well as the True North Units, increased personnel to manage growth and actively pursue new client business. In addition, certain of the Company's digital interactive marketing and technology development operations through June 1996 had incurred significant salaries and benefits expense, but had not recorded significant revenues. The Company anticipates that it will continue to incur substantial costs to hire and train personnel for these operations for the foreseeable future. The expansion of the R/GA Interactive operations to open a Los Angeles office in the fourth quarter of 1995, which subsequently closed in July 1996, also contributed to the increase in pro forma salaries and benefits expenses during the first half of 1996 as compared to the last half of 1995.

  Office and General Expenses. Pro forma office and general expenses have increased over the seven quarters ended September 30, 1996 consistent with the growth in revenues for these periods and, as a result, pro forma office and general expenses as a percentage of pro forma revenues have remained relatively stable, ranging from a low of 35.4% in the second quarter of 1995 to a high of 41.5% in the third quarter of 1995 and were 33.2% in the third quarter of 1996. The expansion of the R/GA Interactive operations, and the development of certain of the Company's digital interactive marketing (Northern Lights Interactive) and technology development operations which have incurred increased costs during the past seven quarters without generating a significant increase in revenues, has resulted in pro forma office and general expenses representing a relatively high percentage of the Company's pro forma revenues.

  Operating Income (Loss). Pro forma operating income for the five quarters ended March 31, 1996 steadily declined. The operations of R/GA Interactive, Northern Lights Interactive and the Company's technology group have resulted in operating losses due to the expansion of R/GA Interactive's Los Angeles office in the fourth quarter of 1995 and its closure in July 1996, as well as the substantial start-up costs associated with the development of the operations of Northern Lights Interactive and the Company's technology development group. The operating loss declined in the second quarter of 1996 as compared to the first quarter of 1996. The effect of $350,000 of additional revenues and a $340,000 reduction in operating expenses (principally office and general expenses at Modem Media), resulted in the operating loss being reduced from $1.7 million in the first quarter of 1996 to $1.0 million in the second quarter of 1996. Operating income of $1.3 million on a pro forma basis was generated by the Company in the third quarter of 1996, reversing the operating loss trend experienced in the first two quarters of 1996. The generation of $2.6 million in additional revenues ($2.2 million of which was generated by the True North Units) as compared to the second quarter of 1996, without substantial increases in operating expenses, led to the operating improvement. The Company realized the benefit of its investment in additional personnel in the last half of 1995 and the first half of 1996, which permitted the Company to generate additional revenues without significantly changing its cost structure.

TRUE NORTH UNITS HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Revenues increased $7.4 million, or 104.7%, from $7.0 million in the nine months ended September 30, 1995 to $14.4 million in the same period of 1996. The primary reason for this increase is the effect of $2.9 million of revenues generated by the Northern Lights Interactive operations, which were begun by True North in the fourth quarter of 1995. In addition, the first nine months of 1996 include a full nine months of operations of R/GA Interactive, which was acquired by True North in July 1995. The effect in 1996 is an increase in revenues of $2.8 million from the inclusion of the additional six months of operations and revenues from R/GA Interactive's Los Angeles location during the first six months of 1996. In addition, Cf2GS experienced a $1.0 million, or 18.9%, increase in revenues during the first nine months of 1996 as compared to the same period of 1995. The growth in revenues for Cf2GS is primarily attributable to increased services (principally the implementation of new programs) provided to its existing client base. Finally, revenues were recognized for the first time in the third quarter of 1996 for the technology development operations, as the Company's intranet product, developed initially for True North, became operational.

  Salaries and Benefits Expenses. Salaries and benefits expenses increased $4.8 million, or 111.9%, from $4.3 million in the nine months ended September 30, 1995 to $9.1 million in the same period of 1996. Salaries and benefits expenses represented 61.3% and 63.4% of revenues in the nine month periods ended September 30, 1995 and 1996, respectively. The effect of the start-up and recently acquired operations referred to above under revenues also are the primary factors for the increase in salaries and benefit expenses. The Northern Lights Interactive salaries and benefits expenses for the first nine months of 1996 were $1.6 million compared to none in the first nine months of 1995. The salaries and benefits expenses of R/GA Interactive increased during the first nine months of 1996 by $1.7 million over the first nine months of 1995 as a result of the inclusion of these operations for a full nine month period in 1996 as compared to only three months in 1995 as well as the expansion of the R/GA Interactive operations through the opening of a Los Angeles office in the fourth quarter of 1995, which subsequently closed in July 1996. The Cf2GS operations also experienced a $1.1 million, or 41.2%, increase in salaries and benefits expenses during the first nine months of 1996 as compared to the same period of 1995. Cf2GS has increased personnel to better service and manage the growth of its business and actively pursue new business during the first nine months of 1996, resulting in increased salaries and benefits costs. Finally, it is the policy of the True North Units to expense research and development costs as incurred. The salaries and benefits expenses incurred by the True North Units' technology development operations have, accordingly, been expensed since inception.

  Office and General Expenses. Office and general expenses increased $3.5 million, or 102.8%, from $3.4 million in the nine months ended September 30, 1995 to $6.9 million in the same period in 1996. Office and general expenses represented 48.2% and 47.8% of revenues in the nine months ended September 30, 1995 and 1996, respectively. The increases in office and general expenses can be attributed to the establishment of the Northern Lights Interactive operations in the fourth quarter of 1995, which added $1.2 million of office and general expenses in the first nine months of 1996. The acquisition of R/GA Interactive in July 1995 and the subsequent operation of this business at an expanded level of activity in 1996 increased office and general expenses by $1.7 million in the first nine months of 1996 as compared to the same period of 1995. The Cf2GS operations experienced a $320,000, or a 20.3%, increase in office and general expenses, in line with the increase in revenues. The technology development operations of the True North Units also experienced an increase in office and general expenses, as depreciation expense related to the capitalized portions of the intellectual property group's assets was recognized for the first time in the third quarter of 1996, in line with the recognition of revenues for this operation for the first time.

  The True North Units have been charged for certain office and general expenses through allocations from its parent, True North. Such items charged include, but are not limited to, occupancy and services costs in shared facilities, administrative costs for various benefit plans and accounting, corporate and treasury services. Such allocations for shared facilities and services are believed to be not materially different than the cost of receiving these services from independent third parties. These costs are expected to increase in the future, based upon the growth of the operations of the True North Units. In addition, the Company expects that it may incur additional costs associated with being a public company.

  Amortization of Goodwill. Goodwill amortization increased significantly in the first nine months of 1996 as compared to the same period of 1995. The increase is due to the inclusion of the operations, and the related goodwill amortization, of R/GA Interactive for a full nine month period in 1996 as compared to the inclusion of only three months of such amortization in the 1995 period.

  Operating Income (Loss). As a result of all of the foregoing, the operating loss increased from $730,000 in the first nine months of 1995 to $1.8 million in the first nine months of 1996.

  Income Taxes. The effective income tax benefit rate was 52.4% and 44.2% for the nine months ended September 30, 1995 and 1996, respectively. These rates differ from the federal statutory rate primarily due to the effect of state income taxes, which was partially offset by the effect of non-deductible goodwill amortization.

  Net Income (Loss). The net loss was $350,000 in the nine months ended September 30, 1995 as compared to $1.0 million in the same period of 1996.

TRUE NORTH UNITS HISTORICAL YEARS ENDED DECEMBER 31, 1994 AND 1995

  The True North Units either had no operations or were not owned by True North prior to January 1, 1994. Consequently, the only annual comparative presented is for the full year 1994 compared to the full year 1995. During the 1994 and 1995 period, the True North Units were comprised of the database marketing operations, which were begun by True North in January 1994, Cf2GS, which was acquired by True North in April 1994, R/GA Interactive, which was acquired by True North in July 1995, the technology development operations, which were begun by True North in January 1995 and the operations of Northern Lights Interactive, which were begun by True North in the fourth quarter of 1995.

  Revenues. Revenues were $4.0 million and $11.4 million for the years ended December 31, 1994 and 1995, respectively. The increase in revenues between 1994 and 1995 resulted principally from increased services to existing clients of Cf2GS, which experienced an increase in revenues from $3.1 million in the last nine months of 1994 (the date of acquisition was April 1994) to $7.6 million for all of 1995. In addition, R/GA Interactive, acquired by True North in July 1995, added $2.1 million to revenues in 1995. The effect of the start-up of the Northern Lights Interactive operations in the fourth quarter of 1995 contributed $550,000 to revenues in 1995.

  Salaries and Benefits Expenses. Salaries and benefits expenses increased from $2.6 million in 1994 to $7.4 million in 1995. As a percentage of revenues, salaries and benefits expenses represented 64.1% and 65.1% of revenues in 1994 and 1995, respectively. The increase in salaries and benefits expenses was primarily due to the significant increase in personnel to accommodate the growth of Cf2GS, which added $2.1 million to salaries and benefits expenses in 1995. In addition, the effect of the acquisition of the R/GA Interactive operations, which had salaries and benefits expenses of $1.4 million in 1995, and the start-up of the Northern Lights Interactive and technology development operations during 1995, which together added $1.2 million to salaries and benefits expenses in 1995, comprise the major portion of the remaining increase over 1994.

  Office and General Expenses. Office and general expenses increased from $1.1 million in 1994 to $5.7 million in 1995. As a percentage of revenues, office and general expenses were 26.4% and 50.1% of revenues in 1994 and 1995, respectively. The principal reason for both the dollar and percentage increase was due to the acquisition of R/GA Interactive. This operation has a high percentage of office and general expenses associated with it because it utilizes a large portion of outside contract work which is classified as an office and general expense. The inclusion of R/GA Interactive for six months of 1995 added $1.6 million to office and general expenses. The office and general expenses of the Cf2GS operation increased by $1.4 million in 1995 as compared to 1994, which was approximately in line with the increase in revenues from 1994. Finally, the start-up of the Northern Lights Interactive and technology development operations contributed $1.3 million to the increased office and general expenses in 1995 as compared to 1994.

  Amortization of Goodwill. Goodwill amortization increased significantly in 1995 as compared to 1994. The increase is due to the acquisition of R/GA Interactive in July 1995 and the inclusion of the operations, and the related goodwill amortization, since that date.

  Operating Income (Loss). As a result of all of the foregoing, operating income was $365,000 in 1994 compared to an operating loss of $1.9 million in 1995.

  Income Taxes. The effective income tax rate was 21.5% in 1994 and the income tax benefit rate was 47.1% for 1995. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization in both 1994 and 1995. In addition, the effect of state income taxes in 1995 and the effect of tax basis differentials resulting from the acquisition of Cf2GS in 1994 also cause the effective tax rates in these respective periods to differ from the federal statutory rate.

  Net Income (Loss). Net income was $260,000 in 1994. The net loss was $1.0 million in 1995.

MODEM MEDIA HISTORICAL RESULTS OF OPERATIONS

  The following table sets forth certain items from Modem Media's historical statements of operations included elsewhere in this Prospectus.

                                      YEAR ENDED DECEMBER   NINE MONTHS ENDED
                                              31,             SEPTEMBER 30,
                                     --------------------- -------------------
                                      1993   1994   1995      1995      1996
                                     ------ ------ ------- ----------- -------
                                                           (UNAUDITED)
                                                  (IN THOUSANDS)
Revenues............................ $1,221 $4,335 $11,719   $7,570    $12,427
Salaries and benefits expenses......    406  2,239   5,542    3,326      7,177
Office and general expenses.........    334    859   2,224    1,388      2,952
Goodwill and other intangibles
 amortization.......................    --     --      --       --         --
                                     ------ ------ -------   ------    -------
Operations income (loss)............    481  1,237   3,953    2,856      2,298
Other, net..........................      3      4       7        4         (6)
Provision (benefit) for income
 taxes..............................    --     --      --       --         --
                                     ------ ------ -------   ------    -------
Net income (loss)................... $  484 $1,241 $ 3,960   $2,860    $ 2,292
                                     ====== ====== =======   ======    =======

  The following table sets forth certain items from Modem Media's historical statements of operations as a percentage of total revenues for the periods indicated:

                                           YEAR ENDED        NINE MONTHS ENDED
                                          DECEMBER 31,         SEPTEMBER 30,
                                        -------------------  -----------------
                                        1993   1994   1995      1995     1996
                                        -----  -----  -----  ----------- -----
                                                             (UNAUDITED)
Revenues............................... 100.0% 100.0% 100.0%    100.0%   100.0%
Salaries and benefits expenses.........  33.2   51.7   47.3      43.9     57.7
Office and general expenses............  27.4   19.8   19.0      18.4     23.8
Goodwill and other intangibles
 amortization..........................   --     --     --        --       --
                                        -----  -----  -----     -----    -----
Operating income (loss)................  39.4   28.5   33.7      37.7     18.5
Other, net.............................   0.2    0.1    0.1       0.1     (0.1)
Provision (benefit) for income taxes...   --     --     --        --       --
                                        -----  -----  -----     -----    -----
Net income (loss)......................  39.6%  28.6%  33.8%     37.8%    18.4%
                                        =====  =====  =====     =====    =====

MODEM MEDIA HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Revenues increased $4.8 million, or 64.2%, from $7.6 million in the nine months ended September 30, 1995 to $12.4 million in the same period of 1996. The growth in revenues was attributed principally to increased services provided to Modem Media's largest client, AT&T, which accounted for 74.5% and 82.0% of Modem Media's revenues for the nine month periods ended September 30, 1995 and 1996, respectively.

  Salaries and Benefits Expenses. Salaries and benefits expenses increased $3.9 million, or 115.8%, from $3.3 million in the nine months ended September 30, 1995 to $7.2 million in the same period in 1996. Salaries and benefits expenses represented 43.9% and 57.7% of revenues in the nine month periods ended September 30, 1995 and 1996, respectively. Modem Media's rate of revenue growth in 1995 substantially exceeded the rate of growth in the number of personnel added to service the additional business. During the first half of 1996, Modem Media increased personnel to better service and manage the growth of its business and actively pursue new client business. As a result of such increase in personnel, salaries and benefits expenses as a percentage of revenues increased in the nine month period ended September 30, 1996 compared to the same period in 1995.

  Office and General Expenses. Office and general expenses increased $1.6 million, or 112.7%, from $1.4 million in the nine months ended September 30, 1995 to $3.0 million in the same period in 1996. Office and general expenses represented 18.4% and 23.8% of revenues in the nine month periods ended September 30, 1995 and 1996, respectively. In the first nine months of 1995, Modem Media's rate of revenue growth significantly exceeded the rate of growth in its physical operating facilities. Modem Media's office space and other resources were constrained during this time period and, as a result, Modem Media moved from its prior operating location in the third quarter of 1995 to its current operating location. Office and general expenses represented a higher percentage of Modem Media's revenues in 1996 primarily due to higher expenses, including: office rent resulting from Modem Media's relocation to larger facilities; depreciation expense, resulting from increased capital expenditures for technology required to support the growth in Modem Media's business, including the increase in employees; and increased utility costs and costs necessary to upgrade Modem Media's telecommunications capabilities. In addition, Modem Media incurred approximately $300,000 of expenses in the third quarter of 1996 related to the Combination, which is reflected in office and general expenses in the nine months ended September 30, 1996.

  Operating Income. As a result of all of the foregoing, operating income was $2.9 million in the first nine months of 1995 compared to $2.3 million in the same period of 1996.

  Income Taxes. No provision for income taxes was made in either the first nine months of 1995 or the same period of 1996 because of Modem Media's partnership structure.

MODEM MEDIA HISTORICAL YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  Revenues. Revenues were $1.2 million, $4.3 million and $11.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. The increase in revenues between 1993 and 1995 resulted principally from the increased services provided to existing clients, and to a lesser extent new clients. Revenues derived from AT&T grew from 29.0% of Modem Media's revenues in 1993 to 78.4% in 1995. The increase in revenues derived from AT&T was primarily attributable to the implementation of several additional programs for various units of AT&T. In addition, increased revenues derived from two other significant clients were partially offset by reductions and cancellations of services for other clients.

  Salaries and Benefits Expenses. Salaries and benefits expenses, including compensation payments to partners, increased from $410,000 in 1993 to $2.2 million in 1994 and $5.5 million in 1995. As a percentage of revenues, salaries and benefits expenses represented 33.2%, 51.7% and 47.3% of revenues in 1993, 1994 and 1995, respectively. The increase in salaries and benefits expenses was primarily due to the significant increase in personnel and in temporary and freelance labor to accommodate Modem Media's growth. In addition, salaries and benefits expenses as a percentage of revenues increased from 1993 to 1994 primarily as a result of Modem Media's growth and decreased slightly from 1994 to 1995 due in part to a higher rate of growth in revenues as compared to the rate of increase in personnel during 1995.

  Office and General Expenses. Office and general expenses have increased from $330,000 in 1993 to $860,000 in 1994 and $2.2 million in 1995. As a percentage of revenues, office and general expenses decreased from 1993 to 1995 and represented 27.4%, 19.8% and 19.0% of revenues in 1993, 1994 and 1995, respectively. The spending increases resulted primarily from Modem Media's efforts to build an infrastructure to support its growth. Such expenditures included higher office rent, supplies and other office costs related to an increased number of personnel; increased professional fees and placement fees; higher depreciation expense resulting from new computers and equipment purchased for new employees; and higher communication systems costs.

  Operating Income. As a result of all of the foregoing, operating income increased from $480,000 to $1.2 million in 1993 and 1994, respectively, and to $4.0 million in 1995.

  Income Taxes. No provision for income taxes was made in any of the fiscal years ended December 31, 1993, 1994 or 1995 because of Modem Media's partnership structure.

FACTORS AFFECTING OPERATING RESULTS OF THE COMPANY

  The Company has incurred, and anticipates that it will continue to incur, substantial costs to expand and integrate its business. Such costs have had and could continue to have, a material adverse effect on the operating results of the Company. There can be no assurance that the Company will achieve or sustain profitability in the future. The Company's operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors. As a result, the Company believes that period-to-period comparisons cannot be relied upon as indicators of future performance. In some future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Class A Common Stock could likely be materially and adversely affected.

  Because the Company's clients generally hire the Company on an assignment basis rather than on a retainer basis, a client from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. In addition, the Company's clients generally have the right to terminate their relationships with the Company without penalty and on relatively short or no notice. As a result, the Company may gain or lose several significant clients each year, and there can be no assurance that new clients will be obtained or, if obtained, will offset any client losses. To the extent that the Company's major clients do not remain a significant source of revenues and the Company is unable to replace these clients, the Company's business, financial condition or results of operations could be materially adversely effected. Once an assignment is completed there can be no assurance that a client will engage the Company for further services. The termination of the Company's business relationship with any of its significant clients, including AT&T, or a material reduction in the use of the Company's services by a significant client could have a material adverse effect on the Company's business, financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  True North Units. The True North Units historically have obtained their financing from True North. At September 30, 1996, the True North Units had a non-interest bearing intercompany account payable to True North of $14.1 million. As part of the Conversion and the Combination, all amounts due from the True North Units to True North in excess of $6.0 million were contributed by True North to the True North Units, and have become part of the True North Units' additional paid-in-capital as of December 31, 1996.

  Net cash used in operating activities was $30,000 and $2.3 million for the years ended December 31, 1994 and 1995, respectively, and was $2.1 million for the nine months ended September 30, 1996. The primary component of funds used in operations was to finance working capital expansion of $440,000 and $1.8 million for the years ended December 31, 1994 and 1995, respectively, and $1.7 million for the nine months ended September 30, 1996. Funds were also used by operations to finance the net loss from operations of $1.0 million for each of the year ended December 31, 1995 and the nine months ended September 30, 1996. The investment in working capital was partially offset by depreciation expense and goodwill amortization, which totalled $120,000 and $550,000 in the years ended December 31, 1994 and 1995, respectively, and was $620,000 for the nine months ended September 30, 1996. In addition, net income in 1994 of $260,000 helped to reduce the amount of funds required by operations.

  Net cash used in investing activities was $130,000, $3.6 million and $1.4 million for the years ended December 31, 1994 and 1995 and in the nine months ended September 30, 1996, respectively. Investing activities reflect capital expenditures, primarily to develop the intellectual property software in 1995, and to purchase other computer software, computer hardware and office equipment in all periods.

  Net cash provided by financing activities was $250,000, $6.1 million and $3.1 million in the years ended December 31, 1994 and 1995 and in the nine months ended September 30, 1996. The primary source of cash flows from financing activities was borrowings from True North of $690,000, $6.2 million and $4.2 million in the years ended December 31, 1994 and 1995 and in the nine months ended September 30, 1996. The borrowings from True North were also used to finance external debt repayments of $440,000 in 1994 and to fund earn-out payments to the former stockholders of Cf2GS of $50,000 and $1.1 million in 1995 and the first nine months of 1996, respectively. There are no external borrowings of the True North Units as of September 30, 1996.

  Modem Media. Modem Media has financed its operations primarily from funds generated from operations.

  Net cash provided by operating activities was $660,000 and $2.5 million for the years ended December 31, 1994 and 1995, respectively, and $5.7 million for the nine months ended September 30, 1996. Cash provided by operating activities included net earnings plus depreciation and amortization totaling $1.3 million, $4.2 million and $2.7 million for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. During 1994 and 1995, Modem Media experienced increases in net working capital (excluding an increase in the cash balance) of $640,000 and $1.7 million, respectively. During the first nine months of 1996, Modem Media experienced a decline in net working capital (excluding an increase in the cash balance) of approximately $2.9 million resulting from an increase in current liabilities, primarily advance billings and accounts payable, which exceeded the increase in current assets.

  Net cash used in investing activities was $270,000, $890,000 and $810,000 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. Investing activities reflect capital expenditures, net of spending attributable to capital leases, primarily to purchase computer and office equipment in all periods.

  Net cash used in financing activities was $390,000, $1.4 million and $1.2 million for the years ended December 31, 1994 and 1995 and in the nine months ended September 30, 1996, respectively, the primary component of which was cash distributions made to the partners of Modem Media. In addition, in 1995 and in the nine months ended September 30, 1996, Modem Media made principal payments on capital lease obligations entered into during 1995 and 1996 totaling $30,000 and $180,000, respectively.

  As a result of the foregoing, Modem Media's cash balance increased by $180,000 during 1995 and $3.7 million in the first nine months of 1996 and at September 30, 1996 was $3.9 million.

  Capital Resources. In December 1996, True North extended a credit facility to the Company allowing for revolving borrowings, letter of credit extensions and guarantee obligations in the amount of up to $5.0 million to be outstanding at any given time. The credit facility with True North expires one year from the date of completion of the Offering, or sooner upon the occurrence of certain events. The Company does not anticipate utilizing the True North credit facility. See "Relationship With True North and Certain Transactions-- Intercompany Agreements."

  The Company believes that the net proceeds from the Offering (estimated to be
$    million), together with funds available from operations, if any, will be sufficient to meet the capital needs of the Company for at least the next twelve months. The long-term capital needs of the Company will depend on numerous factors, including the rate at which the Company is able to obtain new business from clients, expand its personnel and infrastructure to accommodate growth and invest in new technologies. The Company has various ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations. A portion of the net proceeds of the Offering may also be used to acquire or invest in complementary businesses or products, to obtain the right to use complementary technologies or to expand operations internationally. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company is a leader in digital interactive marketing, having developed over 500 marketing programs since 1987. The Company combines traditional marketing skills with capabilities in digital media and communications technologies to enable clients to more effectively reach and interact with customers and other key constituents, including employees, stockholders, suppliers and other business partners. The Company delivers a complete range of digital interactive marketing products and services, including traditional advertising and direct marketing services, through a combination of its substantial expertise in strategic marketing, technology development and digital design and production. These products and services include: customized product positioning; creation, production, updating and maintenance of Web sites and other interactive communications vehicles; analysis of customer requests, purchases and behaviors; delivery of uniform and updated information tools for sales forces; and technical consulting. The Company believes that by offering comprehensive digital interactive marketing solutions, it can add substantial value to organizations impacted by the challenges and opportunities created by rapidly changing digital media and interactive communications technologies. Pro forma revenues derived from digital interactive marketing activities accounted for 76.2% of the Company's total pro forma revenues in the first nine months of 1996.

  The Company's products and services link the two-way distribution capabilities of digital communications networks (principally the Internet, the Web, proprietary on-line services and corporate intranets) with fundamental marketing strategies and digital design and production capabilities. Digital interactive marketing applications developed by the Company permit the Company's clients to target narrow market segments, supply detailed product and service information on demand, obtain instant feedback, and update advertising, marketing and customer service programs quickly and easily. The Company believes that interactive technologies are becoming an increasingly important component of many organizations' marketing strategies, as these technologies enhance the ability to communicate effectively and to establish one-to-one relationships with current and potential customers and other key constituents. The Company seeks to strengthen and maintain long-term relationships with established organizations, including AT&T, Delta Air Lines, Levi Strauss & Co., JC Penney, Microsoft, Motorola, Royal Caribbean Cruises and S.C. Johnson, as well as with emerging companies that are effecting change in digital media, such as i-Village and PC Financial Network.

  The Company was formed through the combination of businesses with substantial creative, technological, and digital design and production expertise. Since 1995, True North, the seventh largest advertising company in the world based on 1995 billings, with agency brands such as Foote, Cone & Belding, has provided digital interactive marketing services to its clients. These services are currently embodied in Northern Lights Interactive, one of the Company's strategic marketing organizations. In April 1994, True North acquired Cf2GS, an advertising agency with substantial database and integrated marketing expertise. In July 1995, True North acquired R/GA Interactive, an award-winning digital design and production business founded by Robert M. Greenberg in 1993. In December 1996, these businesses (Northern Lights Interactive, Cf2GS and R/GA Interactive, along with the technology development operations of True North) were combined with Modem Media, a leader in digital interactive marketing which has been providing such services since 1987. Through the Combination, the Company brings together substantial experience in digital interactive marketing and offers comprehensive solutions to its clients. In addition, the Company believes that its ongoing relationship with True North will provide it with additional opportunities to offer digital interactive marketing products and services to True North's clients.

INDUSTRY BACKGROUND

  The Company believes that the demand for digital interactive marketing has evolved from the growing importance of target marketing and, more recently, from the emergence of networked digital applications, services, communications and distribution vehicles, including those utilizing the Internet.

 Growing Importance of Target Marketing

  Companies increasingly desire the ability to segment their markets narrowly and to measure the impact of their marketing expenditures more precisely. However, the ability to direct traditional mass media communications, such as broadcast television, radio and newspapers to specific target markets is limited, and gathering relevant market feedback is difficult and expensive. As a result, the Company believes media expenditures have increasingly flowed from traditional mass media to new marketing channels such as cable television, telemarketing, direct mail and specialized magazines. While these channels can reach specific markets, they do not allow marketers to establish immediate, interactive, one-to-one communications with consumers, where consumers can respond to and shape the content they receive. As a result, such channels do not enable marketers to obtain direct and immediate feedback from, and detailed information about, consumers.

 Growth of Digital Media and the Internet

  The rapid development of technologies which facilitate the processing, manipulation, transfer, storage and distribution of digitized images is having a profound impact on the development and delivery of information. Digital content, once created, can be easily stored, updated, manipulated and distributed. New digital communications channels, such as the Internet, the Web, proprietary on-line services, corporate intranets, CD-ROMs and interactive kiosks, provide marketers with broad and rapid distribution vehicles for detailed and measurable one-to-one communications with consumers. Many of these digital channels are also global in reach, providing particularly attractive outlets for multi-national marketers. With the proliferation of modem-enabled personal computers and the development of easy-to-use Web browsers, the Internet has emerged as a new form of mass media. IDC Research forecasts that over 163 million people worldwide will use the Web by 2000, up from an estimated 16.1 million in 1995.

 Emergence of Digital Interactive Marketing

  Companies have begun to explore the marketing potential and interactive capabilities of new digital media. Digital interactive marketing services include: web site development and maintenance; interactive advertising; deployment and development of corporate intranets; and electronic commerce services via the Internet. IDC Research estimates that content on the Web, as measured by number of Web pages, grew from 18.1 million pages in January 1995 to 71.9 million in December 1996. Furthermore, Jupiter Communications estimates 1995 total on-line advertising revenue in the United States was $80 million and is expected to grow to $5 billion in 2000. Finally, Forrester Research estimated that approximately $520 million worth of goods would be sold via the Internet in 1996 and that such sales are expected to grow to $6.5 billion by 2000.

  The Company believes that the foregoing industry trends have resulted in heightened demand for digitally developed and distributed communications campaigns, marketing services and business solutions. Interactive marketing communications programs can distribute information effectively and immediately, provide instant and measurable feedback, and facilitate interaction between companies, their customers and other key constituents through new Internet-based technologies. These technologies, in turn, enable the development and delivery of marketing programs and communications services that incorporate graphics, video and interactive features to inform, engage and entertain the target audience. In addition, interactive marketing provides for immediate feedback about the tastes and preferences of individual users or targeted groups of users. This information can be used by marketers to quickly improve the effectiveness of advertising messages or to modify products or services.

  The Company believes that new communications vehicles that deliver value-added content and services for marketers will emerge, driven by the trend toward one-to-one target marketing. Such value-added services include internal corporate (both remote and on-site) communications, sales support services, customer support and electronic customer care solutions, electronic commerce, and other services that add value to the relationship between companies and their customers and other key constituents. Developing and implementing digital interactive communications solutions will require a combination of fundamental marketing strategy, high-end digital design and production capabilities and technological expertise. The Company believes that the successful application of these skills in the emerging digital communications environment will increase the value of a client's brands.

  For many companies, interactive marketing requires the coordination of the traditionally distinct functions of the marketing and the information systems departments. Digital interactive marketing also requires the ability to adopt a variety of digital communications platforms that are technologically sophisticated, diverse, interdependent and rapidly evolving. The Company believes that most client organizations and third-party suppliers are unable to combine technological sophistication with the strategic expertise and creative excellence required to capitalize fully on digital interactive marketing opportunities.

THE COMPANY'S SOLUTION

  The Company combines its core competencies in strategic marketing, technology and digital design and production to develop comprehensive digital interactive marketing solutions for its clients. These solutions include advertising, custom publishing and other customized solutions delivered through multiple digital communications media such as the Internet, the Web, proprietary on-line services, corporate intranets and CD-ROMs. These solutions permit a client to build global brand equity by (i) delivering its marketing message consistently across multiple media, (ii) establishing one-to-one relationships with targeted customers, and (iii) permitting prompt feedback which can be used to improve the effectiveness of a Company's marketing message or modify its products or services.

THE COMPANY'S STRATEGY

  Key elements of the Company's strategy include:

  Combining Expertise in Technology, Communications and Marketing to Provide Comprehensive Interactive Solutions. The Company capitalizes on its expertise in strategic marketing, interactive communications technology, and digital design and production to address its clients' internal and external digital interactive marketing needs. The Company focuses on providing clients with a comprehensive range of digital interactive marketing, traditional advertising and direct marketing services, including customized product positioning, creation, production, updating and maintenance of Web sites and other communications; analysis of customer requests, purchases and behaviors; delivery of uniform and updated information tools for sales forces; and technical consulting.

  Capitalizing on and Developing Emerging Technologies. The Company intends to build on its technological expertise to create, develop and market scalable, cross-platform interactive marketing and communications services for its clients. The Company's digital interactive marketing solutions and proprietary applications capitalize on the increasing use of the Internet, corporate intranets and future interactive technologies to provide clients with increasingly effective marketing and communications tools. The Company intends to retain ownership rights of these proprietary applications, which will enable the Company to repurpose and reformat certain interactive products to service the needs of multiple clients.

  Building Upon Excellence in Creativity and Design. The Company is committed to establishing and maintaining high-quality, creative and technical standards for design and architecture that support digital interactive communications services. Robert M. Greenberg, President of R/GA Interactive, has received the Academy of Motion Pictures Arts and Sciences Scientific & Engineering Award in 1986, and together with R/GA Digital Studios, Inc., a business unit of True North, has received numerous awards, including the Academy Award, the Chrysler Award and the Cannes Gold Lion. In 1996, R/GA Interactive received numerous awards for its interactive communications programs, including the International Andy Award for interactive advertising and a Gold One Show Award for Best Web Site. Modem Media has also earned numerous awards, including the 1994 COMDEX Innovation Award for its JC Penney interactive television prototype and 1996 CASIE Awards for zima.com, a Web site of Coors Brewing Company, and AT&T's Centennial Olympic Games intermercial campaign in 1996. The Company intends to continue to pursue, attract and retain high-quality management, marketing, creative and technical personnel to build upon this award-winning legacy.

  Exploiting Multiple Branding Opportunities. The Company operates through five distinct business units, or brands--Modem Media, Northern Lights Interactive and Cf2GS (the "strategic marketing brands"), R/GA Interactive and the Relationship Technology Group. Historically, each of the Company's brands has operated as a standalone business unit, served its own client base and targeted a niche within digital interactive marketing. While several of the Company's existing clients, such as AT&T, Levi Strauss & Co. and Blue Cross/Blue Shield of Illinois, have utilized the services of two or more of the Company's business units, the Company believes that there is substantial opportunity for cross-marketing and referrals among the business units. For example, if one of the clients of R/GA Interactive needs strategic marketing assistance, R/GA Interactive can refer the client to Modem Media, Northern Lights Interactive or Cf2GS. By maintaining three strategic marketing brands, the Company is also better able to manage potential conflicts and serve multiple clients within the same industry.

  Developing and Expanding Long-Term Relationships with Targeted Clients. The Company intends to build long-term relationships with established and emerging clients whose businesses impact or are impacted by rapidly changing digital media and interactive communications technologies. In addition, by developing long-term relationships, the Company believes that it can develop a deeper understanding of a client's business needs and thereby offer more effective and efficient marketing solutions. In addition, the Company's size and broad scope of technical and marketing capabilities enable it to provide global marketers with comprehensive solutions which can be adapted and integrated worldwide.

  Leveraging Relationship with True North. The Company plans to continue to leverage its relationship with True North, the seventh largest advertising agency holding company in the world based on 1995 billings. The Company believes that its relationship with True North and True North's familiarity with the Company's capabilities provide the Company with additional opportunities to work with True North's clients.

CORE COMPETENCIES

  Through its operating divisions, the Company combines its core competencies in strategic marketing (Modem Media, Northern Lights Interactive and Cf2GS), technology development (Relationship Technology Group) and digital design and production (R/GA Interactive) to deliver comprehensive solutions which address clients' digital interactive marketing and communications needs.

                      CORE COMPETENCIES AND BUSINESS UNITS

                                      LOGO

 Strategic Marketing: Modem Media, Northern Lights Interactive and Cf2GS

  The Company's strategic marketing organizations provide a wide array of interactive marketing services, including strategic consulting, concept development, media research, creative development, interactive media selection and placement, and design and production supervision. Certain clients of the strategic marketing organizations utilize the expertise of the Company's Relationship Technology Group or the digital design and production capabilities of R/GA Interactive. The strategic marketing organizations integrate delivery of the Company's strategic marketing, technology development and digital design and production services and coordinate the traditionally distinct functions of clients' marketing and information systems departments.

  The Company provides strategic marketing services through account representatives who utilize their creative and technological expertise to design high-quality, creative digital interactive marketing programs and assist in building long-term relationships with clients. The account representatives identify and assess various traditional and interactive marketing and communication techniques to improve clients' advertising, marketing and customer service programs and recommend the most efficient and effective media for the clients' businesses. In addition, account representatives specialize in improving the performance of digital interactive programs by employing on-line tracking and promotional services to develop database systems designed to maximize the value of on-line transactions.

  Through its three distinct strategic marketing organizations, Modem Media, Northern Lights Interactive and Cf2GS, the Company offers services to multiple clients across targeted industries.

    Modem Media. Modem Media, founded in 1987, has provided services to more than 30 global marketers and since 1994 has completed more than 300 digital interactive marketing campaigns for its clients. Modem Media focuses on embedding internally-developed digital interactive marketing and sales systems into all business functions of its clients' organizations in an effort to promote long-term client relationships. For example, in 1995 Modem Media became AT&T's Interactive Agency of Record. Modem Media's relationship with AT&T began in 1992 when it developed an electronic ordering system and toll-free directory for AT&T on CompuServe. Modem Media then developed a sales information platform for AT&T's globally-dispersed sales force, performed a competitive analysis, executed a corporate-wide education program, and created and managed AT&T's Centennial Olympic Games Web site. Other clients of Modem Media include Delta Air Lines, Hasbro, JC Penney and Reader's Digest. Modem Media also conducts marketing and media research (quantitative and qualitative), plans and buys media, and conducts performance analysis on the digital interactive marketing and sales programs developed for the Company's clients. The Company believes that Modem Media is one of the leading media buying agencies for digital interactive marketing and sales. Modem Media is located in Westport, Connecticut.

    Northern Lights Interactive. Northern Lights Interactive, founded in 1995 as a division of True North, is a digital media communications company designed to serve the digital interactive marketing needs of True North's clients. Through its six offices, the Company provides multinational clients with consistent strategy, quality, production, coordination and measurement services worldwide, while responding quickly to local or regional interactive marketing needs. In addition, the Company intends to pursue clients outside of True North's traditional client base. Northern Lights Interactive's clients include Blue Cross/Blue Shield of Illinois, Fila, Levi Strauss & Co., Merck, Motorola, Nabisco, S.C. Johnson and the United States Postal Service.

    Cf2GS. Cf2GS, founded in 1988 and acquired by the Company in 1994, develops and delivers database-driven marketing services and programs which enable its clients to reach customers through traditional media vehicles such as direct mail, print and television, and, increasingly, through digital media vehicles such as Web sites and other content-based interactive vehicles. Cf2GS's database services provide clients with information to better understand their customers, build customer retention, increase transaction frequency and locate high potential prospective customers. Cf2GS's customers include Royal Caribbean Cruises, California State Automobile Association, L.A. Cellular and U.S. Bancorp. Cf2GS has offices in Seattle, Portland, Oregon and San Francisco.

 Technology Development: The Relationship Technology Group

  The Relationship Technology Group develops, builds and maintains digital communications applications designed to enhance and improve the effectiveness of the relationships between the Company's clients and their key constituents. These platforms are designed to operate on multiple forms of communication media such as the Internet, the Web, proprietary on-line services, corporate intranets, CD-ROMs and interactive kiosks. The Relationship Technology Group employs technology to maximize the Company's ability to provide high quality, digital interactive marketing services to its clients in a timely and cost-effective manner. The Relationship Technology Group also provides ongoing maintenance, quality control and content updates for previously developed client applications.

  The Relationship Technology Group's technical expertise allows it to exploit opportunities identified by the strategic marketing organizations to create new technology platforms for clients. These technologies not only link marketing departments with consumers, but also foster and enhance relationships with other key constituents, including employees, shareholders, suppliers and other business partners. The rights to these technologies are generally owned by the Company. This enables the Company to repurpose and reformat certain of these interactive products to service the needs of multiple clients. Examples of the products developed by the Relationship Technology Group include:

    Customized Intranets. Customized intranets provide a cost-effective means to deliver essential marketing and brand management information through personal computers to users worldwide. Customized intranets enhance internal communications by linking dispersed offices to a global network allowing users to access, edit and share critical data, including current sales and marketing materials and digital art, using commercial software tools such as eMotion's Creative Partner and Adobe's Photoshop and Premier. These intranets can also be used for more traditional communications such as e-mail, corporate announcements and employee and other corporate information. To date, the Company has developed customized marketing intranets for True North and S.C. Johnson.

    Delivra. Delivra is a communications platform developed by the Company to deliver marketing materials electronically to large sales forces equipped with laptop computers. Delivra permits timely, accurate and cost-effective distribution of sales and marketing information, such as proposals, contracts, marketing materials, pricing and competitive information, which can then be downloaded, stored, managed and manipulated locally on personal computers by members of geographically dispersed sales forces. The Relationship Technology Group provides ongoing platform and operations management services, including content creation and management, user support, quality control, system usage reporting and file management.

  The Company's Relationship Technology Group also provides database and relationship marketing consulting services that focus on optimizing customer contact strategies for its clients. These services enable the Company's clients to assess and optimize information systems to target and contact customers. In addition, the Relationship Technology Group provides statistical modeling to help clients predict customer behavior. Through proprietary decision support systems and customized software applications, the customer data are compiled, categorized, stored and made accessible to clients.

  The Relationship Technology Group employs software programmers, system designers and quality assurance personnel with expertise in ActiveX, C/C++, Java, HTML, Lingo, SGML, VRML and Visual Basic programming languages; CGI and EDI technologies; and Microsoft, Netscape, Oracle and Sybase server and database technologies. The Company's programming staff utilizes this expertise to develop and distribute new forms of digital interactive marketing solutions.

 Digital Design and Production: R/GA Interactive

  R/GA Interactive, incorporated in 1993, is a full-service digital design and production studio that produces creative content for users across a broad range of media. R/GA Interactive develops and applies proprietary technology for real-time 3D computer graphics, image processing, compositing, digital painting, object-relational databases and game engines to create Web sites and other interactive marketing tools for its clients. R/GA Interactive's software engineers are versed in C/C++, Java, Perl, Lingo and HTML programming languages; CGI and Active Web technologies; Unix, WindowsNT and Windows95 operating systems; and relational database design and implementation. The Company applies these software capabilities to customize integrated marketing programs, such as Web-based advertising vehicles, corporate intranets, interactive kiosks and games.

  R/GA Interactive executes digital design and production projects on a project basis for its clients and those of the Company's strategic marketing organizations. R/GA Interactive's clients include Microsoft, AT&T, Fila, Liberty Mutual and IBM. R/GA Interactive is located in New York City.

  R/GA Interactive traces its creative roots to R/GA Digital Studios Inc., an award-winning design and production company founded in 1977 by Robert M. Greenberg, President of R/GA Interactive. R/GA Digital Studios, Inc., a business unit of True North, has created visual effects for over 500 commercials and 250 feature films.

 Cross-Marketing Opportunities

  The Company believes that its strategic marketing organizations, along with the Relationship Technology Group and R/GA Interactive, are well-positioned to realize economies of scale and other synergies in developing comprehensive interactive marketing solutions for clients. The strategic marketing organizations often require the customization of existing software or the development of new digital marketing applications. The Relationship Technology Group is especially well-suited to design, develop and maintain these applications. In addition, clients of the Company's strategic marketing organizations frequently require the execution of creative strategies through the design and production of digital interactive marketing content which can be supplied by R/GA Interactive.

  The Relationship Technology Group provides its core consulting, technology development and operations services for the customers of the strategic marketing organizations, as well as for its own customers. R/GA Interactive executes creative strategies for certain clients of the strategic marketing organizations, performs custom development for independent clients on a for-hire basis and develops and retains ownership stakes in entertainment and edutainment titles.

  Through its multiple brands, the Company intends to aggressively pursue multiple segments of the emerging digital marketing communications industry, while offering clients' marketing and information systems departments coordinated solutions. The Company believes that each of its brands will complement the others and does not expect the brands to compete for the same customers for the foreseeable future.

COMPANY CLIENTS

  The Company's clients consist primarily of organizations whose businesses impact or are impacted by rapidly changing digital media and interactive communications technologies. The Company's services range from execution of discrete marketing projects, such as strategic marketing assignments, to global digital interactive marketing and sales programs combining various platforms and services. The Company's five largest clients accounted for 63.4% and 63.0% of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. AT&T accounted for 37.9% and 41.5%, of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively. The Company provides services to AT&T pursuant to a one-year, renewable contract. AT&T may terminate its agreement with the Company upon 90 days' prior written notice to the Company.

  The following is a list of certain of the Company's clients who accounted for more than $50,000 of the Company's pro forma revenues since January 1, 1995 and the services the Company has performed for such clients.

                                                                                  INTERACTIVE
                        STRATEGIC   CONSUMER              INFORMATION   DIGITAL      MEDIA     DATABASE   APPLICATION
                       CONSULTING, MEDIA AND  INTERACTIVE ARCHITECTURE   DESIGN    PLANNING   MEASUREMENT   DESIGN    TRADITIONAL
                        SOLUTIONS  COMPETITOR  CREATIVE   AND DIGITAL     AND         AND         AND         AND        MEDIA
                       CONCEPTION   RESEARCH  DEVELOPMENT    DESIGN    PRODUCTION   BUYING     MODELING   MAINTENANCE EXECUTIONS
                     -----------------------------------------------------------------------------------------------
 COMMUNICATIONS
 AT&T Corp.                 .          .           .           .           .           .           .           .
 Los Angeles
  Cellular
  Telephone Co.             .                                                                      .
                     -----------------------------------------------------------------------------------------------

 COMPUTER
  HARDWARE AND
  SOFTWARE
 International
  Business
  Machines Corp.                                   .           .           .
 Microsoft Corp.                                   .           .           .                       .           .           .
 Motorola Inc.              .          .           .           .           .           .           .                       .

                     -----------------------------------------------------------------------------------------------

 CONSUMER
  PRODUCTS/RETAIL
 Campbell Soup
  Company                   .                      .           .           .           .
 Fila U.S.A.,
  Inc.                      .                      .           .           .           .
 Hasbro, Inc.               .          .           .           .           .           .           .
 JC Penney
  Company, Inc.             .          .           .           .           .           .           .           .
 Johnson &
  Johnson                   .                      .           .           .
 Levi Strauss &
  Co.                       .          .           .           .           .           .           .
 Merck & Co.,
  Inc.                                             .           .           .
 PaperDirect                                       .           .           .                       .           .
 RJR Nabisco,
  Inc.                      .                      .           .           .           .
 S.C. Johnson &
  Sons, Inc.                .          .           .           .           .           .           .           .

                     -----------------------------------------------------------------------------------------------

 ENTERTAINMENT/TRAVEL
 Delta Air Lines,
  Inc.                      .          .           .           .           .           .           .           .
 Jamaica Tourist
  Board                     .                      .           .           .
 Royal Caribbean
  Cruises Ltd.              .          .                                                           .                       .
 Washington State
  Tourism                                                                                                                  .

                     -----------------------------------------------------------------------------------------------

 SERVICES
 BlueCross Blue
  Shield
  Association               .                      .           .           .                       .
 California State
  Automobile
  Association               .                      .           .           .                                               .
 Citicorp                                                                                          .
 i-Village                  .          .           .                                   .           .                       .
 John Hancock
  Mutual Life
  Insurance Co.             .          .           .           .           .           .           .           .
 Liberty Mutual
  Insurance Co.             .                      .           .           .           .           .           .
 PC Financial
  Network                   .          .           .                                   .
 Prudential
  Securities,
  Inc.                                             .           .           .
 U.S. Bancorp               .                                                                                              .
 U.S. Postal
  Service                   .          .           .           .           .           .           .
 Washington
  Forest
  Protection
  Association                                                                                      .                       .

  The Company generally performs multiple projects for clients. Because the Company's clients generally hire the Company on an assignment basis rather than on a retainer basis, a client from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. In addition, the Company's clients generally have the right to terminate their relationships with the Company without penalty and on relatively short or no notice. Once an assignment is completed there can be no assurance that a client will engage the Company for further services. While the Company is not aware of plans by any of its significant clients to terminate their use of the Company's services, the termination of the Company's business relationship with any of its significant clients, including AT&T, or a material reduction in the use of the Company's services by a significant client could have a material adverse effect on the Company's business, financial condition or results of operations.

CLIENT CASE STUDIES

  The following client case studies illustrate marketing solutions developed for certain of the Company's key clients by each of the Company's strategic marketing organizations.

 AT&T

  AT&T selected Modem Media as its Interactive Agency of Record in 1995. Modem Media's primary responsibilities include creation and management of interactive advertising and marketing campaigns; brand positioning; creative standards development; media planning and buying; research; and competitive analysis. Modem Media's responsibilities extend through several of AT&T's business units. Modem Media's relationship with AT&T has included such projects as developing an electronic toll-free directory in 1992, providing strategic consulting for interactive television market research in 1993, developing several fax-on-demand systems for AT&T's Business Marketing Unit in 1994, contributing to a market strategy for AT&T WorldNet Service launched in 1995 and establishing AT&T's Centennial Olympic Games Web site, CD-ROM and intermercial campaign in 1996.

 Levi Strauss & Co.

  In 1995, Levi Strauss & Co. ("Levi Strauss") selected Northern Lights Interactive and R/GA Interactive to assist Levi Strauss in developing an on-line presence for Levi's(R) brand jeans. The Company's initial interactive marketing efforts has led to subsequent and expanded assignments from Levi Strauss to produce other digital media projects for Levi's(R), Docker's(R), the Levi's Only Store (LOS), the Mega-Shop Youthwear Center as well as implement on-line media partnership programs on behalf of Levi Strauss with ESPNet Sports, Women's Wire, Internet Underground Music Association (IUMA), and MTV. Levi Strauss chose the Company to develop a program to meet Levi Strauss' objectives of communicating with young adults around the world, developing one-to-one relationships with consumers through digital access, building a global knowledge base of its products, providing localized versions of global marketing programs and establishing a foundation for integrated marketing and transactions. The Company's primary responsibilities included strategic planning, content design, navigational architecture, digital production, on/off-line media placement, technology/tools development, a measurement program and global implementation. The United States and European site was launched in October 1995. The Company expects to launch a site in Asia in early 1997. In September 1996, the Company developed a separate Web site for Docker's(R).

  The Company also designed and implemented interactive kiosks for use in Levi Strauss' stores. The kiosks use a menu-driven format, full-color graphics, digital sound, full-motion video and four language options. These kiosks enable shoppers to obtain product and fit information and can generate graphical maps with locations of Levi Strauss' stores anywhere in the world.

 Royal Caribbean Cruises Ltd.

  Since September 1992, Cf2GS has helped Royal Caribbean Cruises Ltd. ("Royal Caribbean") develop data-driven marketing strategies aimed at building customer loyalty and frequency of use, as well as identifying prospective customers. In the past year, Cf2GS has provided a marketing database solution with reporting and analysis tools designed to enable Royal Caribbean to more accurately measure and predict market potential within certain geographic areas. The system is intended to enable Royal Caribbean to pursue more effective micro-market strategies with its retail channel and manage database-driven prospecting programs that identify qualified customers and provide these customers with personalized product information.

  In 1996, the Company also combined customer and marketplace analysis with insights relevant to customer acquisition and retention and cross-marketing to support development of a communications plan for Royal Caribbean. Cf2GS developed Royal Caribbean's Crown & Anchor Society relationship marketing program, which is expected to improve Royal Caribbean's efforts to retain and cross-sell past guests through an emphasis on recognition, service and communication. In connection with this program, Cf2GS designs and produces Crown & Anchor Magazine, a custom-published product.

COMPETITION

  The principal factors upon which the Company competes are service, creative quality, technological and new media expertise and price. Although the Company believes that it is competitive with respect to each of these factors, the markets for the Company's services are very competitive, and the Company faces competition from a number of sources. These sources include traditional advertising agencies as well as specialized marketing communications firms. In addition, many advertising agencies have started to develop internally, or enter into business relationships to develop or acquire, new digital media and interactive communications capabilities. The Company also competes with interactive marketing communications companies that provide services (such as corporate identity and packaging, production, advertising services or Web site design) and are technologically proficient in the digital media and interactive communications fields. In addition, production houses, software developers, in-house marketing and information systems departments of companies, interactive entertainment companies and graphic design companies compete with certain portions of the Company's business.

  Certain of the Company's competitors or potential competitors have longer operating histories, longer client relationships and greater financial, management, technology, development, sales, marketing and other resources than the Company. Competition depends to a large extent on the clients' perception of the quality and creativity as well as the technical proficiency of digital interactive marketing products and services offered. The Company also competes on the basis of price and the ability to serve clients on a broad geographic basis. In order to compete successfully in each of these areas, the Company must have access to adequate financial resources. Moreover, clients frequently wish to have different products represented by different marketing companies.

  The Company expects that it will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer digital interactive marketing services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY

  The Company's success and ability to compete is dependent in part upon its proprietary technology, including those protections provided under trademark, trade secret and copyright laws. In addition, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are also important to establishing and maintaining a technology leadership position. The Company presently has no patents but has one patent application pending. There can be no assurance that such patent application will be allowed or that, if allowed, the application will be issued. Despite the Company's efforts to control access to its proprietary information, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technologies without authorization, or to develop similar or superior technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's strategy includes creating, developing and selling digital interactive marketing products based in part on proprietary applications and platforms, which enable the Company to repurpose and reformat certain interactive products to service the needs of multiple clients. Similar to the traditional advertising and marketing industries, the Company's clients generally retain ownership of content developed by the Company; however, the Company generally retains ownership rights to the technology developed.

GOVERNMENT REGULATION

  The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. The Company must comply with Federal Trade Commission regulations with respect to the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that the Company will not be subject to claims made against it or its clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

  In order to maintain high levels of creativity and quality, the Company places great importance on recruiting and retaining talented employees. As of December 31, 1996, the Company had 308 full-time employees. The Company also hires temporary employees and contract service providers as necessary.

  The Company's success will depend on the ability of the Company's senior management, in particular, Gregory W. Blaine, Chairman and Chief Executive Officer, Gerald M. O'Connell, President and Chief Operating Officer and Robert
M. Greenberg, President, R/GA Interactive. The Company's success also will depend to a significant degree on the continuing contributions of other members of its senior management and its key account management, marketing, creative and technology development personnel, as well as its ability to attract and retain highly skilled personnel in all job categories. Competition for qualified personnel in the digital interactive marketing industry is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting sufficient numbers of qualified personnel. Although certain members of the Company's senior management have entered into employment agreements with the Company, there can be no assurance that any of these executives will not voluntarily terminate their employment with the Company. The loss of the services of any senior management or other key employee or the inability to attract and retain additional personnel as required could adversely affect the Company's business, financial condition or results of operations. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competing company, the loss of such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the loss of existing or potential clients as the result of the loss of any key employee to a competitor or otherwise could have a material adverse effect on the Company's business, financial condition or results of operations. In the event of the loss of any key personnel there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists.

FACILITIES

  The Company's headquarters and the operations of Modem Media are located in Westport, Connecticut and utilize approximately 23,000 square feet of leased office space. The lease expires July 31, 2000. The Company is currently negotiating for an additional 30,000 square feet of office space.

  Cf2GS is based in Seattle and utilizes approximately 13,000 square feet of leased office space. The lease expires November 30, 1998. Cf2GS also leases approximately 2,600 square feet in Portland, Oregon, under a lease expiring August 31, 1997 and approximately 2,600 square feet in San Francisco under a lease expiring July 16, 1997. Cf2GS is currently negotiating for additional office space in Seattle.

  Northern Lights Interactive, the Relationship Technology Group and R/GA Interactive share space with True North pursuant to an intercompany agreement. See "Relationship With True North and Certain Transactions--Intercompany Agreements--Space Sharing Agreement." That agreement provides for a total of approximately 17,750 square feet for facilities in Chicago, New York, Toronto, San Francisco, Hong Kong and London and is terminable by either party upon six months' written notice beginning six months after the Combination.

  The Company believes that its current facilities, along with facilities currently subject to negotiation, will be adequate to meet the Company's requirements for the foreseeable future. There can be no assurance that the Company will be successful in obtaining any such additional space or if obtained that it will be on terms acceptable to the Company.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the executive officers, directors and key employees of the Company as of the date of this Prospectus.

NAME                      AGE                                POSITION(S)
----                      ---                                -----------
Gregory W. Blaine (1)...   48 Chairman of the Board and Chief Executive Officer
Gerald M. O'Connell (1).   35 President, Chief Operating Officer and Director
Robert M. Greenberg (1).   48 President, R/GA Interactive, and Director
Michael F. Bogacki (2)..   42 Executive Vice President, Chief Financial Officer, Secretary and Director
Douglas C. Ahlers.......   36 President, Relationship Technology Group, and Director
Robert C. Allen, II.....   29 President, Modem Media, and Director
Martin F. Reidy.........   39 Executive Vice President and Director
David E. Clauson........   41 Senior Vice President and Managing Director,
                              Northern Lights Interactive
William H. Fritsch......   45 President, Cf2GS
David A. Giersdorf......   40 Chief Executive Officer, Cf2GS
Mitchell T. Engel.......   44 Director
Bruce Mason.............   56 Director

--------

(1) Member of the Nominating Committee of the Board of Directors of the Company.

(2) Member of the Audit Committee of the Board of Directors of the Company.

  Gregory W. Blaine has served as Chairman and Chief Executive Officer and a Director of the Company since October 1996. Since 1993, Mr. Blaine has served as Executive Vice President, Global Operating Systems, and a director for True North. From 1990 to 1993, Mr. Blaine served as Executive Vice President of True North. Mr. Blaine joined Foote, Cone & Belding, the predecessor of True North, in 1979. See "--Executive Compensation and Employment Agreements." Mr. Blaine received a B.A. in marketing from Ohio State University.

  Gerald M. O'Connell has served as President and Chief Operating Officer and a Director of the Company since October 1996. Mr. O'Connell was a Managing Partner of Modem Media, which he co-founded in 1987. From 1986 to 1987, Mr. O'Connell was Product Manager of CUC International, a consumer services company, where he was responsible for Comp-u-mall--an electronic shopping mall. Mr. O'Connell received a B.A. in English and history from Middlebury College. Mr. O'Connell is a director for the National Fragile X Foundation.

  Robert M. Greenberg has served as President of R/GA Interactive, a business unit of R/GA Digital Studios, Inc., since R/GA Digital Studios, Inc. was acquired by True North in July 1995. Mr. Greenberg has served as Director of the Company since October 1996. Mr. Greenberg is Chairman and Chief Executive Officer of R/GA Digital Studios, Inc., a digital design production company which he founded in 1977. Mr. Greenberg received a B.S. in radio and TV advertising and mass communications from Arizona State University, completed graduate courses in business management at DePaul University, and in 1996 Mr. Greenberg received an Honorary Doctor of Fine Arts degree from the University of the Arts/Philadelphia College of Art and Design. See "--Executive Compensation and Employment Agreements."

  Michael F. Bogacki has served as Executive Vice President, Chief Financial Officer, Secretary and a Director of the Company since October 1996. Prior to joining the Company, Mr. Bogacki was Vice President and Controller of Fruit of the Loom, Inc., a global manufacturer and marketer of consumer soft goods. During a portion of 1995, Mr. Bogacki also served as Chief Financial Officer of Fruit of the Loom, Inc.'s European operations. Mr. Bogacki held various positions at Fruit of the Loom, Inc. between February 1984 and August 1996 when he joined the Company, and served as Vice President and Controller for various public and privately held entities including Farley Inc., a manufacturer and distributor of industrial products; Acme Boot Company, Inc., a manufacturer and marketer of footwear and apparel; and Farley Industries, Inc., a management services company, all of which are affiliated or had common management with Fruit of the Loom, Inc. In July 1991, an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Farley Inc. which was subsequently converted to a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in September 1991. A final order was entered in December 1992. In September 1992, West Point Acquisition Corp. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code for which a final order was entered in December 1992. Mr. Bogacki served as Vice President and Controller of both of these companies. Mr. Bogacki received a B.S.C. in accounting from DePaul University and an M.B.A. from the University of Chicago. Mr. Bogacki is a certified public accountant.

  Douglas C. Ahlers has served as President, Relationship Technology Group, and a Director of the Company since October 1996. Mr. Ahlers was a Managing Partner and co-founder of Modem Media. From 1983 to 1987, Mr. Ahlers served as Manager of Product Development of CUC International, a consumer services company. Mr. Ahlers received a B.A. in sociology and theater from the University of Rhode Island and an M.J. in journalism and communications from Louisiana State University.

  Robert C. Allen, II has served as President, Modem Media, and a Director of the Company since October 1996. Mr. Allen has served as a Managing Partner of Modem Media since 1992. From 1989 to 1992, Mr. Allen was the Director of Business Development at Modem Media. Mr. Allen received a B.A. in English from Gettysburg College.

  Martin F. Reidy has served as Executive Vice President of True North and Chief Operating Officer, R/GA Media Group, Inc., and as Executive Vice President and a Director of the Company since November 1996. From January 1995 to May 1996, Mr. Reidy served as Vice President--Marketing and Business Development of Silicon Studio, Inc., a subsidiary of Silicon Graphics, Inc., a leading computer hardware and software company. From 1991 through 1994, Mr. Reidy served as Senior Vice President of EMI Music, a leading global recorded music and publishing company. Prior to joining EMI, Mr. Reidy was a partner with Bain & Company, Inc. Mr. Reidy received a B.S. in finance and marketing from the University of California at Berkeley and an M.B.A. from Wharton.

  David E. Clauson has served as Senior Vice President and Managing Director, Northern Lights Interactive since September 1996. Mr. Clauson joined Foote, Cone & Belding in March 1991 as Senior Vice President, General Manager of Foote, Cone & Belding Technology Group. Mr. Clauson has held several positions at True North, most recently as General Manager of True North's Technology Group. Mr. Clauson received a B.A. in American urban history from U.C.L.A.

  William H. Fritsch has served as President of Cf2GS, a subsidiary of the Company, since 1996. Mr. Fritsch founded Cf2GS in 1988 and served as its Managing Director until 1996. Cf2GS was acquired by True North in 1994. Mr. Fritsch received a B.A. in accounting from the University of Akron Business School.

  David A. Giersdorf has served as Chief Executive Officer of Cf2GS since October 1996 and has served as Managing Director of Cf2GS since 1991. Before joining Cf2GS, Mr. Giersdorf was the Vice President of Windstar Cruises, the luxury subsidiary of Holland America Line/Carnival Cruises. Mr. Giersdorf attended the University of Washington.

  Mitchell T. Engel has served as a Director of the Company since October 1996. From 1995 to present, Mr. Engel has served as President, Associated Communications Companies and Corporate Operations of True North. From 1989 to 1995, Mr. Engel served as the Executive Vice President and Managing Director of True North's Chicago office of Foote, Cone & Belding. Mr. Engel received a B.S. in communications from Miami University (Ohio) and an M.S.J. in advertising from Northwestern University.

  Bruce Mason has been a Director of the Company since October 1996. Since 1991, Mr. Mason has served as Chairman and Chief Executive Officer of True North and has been a director of True North since 1986. Mr. Mason received a B.A. in philosophy from St. John's University and an M.B.A. from the University of Chicago.

  Messrs. Ahlers, Allen and O'Connell were elected to the Board of Directors of the Company in connection with the Conversion. The Company and True North have agreed to cause each of Messrs. Ahlers, Allen and O'Connell to be elected to the Company's Board of Directors, as long as each serves as an executive officer of the Company and until the collective ownership of the Company's Class A Common Stock by Messrs. O'Connell, Ahlers and Allen falls below certain levels, See "Description of Capital Stock--Delaware Anti-takeover Law and Certain Charter and Bylaw Provisions."

  Each officer serves at the discretion of the Company's Board of Directors. The Company and True North have agreed to cause Mr. O'Connell to succeed Mr. Blaine as Chief Executive Officer of the Company at such time as Mr. Blaine no longer serves in such capacity. See "--Executive Compensation and Employment Agreements." There are no family relationships among any of the directors or officers of the Company.

  The Company's Board of Directors currently has two vacancies, which the Company's Bylaws authorize the Company's Board of Directors to fill. The Company intends to appoint two persons who are not officers or employees of the Company or True North to the Board of Directors within 90 days of the date of the Prospectus and is required to do so to maintain its listing on the Nasdaq National Market. In the event the Company does not add such independent directors within 90 days following the Offering, the Company could be delisted from the Nasdaq National Market, which could have an adverse effect on the liquidity and price of the Class A Common Stock. The Company has agreed to appoint such directors as are mutually agreeable to the Company and Messrs. Ahlers, Allen and O'Connell.

DIRECTOR COMPENSATION

  Effective upon consummation of the Offering, the Company's Directors who are not also employees of the Company or True North will be paid an annual retainer of $6,000 and a fee of $1,000 for each meeting of the Company's Board of Directors or of a committee of the Company's Board of Directors attended. The Company has recently established the Stock Option Plan which provides for automatic grants of options to purchase Class A Common Stock to nonemployee Directors commencing upon consummation of the Offering. See "--Stock Plans-- 1997 Stock Option Plan." Directors who are also employees of the Company or True North will not receive any additional compensation for serving on the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has standing Audit and Nominating Committees, which assist the Board in the discharge of its responsibilities. Members of each such Committee are elected by the Board and serve for one-year terms. The Company intends to create a Compensation Committee of the Board of Directors shortly after the Offering.

  The Audit Committee reports to the Board regarding the appointment of the independent public accountants of the Company, the scope and fees of prospective annual audits and the results thereof, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The members of the Audit Committee will consist of a minimum of two outside directors, neither of whom will be an officer or employee of the Company. In addition, Mr. Bogacki has been appointed to this Committee.

  The Compensation Committee will review and approve the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), review, approve and recommend terms and conditions for all employee benefit plans (and changes thereto) and administer the Company's Stock Option Plan and Purchase Plan and such other employee benefit plans as may be adopted by the Company from time to time. The members of the Compensation Committee will consist of a minimum of two nonemployee directors.

  The Nominating Committee reports to the Board regarding nominees for directors to be presented to the Company's stockholders for election. The members of the Nominating Committee will consist of a minimum of two non-employee directors. In addition, Messrs. Blaine, O'Connell and Greenberg have been appointed to this Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to this Offering, decisions regarding salary and bonus of employees and other employee benefit plans have been made by the Company's Board of Directors and executive officers. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company intends to enter into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

  The Company commenced operations in its current form in December 1996. The Company has entered into employment agreements with Gregory W. Blaine, its Chief Executive Officer, and certain executive officers providing for annual compensation in excess of $100,000 as set forth below.

  In addition to his position with the Company, Mr. Blaine currently serves as Executive Vice President, Global Operating Systems, for True North pursuant to an employment agreement with True North. In connection with the Combination, the Company entered into an employment allocation agreement with True North and Mr. Blaine, pursuant to which Mr. Blaine will devote substantially all of his time to his employment with the Company. The employment allocation agreement provides that the Company will pay $250,000 of Mr. Blaine's total annual salary for services rendered to the Company. In addition, Mr. Blaine is eligible to receive from the Company (i) an annual cash bonus equal to up to 30% of his salary and (ii) a grant of options to purchase shares of Class A Common Stock of the Company. Mr. Blaine will also continue to receive a portion of his salary and other benefits from True North.

  In addition to his position with the Company, Mr. Greenberg currently serves as Chairman and Chief Executive Officer of R/GA Digital Studios, Inc., pursuant to an employment agreement with True North entered into in connection with the acquisition of R/GA Digital Studios, Inc. by True North. In connection with the Combination, the Company entered into an employment allocation agreement with True North and Mr. Greenberg relating to Mr. Greenberg's employment with the Company. Pursuant to such agreement, Mr. Greenberg is expected to divide his time between the Company and True North. The employment allocation agreement provides that the Company will pay $250,000 of Mr. Greenberg's total annual salary for services rendered to the Company. In addition, Mr. Greenberg is eligible to receive from the Company
(i) an annual cash bonus equal to up to 30% of his salary and (ii) options to purchase shares of Class A Common Stock of the Company. Mr. Greenberg will also continue to receive a portion of his salary and other benefits from True North.

  In addition to his position with the Company, Mr. Reidy currently serves as Executive Vice President of True North and Chief Operating Officer, R/GA Media Group, Inc., pursuant to an employment agreement with True North. Prior to the Offering, the Company intends to enter into an employment allocation agreement with Mr. Reidy and True North, pursuant to which Mr. Reidy will devote approximately one-half of his time to his employment with the Company and the remainder to True North. The employment allocation agreement will provide that Mr. Reidy's base salary and other compensation and benefits will be paid by the Company and True North.

  The Company has entered into five-year employment agreements with each of Messrs. O'Connell, Ahlers and Allen providing for an initial annual base salary of $300,000 each, subject to increases at the discretion of the Company's Board of Directors. Pursuant to the agreements, if the Company terminates any executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus profit sharing for a period equal to the lesser of three years after such termination or the initial term of employment. In addition, each of Messrs. O'Connell, Ahlers and Allen has agreed to certain confidentiality, noncompetition and nonsolicitation provisions. In connection with the Combination, the Company and True North have agreed to cause Mr. O'Connell to succeed Mr. Blaine as Chief Executive Officer of the Company at such time as Mr. Blaine no longer serves in such capacity.

  The Company did not grant stock options to any executive officer during 1996, and no options were exercised during 1996 or were outstanding as of December 31, 1996. Concurrently with the consummation of the Offering, the Company will grant options to purchase 67,000 shares of Class A Common Stock to each of Messrs. Blaine and Greenberg and options to purchase 10,000 shares of Class A Common Stock to each of Messrs. O'Connell, Ahlers and Allen, at an exercise price equal to the initial public offering price. One-fifth of these options will be vested immediately with an additional one-fifth of such options to vest annually over four years.

STOCK PLANS

 1997 Stock Option Plan

  Concurrently with the Offering, the Company intends to establish the 1997 Stock Option Plan (the "Stock Option Plan") to provide additional incentive to its employees, officers, directors and consultants pursuant to which a total
of         shares of Class A Common Stock will be reserved for issuance.
Pursuant to the Stock Option Plan, the Company may grant incentive stock options, nonstatutory stock options and stock purchase rights to the Company's employees, officers, directors and consultants. The Company's Board of Directors, or a committee to whom the Board has delegated authority (the "Plan Administrator"), selects the Company's employees, officers, directors and consultants to whom options and stock purchase rights are granted (provided that incentive stock options may only be granted to employees of the Company, and, as described below, outside directors receive automatic grants of options), interprets and adopts rules for the operation of the Stock Option

Plan and specifies other terms of such options and stock purchase rights. Concurrently with the consummation of the Offering, the Company intends to
grant options to purchase     shares of Class A Common Stock at the initial
public offering price to certain officers and employees of the Company.

  Subject to the terms and conditions of the Stock Option Plan, the terms and conditions of each individual option grant will be evidenced by an agreement ("Agreement") between the Company and the optionee. Options granted under the Stock Option Plan (other than to outside directors) vest as determined by the Plan Administrator and as set forth in an Agreement. The maximum term of a stock option under the Stock Option Plan will be stated in the relevant Agreement, provided that the maximum term of an incentive stock option is ten years (if the optionee at the time of grant has voting power over more than 10% of the Company's capital stock outstanding, the maximum term is five years). If an optionee terminates his or her service to the Company, the optionee generally may exercise only those option shares vested as of the date of termination and, unless otherwise specified in the relevant Agreement, must effect such exercise within three months of termination of service for any reason other than death or disability and one year after termination due to disability or death. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the Class A Common Stock of the Company on the date of grant. The exercise price of stock options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Class A Common Stock on the date of grant. Payment of the exercise price may be made in such methods as determined by the Plan Administrator (which in the case of an incentive stock option shall be set out in the Agreement) and may include cash, check, a promissory note or shares of the Company's Class A Common Stock valued at the fair market value on the date of exercise or certain other methods of payment.

  In addition, the Stock Option Plan provides that each Director that is not also an officer or employee of the Company or True North shall be automatically granted an option to purchase 4,000 shares of Class A Common Stock on the later of the effective date of the plan or the date on which such person first becomes an outside Director. Each nonemployee Director shall also be automatically granted an option to purchase 2,000 shares on February 1st of each year provided he or she is then a nonemployee Director and if, as of such date, he or she shall have served on the Company's Board of Directors for at least the preceding six months. Options granted to nonemployee Directors vest ratably over two years, with one-third of the options being vested on the date of grant, and have a term of ten years. The exercise price of options granted to nonemployee Directors shall be 100% of the fair market value per share of Class A Common Stock on the date of grant.

  Terms of any stock purchase rights granted under the Stock Option Plan shall be determined by the Plan Administrator at the time such rights are issued. Unless the Plan Administrator determines otherwise, the Company shall have a repurchase option at the original price paid by the purchaser exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company.

  In the event the Company is acquired or merges into or with another entity or transfers or otherwise disposes of all or substantially all of its assets, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

 1997 Employee Stock Purchase Plan

  Concurrently with the Offering, the Company intends to establish the 1997 Employee Stock Purchase Plan (the "Purchase Plan") under which a maximum of 200,000 shares of Class A Common Stock will be made available for sale. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Class A Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations. The Purchase Plan will be implemented in a series of consecutive, overlapping offering periods, each of approximately 24 months in duration. Offering periods will begin on the first trading day on or after August 1 and February 1 of every other year and terminate on the last trading day in the period 24 months later. However, the first offering period shall be the period of approximately 26 months commencing on the date upon which the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission (the "Commission") and terminating on the last trading day in the period ending January 31, 1999. Each participant will be granted an option on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Class A Common Stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period subject to the Purchase Plan's procedures and the Board's discretion to enact changes; participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate in 2006 unless sooner terminated by the Company's Board of Directors.

 401(k) Profit Sharing Plan

  The Company plans to adopt a 401(k) Profit Sharing Plan effective January 1, 1997.

             RELATIONSHIP WITH TRUE NORTH AND CERTAIN TRANSACTIONS

RELATIONSHIP WITH TRUE NORTH

  In December 1996, True North acquired approximately 49% of the limited partnership interests in Modem Media from Gerald M. O'Connell, Douglas C. Ahlers, Robert C. Allen, II and Kraft Enterprises LTD (the "Limited Partners") and shares of capital stock of Modem Media, Inc., the general partner of Modem Media, in exchange for $25.0 million of common stock of True North, plus an additional $4.0 million of common stock of True North and $16.0 million cash payable upon consummation of the Offering as additional consideration. Following the acquisition and in connection with the Conversion, True North converted all of its interests in Modem Media into 2,802,114 shares of Class A Common Stock of the Company. In addition, the Limited Partners and the other stockholders of Modem Media, Inc. (Messrs. O'Connell and Ahlers) converted all of their partnership interests in Modem Media and all of their shares of capital stock of Modem Media, Inc. into an aggregate of 2,542,785 shares of Class A Common Stock of the Company. Following the Conversion, True North sold to the Company the True North Units, which included substantially all of the assets and properties of Northern Lights Interactive, R/GA Interactive and Cf2GS, as well as True North's technology development operations, in exchange for (i) the issuance to True North of 2,291,686 shares of Class B Common Stock of the Company and (ii) the assumption by the Company of certain liabilities, including purchase orders payable, liabilities in connection with the acquisition of Cf2GS, liabilities relating to certain potential unasserted intellectual property claims, intercompany liabilities, including those relating to the transfer of employees to the Company, real and personal property leases, future goods and services to be covered by certain intercompany agreements, and goods and services relating to the transferred business arising in the ordinary course of business, taxes and obligations of True North relating to the True North Units. In connection with the Combination, True North also exchanged all of its shares of Class A Common Stock for an equal number of shares of Class B Common Stock of the Company. Subsequent to the Conversion and the Combination, True North owned Class B Common Stock of the Company representing approximately 63.7% of the Company's Common Stock outstanding (approximately 89.8% of the total voting power), and the Limited Partners and former stockholders of Modem Media, Inc. owned approximately 36.3% of the Company's Common Stock outstanding.

  Upon completion of the Offering, True North will own approximately   % of
the Common Stock outstanding (  % if the Underwriters' over-allotment option
is exercised in full), representing   % (  % if the Underwriter's over-
allotment option is exercised in full) of the total voting power of the Company's voting stock. As long as True North controls a majority of the voting power of the voting stock of the Company, it will be able, acting alone, to (i) elect at least a majority of the Board of Directors of the Company, (ii) amend the Company's Certificate of Incorporation or effect a merger, sale of assets or other major corporate transaction, (iii) defeat any non-negotiated takeover attempt, (iv) determine the amount and timing of dividends paid to itself and holders of Class A Common Stock and (v) otherwise control the management and operations of the Company and the outcome of virtually all matters submitted for a stockholder vote.

  Currently, five of the nine directors of the Company (Messrs. Mason, Engel, Greenberg, Blaine and Reidy) are also members of management of True North and are compensated by True North in connection with their employment by True North. In addition, six of the current directors of the Company were selected by True North. These directors may have conflicts of interest in addressing certain business opportunities and strategies in circumstances where the Company's and True North's interests differ. The Company has not adopted any formal plan or arrangement to address such potential conflicts of interest.

REORGANIZATION AGREEMENT

  The Conversion was effected pursuant to the Amended and Restated Reorganization Agreement dated as of December 31, 1996 (the "Reorganization Agreement"). The Reorganization Agreement provides for True North, the Limited Partners and the stockholders of Modem Media, Inc. to contribute their partnership interests in Modem Media and shares of capital stock of Modem Media, Inc., the general partner of Modem Media, to the Company in exchange for shares of the Company's Class A Common Stock. The purpose of the Conversion was to change the form of Modem Media from a partnership to a corporation.

  In connection with the Conversion, the Company and True North have agreed to cause each of Messrs. Ahlers, Allen and O'Connell, as long as each serves as an executive officer of the Company and continues to maintain specific ownership percentages of the Company, to be elected to the Company's Board of Directors. The Company and True North have also agreed to cause Mr. O'Connell to succeed Mr. Blaine as Chief Executive Officer of the Company at such time as Mr. Blaine no longer serves in such capacity. See "Management--Executive Officers, Directors and Key Employees" and "Description of Capital Stock-- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

  The Limited Partners made certain representations and warranties to the Company and True North relating to the business conducted by Modem Media prior to the Conversion. Each party to the Reorganization Agreement has agreed to indemnify the other parties for any breach by such party of any representation, warranty or covenant contained in such agreement.

ACQUISITION AGREEMENT

  The Amended and Restated Acquisition Agreement, dated as of December 31, 1996 (the "Acquisition Agreement"), sets forth the agreement between the Company and True North with respect to the Combination and certain other agreements governing the relationship among the parties following the Combination.

  Pursuant to the Acquisition Agreement, True North and certain of its subsidiaries transferred to the Company the True North Units, which included Cf2GS, R/GA Interactive, Northern Lights Interactive and True North's technology development operations. The Company has assumed or agreed to assume certain liabilities relating to such businesses. Except as expressly set forth in the Acquisition Agreement, True North made no representations or warranties to the Company (i) as to the value or freedom from encumbrances of, or any other matter concerning, any of the assets of the True North Units or (ii) as to the legal sufficiency of the attempt to convey title to any of the assets of the True North Units, or of the execution, delivery and filing of any conveyancing and assumption instruments. All of the assets of the True North Units were transferred on an "as is," "where is" basis, and the Company has agreed to bear the economic and legal risks that the conveyance of such assets is insufficient or that the Company's title to any such assets shall be other than good and marketable and free from encumbrances.

  The Company has agreed to indemnify, defend and hold harmless True North, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or due to, directly or indirectly, (i) any breach by the Company of any representations or warranties made by the Company in the Acquisition Agreement, (ii) any of the liabilities assumed by the Company, (iii) any claim that the information included in this Prospectus or the registration statement of which this Prospectus is a part (other than information provided by True North) is false and misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iv) any failure to perform or violation of any provision of the Acquisition Agreement.

  True North has agreed to indemnify, defend and hold harmless the Company and each of its directors, officers and employees from and against all liabilities relating to, arising out of or due to, directly or indirectly, (i) any breach by True North of any representations or warranties made by True North in the Acquisition Agreement, (ii) any of the liabilities retained by True North,
(iii) any claim that the information included in this Prospectus or the registration statement of which this Prospectus is a part which has been provided specifically by True North for the purpose of inclusion in this Prospectus and the registration statement is false and misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iv) any failure to perform or violation of any provision of the Acquisition Agreement.

  The Acquisition Agreement provides that for a period of three years after the Combination, True North will not compete with the Company with respect to advertising services delivered through the Internet or corporate intranets and digital communications services dedicated to marketing purposes, provided that
(i) True North may
acquire another business with certain limited interactive marketing operations and (ii) True North may acquire another business that engages in a significant amount of interactive marketing operations if less than one-half of such business' operations are interactive marketing operations and True North has offered the Company a reasonable opportunity to purchase the interactive marketing operations of such business on terms and conditions that are consistent with the agreement to purchase such business by True North and at a purchase price that reasonably reflects the relative value of such business.

INTERCOMPANY AGREEMENTS

  In the normal course of business, the Company and True North have from time-to-time entered into various business transactions and agreements, and the Company and True North may enter into additional transactions in the future. The following is a summary of each of the material agreements that the Company and True North have entered into in connection with the Combination. Such summaries are qualified in their entirety by those agreements which are filed as exhibits to the registration statement of which this Prospectus is a part.

  Administrative Services Agreement. Under the Administrative Services Agreement, True North will provide various administrative functions and other services to the Company, including accounting, internal audit, tax preparation, consulting, studio use, employee benefits and administration, insurance, travel services, office supplies and equipment rental, media services, payroll, and voice and data network access. During the period that True North performs administrative functions for the Company, expenses associated with such functions will be charged to the Company based primarily on either an allocation of salaries and overhead for time expended by True North personnel on Company matters or a ratio of the salaries of Company employees serviced by True North to the total salaries of all True North and Company employees serviced by True North plus out-of-pocket expenses, and in certain circumstances hourly rates or the increased costs to True North for providing the service. The Administrative Services Agreement also provides that the Company will pay to True North a referral fee equal to 1.5% of revenues received by the Company from projects for which True North or its affiliates referred the clients to the Company. The Company may terminate this agreement at any time upon 90 days' prior written notice, and True North may terminate the agreement 12 months following the Combination, but must give 180 days' prior written notice of such intent to terminate. The referral fee is also reciprocal with True North, providing for payments from True North upon the same terms and conditions upon the performance of work completed, based upon referrals from the Company.

  Intercompany Credit Agreement. The Intercompany Credit Agreement provides that True North will make available a $5.0 million working capital credit facility to the Company at an interest rate equal to LIBOR plus 75 basis points. The credit facility will terminate the earlier of one year from the date of the Combination or 90 days after receipt by the Company of notice from True North that True North no longer owns 50% of the voting power of the Company and is demanding payment of any amounts owed under the credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Intellectual Property Agreement. The Intellectual Property Agreement provides for the licensing of certain intellectual property from the Company to True North. Specifically, the Company will license its corporate intranet product to True North for use by True North and certain clients of True North. All licenses are non-exclusive and non-transferrable. The True North intranet license has a five-year initial term and can be renewed annually thereafter. The True North intranet license cannot be sublicensed. Payments by True North for the True North intranet are based on associated research and development expenditures.

  Maintenance and Enhancement Agreement. The Maintenance and Enhancement Agreement provides that the Company will furnish installation, technical support and enhancement services to True North for the software licensed under the Intellectual Property Agreement. The Maintenance and Enhancement Agreement has a one-year initial term, and can be renewed annually thereafter. Payments by True North consist of a fixed annual fee, which may be adjusted in mid-1997 based on Company's costs of providing the maintenance and enhancement services.

  Space Sharing Agreements. The Company has entered into various Space Sharing Agreements with True North and certain of its subsidiaries pursuant to which the Company will lease office space in Chicago, New York, San Francisco, Los Angeles, Toronto and Hong Kong. The rent per square foot under each space sharing agreement is based on the average monthly rent per square foot and other related costs under the underlying lease. Either party may terminate any of such agreements upon six months' written notice beginning June 30, 1996. The Company also has the right to terminate the Space Sharing Agreement covering the San Francisco office at any time upon one-month's notice. The Company will also, pursuant to an assignment of lease with a subsidiary of True North, lease office space in London.

  Tax Matters Agreement. Pursuant to the Tax Matters Agreement, True North will indemnify the Company for tax liabilities attributable to periods ending on or prior to the date of the Combination, including costs associated with audits. It is expected that the Company will be part of True North's unitary group for certain states' income taxes. Accordingly, in years when the Company has taxable income, a pro forma calculation will be made of each state income tax that the Company would have owed had it not been a member of the True North unitary group, and the Company will pay such amount to True North. In years in which the Company has a taxable loss or a tax credit, a pro forma calculation of each state income tax benefit which is realized by the True North unitary group as a result of the Company's taxable loss or tax credit will be made, and True North will pay the Company such amount.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                          PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 1, 1997, and as adjusted to reflect the sale of shares of Class A Common Stock by the Company and the Selling Stockholders offered hereby, by (i) each person or entity who is known by the Company to beneficially own five percent or more of the outstanding shares of either class of Common Stock of the Company, (ii) each Director, (iii) each executive officer and (iv) all directors and executive officers of the Company as a group.

                                                           CLASS B
                               CLASS A COMMON STOCK      COMMON STOCK   COMMON STOCK
                          ------------------------------ ------------ -----------------
                                          PERCENT OF                  PERCENT OF TOTAL
                                           OWNERSHIP                  VOTING POWER (2)
                             SHARES    -----------------    SHARES    -----------------
                          BENEFICIALLY  BEFORE   AFTER   BENEFICIALLY  BEFORE   AFTER
NAME                       OWNED (1)   OFFERING OFFERING  OWNED (1)   OFFERING OFFERING
----                      ------------ -------- -------- ------------ -------- --------
True North                     --           %        %    5,093,800        %        %
 Communications Inc.....
 101 East Erie Street
 Chicago, Illinois 60611
Gregory W. Blaine (3)...      13,400                             --
Gerald M. O'Connell
 (4)(5).................   1,113,551                             --
Michael F. Bogacki (3)..      12,800                             --
Robert M. Greenberg (3).      13,400                             --
Douglas C. Ahlers
 (4)(5).................   1,113,552                             --
Robert C. Allen, II
 (4)(5).................     292,620                             --
Martin F. Reidy (3).....      12,800                             --
Mitchell T. Engel.......          --                             --
Bruce Mason.............          --                             --
All directors and
 executive officers
 as a group (9 persons)
 (6)....................   2,601,185                             --

--------
*Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 1, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) Represents shares of Class A Common Stock subject to options which are exercisable as of the date of this Prospectus.
(4) The address of each of Messrs. O'Connell, Ahlers and Allen is c/o TN Technologies Inc., 228 Saugatuck Avenue, Westport, Connecticut 06880.
(5) Includes 2,000 shares of Class A Common Stock subject to options, which are exercisable as of the date of this Prospectus.

(6) Includes an aggregate of 58,400 shares of Class A Common Stock subject to options held by directors and executive officers of the Company, which are exercisable as of the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  Pursuant to the Company's Certificate of Incorporation, the Company has authority to issue an aggregate of 50,000,000 shares of capital stock, consisting of 39,906,200 shares of Class A Common Stock, par value $0.001 per share, 5,093,800 shares of Class B Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

  Set forth below is a description of the Common Stock and the Preferred Stock that may be issued under the Company's Certificate of Incorporation.

COMMON STOCK

  The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

  Voting Rights. Each share of Class A Common Stock outstanding is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to five votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. There is no cumulative voting in the election of directors. See "Risk Factors--Control of the Company; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

  For so long as there are any shares of Class B Common Stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B Common Stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire at such time as all outstanding shares of Class B Common Stock cease to be outstanding.

  Dividends, Distributions and Stock Splits. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate as, if, and when such dividends are declared by the Company's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of Preferred Stock, if any.

  In the case of dividends or distributions payable in Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock will be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to the Class B Common Stock. In the case of dividends or other distributions consisting of other voting shares of the Company, the Company will declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of the Class A Common Stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B Common Stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Company, the Company will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the security paid to the holders of the Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock.

  Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

  Conversion. The shares of Class A Common Stock are not convertible.

  The Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of 1.015 shares of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into 1.015 shares of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock to any person other than a nominee of such holder (without a change in beneficial ownership) or any parent corporation or wholly-owned subsidiary of such holder. The holders of Class B Common Stock shall have, upon conversion of their shares of Class B Common Stock into shares of Class A Common Stock, one vote per share of Class A Common Stock held on all matters submitted to a vote of the Company's stockholders.

  Liquidation. In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A Common Stock and the Class B Common Stock, treated as a single class.

  Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction of the Company in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A Common Stock and Class B Common Stock will be entitled to receive an equal per share amount (assuming conversion of the Class B Common Stock into Class A Common Stock on the basis set forth above) of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A Common Stock and Class B Common Stock differ at that time.

  Other Provisions. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock.

  All shares of Class A Common Stock and Class B Common Stock outstanding are fully paid and nonassessable, and all the shares of Class A Common Stock and Class B Common Stock to be outstanding upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

  Upon consummation of the Offering, 5,000,000 shares of undesignated Preferred Stock will be authorized, and no shares will be outstanding. The Company's Board of Directors has the authority to issue Preferred Stock in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed on any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company's Board of Directors will have authority, without approval of the stockholders, to issue Preferred Stock that has voting and conversion rights superior to the Common Stock which may affect the voting power of the holders of Class A Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the voting stock outstanding of the corporation, (ii) an affiliate or associate of that corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii). Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither the Company's Certificate of Incorporation nor the Bylaws exempt the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

  Annual meetings of stockholders shall be held to elect the Board of Directors of the Company and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman, Chief Executive Officer or a majority of the Board of Directors of the Company. The stockholders may act by written consent in lieu of a meeting of stockholders until such time as all shares of Class B Common Stock cease to be outstanding.

  The Certificate of Incorporation may be amended with the approval of a majority of the Board of Directors of the Company and the holders of a majority of the Company's voting securities outstanding.

  The number of Directors which shall constitute the whole Board of Directors of the Company shall be fixed by resolution of the Board of Directors of the Company. The size of the initial Board is fixed at eleven members. The Directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of the Company's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly created directorships on the Board of Directors of the Company resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, a sole remaining Director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. In connection with the Conversion, the Company and True North have agreed to cause the election of the following individuals to the Board of Directors of the Company, subject to certain conditions: (i) each of the Limited Partners so long as they collectively own at least 61% of the aggregate amount of Class A Common Stock received pursuant to the Conversion;
(ii) Mr. O'Connell and either Mr. Ahlers or Mr. Allen, so long as the Limited Partners collectively own at least 45% of the aggregate amount of the Class A Common Stock received pursuant to the Conversion; and (iii) Mr. O'Connell, so long as the Limited Partners collectively own at least 30% of the aggregate amount of Class A Common Stock received pursuant to the Conversion.

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

LIMITATION OF LIABILITY; INDEMNIFICATION

  The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a Director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a Director's fiduciary duty. These provisions will not alter a Director's liability under federal securities laws. The Company's Bylaws also contains provisions indemnifying the Directors and officers of the Company to the fullest extent permitted by DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers. See "Management--Limitation of Liability and Indemnification Matters."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Class A Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. Sales of substantial numbers of shares of Common Stock into the public market after the Offering, or the perception that such sales could occur, could materially and adversely affect the market price of the Class A Common Stock prevailing from time to time or could impair the Company's future ability to obtain capital through an offering of equity securities. The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for future sales, will have on future market prices of the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at the time and price it deems appropriate.

  Upon completion of the Offering, the Company will have an aggregate of
           shares of Class A Common Stock outstanding (      if the
Underwriters over-allotment option is exercised in full) and 5,093,800 shares of Class B Common Stock outstanding. Of these shares, only the shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, no shares of Common Stock will be available for sale in the public market prior to expiration of the lock-up agreements 180 days after the date of this Prospectus.

  All Directors, officers and existing stockholders of the Company have agreed that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or any securities are either now owned by the undersigned or are hereafter acquired prior to or in connection with the Offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise other than (x) as a bona fide gift or gifts; provided the donee or donees thereof agree to be bound by the lock-up agreement or (y) a transfer to employees of Modem Media made in connection with the Combination provided such transferees thereof agree to be bound by the lock-up, for a period ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated currently has no plans to release any portion of the securities subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which
will equal approximately         shares immediately after this offering) or
(ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of the Offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  The Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

  The Company intends to file a registration statement approximately 90 days
after the Offering to register the     shares of Class A Common Stock reserved
for issuance under the Company's Stock Option Plan and the Company's Purchase
Plan and the     shares of Class A Common Stock issuable upon the exercise of options granted to certain employees of Modem Media in connection with the Conversion. Based on the number of shares reserved for issuance as of the date of this Prospectus under such plan, such registration statement would cover
approximately           shares. See "Management--Stock Plans." Accordingly,
shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of the date of this Prospectus, no options were outstanding under the Company's Stock Option Plan. Concurrently with the consummation of the Offering, the Company intends
to grant options to purchase an aggregate of         shares of Class A Common
Stock pursuant to the Stock Option Plan to certain Directors, officers and employees of the Company at an exercise price equal to the initial public
offering price,         of which will be vested immediately. See "Management--
Stock Plans."

                                 UNDERWRITERS

  Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Robertson, Stephens & Company LLC are serving as representatives for the Underwriters (the "Representatives"), have severally agreed to purchase, and the Company agreed to sell to them severally, the respective number of shares of Class A Common Stock set forth opposite the name of each Underwriter below.

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Robertson, Stephens & Company LLC..................................
                                                                       ---------
         Total........................................................
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

  The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   per share under the price to public. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to
purchase up to       additional shares of Class A Common Stock at the price to
public set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Class A Common Stock offered hereby. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares to be purchased and offered by such Underwriter in the above table bears to the total number of shares to be purchased by the Underwriters.

  Application has been made to list the Class A Common Stock for quotation on the Nasdaq National Market under the symbol "TNTI."

  The Company and its Directors and officers, and all stockholders of the Company, have agreed that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or any securities are either now owned by the undersigned or are hereafter acquired prior to or in connection with the Offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise other than (w) as a bona fide gift or gifts, provided the donee or donees thereof agree to be bound by the lock-up agreement, (x) a transfer to employees of Modem Media made in connection with the Combination provided such transferees thereof agree to be bound by the lock-up, (y) the sale to the Underwriters of any shares of Class A Common Stock pursuant to the Underwriting Agreement or
(z) the grant of options or issuance of stock upon the exercise of outstanding stock options pursuant to the Company's stock option plans, for a period ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. See "Shares Eligible for Future Sale."

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company, True North and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  From time to time Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to the Company and True North. In connection with the Conversion and Combination, Morgan Stanley & Co. Incorporated has performed certain financial advisory services, including the issuance of a fairness opinion, to True North, and has received aggregate fees from True North during the past year of approximately $1.3 million in connection with all such services.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for the shares of Class A Common Stock. Consequently, the initial public offering price will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can be no assurance that a regular trading market for the shares of Class A Common Stock will develop after this offering or, if developed, that a public trading market can be sustained. There can be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which it is issued by the Underwriters in the Offering.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                 EXPERTS

  The audited combined financial statements of the True North Units as of December 31, 1994 and 1995 and September 30, 1996, and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of Modem Media Advertising Limited Partnership as of December 31, 1994 and 1995 and September 30, 1996, and for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of R/GA Interactive, Inc. as of December 31, 1993 and 1994 and June 30, 1995 and for the period from inception through December 31, 1993, the year ended December 31, 1994 and the six months ended June 30, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc. as of December 31, 1993 and March 31, 1994 and for the year ended December 31, 1993 and the three months ended March 31, 1994 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
TRUE NORTH UNITS
  Report of Independent Public Accountants................................ F-3
  Combined Balance Sheets as of December 31, 1994 and 1995 and September
   30, 1996............................................................... F-4
  Combined Statements of Income (Loss) and Retained Earnings (Deficit) for
   the years ended December 31, 1994 and 1995 and the nine months ended
   September 30, 1995 (unaudited) and 1996................................ F-5
  Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 (unaudited) and
   1996................................................................... F-6
  Notes to Combined Financial Statements.................................. F-7

MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP
  Report of Independent Public Accountants................................ F-13
  Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996.. F-14
  Statements of Income for the years ended December 31, 1993, 1994 and
   1995 and the nine months ended September 30, 1995 (unaudited) and 1996. F-15
  Statements of Partners' Capital for the years ended December 31, 1993,
   1994 and 1995 and the nine months ended September 30, 1996............. F-16
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and
   1995 and the nine months ended September 30, 1995 (unaudited) and 1996. F-17
  Notes to Financial Statements........................................... F-18
R/GA INTERACTIVE, INC.
  Report of Independent Public Accountants................................ F-22
  Balance Sheets as of December 31, 1993, December 31, 1994, and June 30,
   1995................................................................... F-23
  Statements of Operations and Retained Deficit for the Period from
   Inception through December 31, 1993, the year ended December 31, 1994 and the six months ended June 30, 1995................................. F-24
  Statements of Cash Flows for the Period from Inception through December
   31, 1993, the year ended December 31, 1994 and the six months ended
   June 30, 1995.......................................................... F-25
  Notes to Financial Statements........................................... F-26
CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.
  Report of Independent Public Accountants................................ F-29
  Balance Sheets as of December 31, 1993 and March 31, 1994............... F-30
  Statements of Loss and Retained Deficit for the year ended December 31,
   1993 and the three months ended March 31, 1994......................... F-31
  Statements of Cash Flows for the year ended December 31, 1993 and the three months ended March 31, 1994...................................... F-32
  Notes to Financial Statements........................................... F-33

                                TRUE NORTH UNITS

                         COMBINED FINANCIAL STATEMENTS

          AS OF DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996
                         TOGETHER WITH AUDITOR'S REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
True North Communications Inc.:

  We have audited the accompanying combined balance sheets of the True North Units, consisting of the businesses described in Note 1 to the combined financial statements, as of December 31, 1994 and 1995 and September 30, 1996, and the related combined statements of income (loss) and retained earnings (deficit) and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the management of True North Communications Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined statements referred to above present fairly, in all material respects, the financial position of the True North Units as of December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

November 15, 1996

 (except for the matters discussed

 in Notes 10 and 11, to which the

 date is December 31, 1996)

                                TRUE NORTH UNITS

                            COMBINED BALANCE SHEETS

          AS OF DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                DECEMBER 31,         SEPTEMBER
                                           -----------------------      30,
                 ASSETS                       1994        1995         1996
                 ------                    ----------  -----------  -----------
CURRENT ASSETS:
  Cash...................................  $  236,141  $   446,229  $     3,661
  Accounts Receivable, net of reserve for
   doubtful accounts of $87,710 in 1994,
   $102,998 in 1995 and $202,873 in 1996.   2,399,412    4,540,255    5,153,789
  Accounts Receivable from Related Party.         --        79,403      667,978
  Accrued Revenues.......................     113,511      566,477    2,448,258
  Unbilled Charges.......................         --       205,069      718,315
  Income Taxes Receivable................     111,914    1,173,573    1,052,550
  Prepaid Income Taxes...................         --           --       168,118
  Prepaid Expenses and Other Current
   Assets................................       8,478       61,424      178,929
                                           ----------  -----------  -----------
    Total Current Assets.................   2,869,456    7,072,430   10,391,598
                                           ----------  -----------  -----------
PROPERTY AND EQUIPMENT:
  Computers and Software.................     201,534    3,740,679    5,093,544
  Leasehold Improvements, Furniture and
   Other.................................     140,501      250,846      377,474
                                           ----------  -----------  -----------
    Total Property and Equipment.........     342,035    3,991,525    5,471,018
  Less: Accumulated Depreciation and
   Amortization..........................     (25,680)    (465,043)    (873,367)
                                           ----------  -----------  -----------
    Total Property and Equipment, net....     316,355    3,526,482    4,597,651
                                           ----------  -----------  -----------
GOODWILL, net of accumulated amortization
 of $16,301 in 1994, $136,737 in 1995 and
 $333,731 in 1996........................     723,733    3,792,391    6,545,598
                                           ----------  -----------  -----------
OTHER ASSETS.............................       2,384        2,384        2,384
                                           ----------  -----------  -----------
    Total Assets.........................  $3,911,928  $14,393,687  $21,537,231
                                           ==========  ===========  ===========
  LIABILITIES AND STOCKHOLDER'S EQUITY
  ------------------------------------
CURRENT LIABILITIES:
  Accounts Payable.......................  $  310,861  $   891,557  $ 1,822,370
  Earnout Payable........................      54,118    1,143,626      983,400
  Advance Billings.......................   1,721,281    2,419,649    3,038,192
  Income Taxes Payable...................     181,932          --           --
  Accrued Compensation...................      84,276      307,641      410,090
  Other Current Liabilities..............      21,133      265,763      291,274
                                           ----------  -----------  -----------
    Total Current Liabilities............   2,373,601    5,028,236    6,545,326
                                           ----------  -----------  -----------
DEFERRED TAX LIABILITY...................         --       250,808      642,589
                                           ----------  -----------  -----------
NONCURRENT EARNOUT PAYABLE...............         --           --     1,966,800
                                           ----------  -----------  -----------
INTERCOMPANY LOANS PAYABLE...............   1,120,286    9,798,261   14,074,190
                                           ----------  -----------  -----------
STOCKHOLDER'S EQUITY
  Common Stock, authorized, issued and
   outstanding 6,250 shares for
   Christiansen, Fritsch, Giersdorf,
   Grant & Sperry, Inc. in 1994, 1995 and
   1996..................................     162,000      162,000      162,000
  Retained Earnings (Deficit)............     256,041     (845,618)  (1,853,674)
                                           ----------  -----------  -----------
    Total Stockholder's Equity...........     418,041     (683,618)  (1,691,674)
                                           ----------  -----------  -----------
    Total Liabilities and Stockholder's
     Equity..............................  $3,911,928  $14,393,687  $21,537,231
                                           ==========  ===========  ===========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                                TRUE NORTH UNITS

      COMBINED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)

               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND

       THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                   DECEMBER 31,             SEPTEMBER 30,
                              -----------------------  ------------------------
                                 1994        1995         1995         1996
                              ----------  -----------  -----------  -----------
                                                       (UNAUDITED)
REVENUES..................... $4,019,724  $11,438,904  $7,018,442   $14,366,889
                              ----------  -----------  ----------   -----------
OPERATING EXPENSES:
  Salaries, Outside Services
   and Employee Benefits
   Expenses..................  2,578,875    7,445,129   4,300,518     9,112,310
  Office and General
   Expenses..................  1,059,658    5,728,138   3,385,301     6,865,193
  Amortization of Goodwill...     16,301      120,436      64,708       196,994
                              ----------  -----------  ----------   -----------
    Total Operating Expenses.  3,654,834   13,293,703   7,750,527    16,174,497
                              ----------  -----------  ----------   -----------
OPERATING INCOME (LOSS)......    364,890   (1,854,799)   (732,085)   (1,807,608)
  Other Income (Expense),
   net.......................    (38,831)       3,908         --            --
                              ----------  -----------  ----------   -----------
INCOME (LOSS) BEFORE
 PROVISION (BENEFIT) FOR
 INCOME TAXES................    326,059   (1,850,891)   (732,085)   (1,807,608)
PROVISION (BENEFIT) FOR
 INCOME TAXES................     70,018     (872,641)   (383,455)     (799,552)
                              ----------  -----------  ----------   -----------
NET INCOME (LOSS)............    256,041     (978,250)   (348,630)   (1,008,056)
DIVIDENDS....................        --      (123,409)   (123,409)          --
RETAINED EARNINGS (DEFICIT),
 beginning of period.........        --       256,041     256,041      (845,618)
                              ----------  -----------  ----------   -----------
RETAINED EARNINGS (DEFICIT),
 end of period............... $  256,041  $  (845,618) $ (215,998)  $(1,853,674)
                              ==========  ===========  ==========   ===========


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                                TRUE NORTH UNITS

                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND

       THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                  DECEMBER 31,              SEPTEMBER 30,
                             ------------------------  ------------------------
                                1994         1995         1995         1996
                             -----------  -----------  -----------  -----------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net Income (Loss)......... $   256,041  $  (978,250) $ (348,630)  $(1,008,056)
  Adjustments to reconcile
   net income (loss)
   to net cash used in
   operating activities--
    Depreciation............      99,410      429,205     235,936       420,092
    Amortization of
     Goodwill...............      16,301      120,436      64,708       196,994
    Loss on Sale of
     Equipment..............      43,091          --          --         14,588
    Changes in Assets and
     Liabilities
      Accounts Receivable...  (1,594,042)  (1,870,341)   (925,437)     (613,534)
      Accounts Receivable
       from Related Party...         --       (79,403)        --       (588,575)
      Accrued Revenues......         --       (83,265)        --     (1,881,781)
      Unbilled Charges......      24,295     (202,817)     87,045      (513,246)
      Prepaid Income Taxes..         --           --          --       (168,118)
      Prepaid Expenses and
       Other Current Assets.      24,451      (52,894)    (83,844)     (117,505)
      Accounts Payable......    (248,851)     577,976     490,712       930,813
      Advance Billings......   1,280,313      647,708      58,451       618,543
      Income Taxes
       Payable/Receivable...      70,018   (1,243,591)   (467,820)      121,023
      Accrued Compensation..      70,251      229,635         --        102,449
      Other Current
       Liabilities..........     (67,632)       3,641     377,909        25,511
      Deferred Tax
       Liability............         --       250,808         --        391,781
                             -----------  -----------  ----------   -----------
        Net Cash Used in
         Operating
         Activities.........     (26,354)  (2,251,152)   (510,970)   (2,069,021)
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of Property and
   Equipment................    (133,838)  (3,595,122) (2,947,163)   (1,425,753)
                             -----------  -----------  ----------   -----------
        Net Cash Used in In-
         vesting
         Activities.........    (133,838)  (3,595,122) (2,947,163)   (1,425,753)
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Loans From Parent Company.     690,010    6,233,889   4,115,557     4,195,832
  Dividends Paid to Parent
   Company..................         --      (123,409)   (123,409)          --
  Payment of Earnout........         --       (54,118)    (54,118)   (1,143,626)
  Net Repayment of Short-
   term Borrowings..........    (258,379)         --          --            --
  Repayments of Long-term
   Debt.....................    (180,907)         --          --            --
                             -----------  -----------  ----------   -----------
        Net Cash Provided by
         Financing Activi-
         ties...............     250,724    6,056,362   3,938,030     3,052,206
                             -----------  -----------  ----------   -----------
NET INCREASE (DECREASE) IN
 CASH.......................      90,532      210,088     479,897      (442,568)
CASH, beginning of period...     145,609      236,141     236,141       446,229
                             -----------  -----------  ----------   -----------
CASH, end of period......... $   236,141  $   446,229  $  716,038   $     3,661
                             ===========  ===========  ==========   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               TRUE NORTH UNITS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

            DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION--The combined financial statements include the accounts of various businesses owned and operated by True North Communications Inc. ("TNC") (together, the "True North Units"). These operations include:

  . Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc. ("Cf2GS") which TNC acquired effective April 1, 1994,

  .  R/GA Interactive, Inc. which TNC acquired effective July 1, 1995,

  . Northern Lights Interactive which commenced operations in 1995 as divisions of various subsidiary companies of TNC, and

  . Relationship Technology Group which commenced operations in 1994 as a division of TNC.

  The results of operations and cash flows of Cf2GS and R/GA Interactive, Inc. are included from their respective dates of acquisition (see also Note 2). None of the True North Units either were owned by TNC in 1993 or had operations in 1993.

  All significant intercompany transactions have been eliminated.

  DESCRIPTION OF BUSINESSES--The True North Units consist primarily of digital marketing communications businesses which provide their clients with technology-based marketing solutions as well as direct mail, media and general advertising services. The operations of the True North Units are subject to certain risks and uncertainties, including dependence on its relationship with TNC for client referrals as well as management and administrative services; limited operating history of certain businesses; dependence on key clients (see Significant Customers below) and an absence of long-term contracts with all clients; management of growth and the related strain on management and human resources; dependence on key management personnel for certain businesses; competition and low barriers to entry; uncertainty of market potential for digital interactive marketing solutions; dependence on continued growth in use of the Internet and the World Wide Web; rapid technological change; conflicts of interests between clients; uncertainties regarding intellectual property rights; risks associated with expanding operations internationally in 1996; government regulation of the marketing communications industry; and susceptibility to general economic conditions. See also the "Risk Factors" Section of this Form S-1 for additional information.

  UNAUDITED FINANCIAL STATEMENTS--The unaudited statements of income (loss) and retained earnings (deficit) and cash flows for the nine months ended September 30, 1995 reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The operating results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ from these estimates.

  SIGNIFICANT CUSTOMERS--One customer, a financial institution, accounted for approximately 18%, 18%, 18% (unaudited) and 11% of combined revenues in 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively. Another customer, a government agency, accounted for approximately 12%, 15% (unaudited) and 8% of combined revenues in 1995 and the nine months ended September 30, 1995 and 1996, respectively. A third customer, in the entertainment industry, accounted for approximately 17%, 20% (unaudited) and 2.0% of combined revenues in 1995 and the nine months ended September 30, 1995 and 1996, respectively. Another customer, in the software and entertainment industry, accounted for approximately 4%, 4% (unaudited) and 12% of combined revenues in 1995 and the nine months ended September 30, 1995 and 1996, respectively.

                               TRUE NORTH UNITS

  REVENUE RECOGNITION--Revenues represent fees for services rendered as well as commissions on media and production costs. Such services are generally completed within three to twelve months. Fees are recognized as earned based principally on labor costs incurred using the percentage-of-completion method. Commissions are recognized as revenue when earned, which is generally when such amounts are billable. Advance billings represent billings in excess of costs incurred and estimated earnings for services. Accrued revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent third-party media, production and other client reimbursable out-of-pocket costs. Revenue is reported net of such reimbursable costs. Provisions for any estimated losses on uncompleted projects are made in the period in which such losses are determinable. There are no contract retainages and all amounts are expected to be collected within one year.

  The True North Units derive a portion of their revenues from the provision of services to clients of TNC. As such, a portion of the revenues of TNC are shared with the True North Units, based upon the value of the services provided by the True North Units to TNC's clients on a time and materials basis. In addition, in the third quarter of 1996, the True North Units derived revenues from TNC under an intellectual property agreement for the operation of TNC's intranet. The total of all revenues described above represented approximately 13%, 8%, 4% (unaudited) and 24% of combined revenues of the True North Units for 1994, 1995, and the nine months ended September 30, 1995 and 1996, respectively.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost and are depreciated principally using the straight line method over their estimated useful lives ranging from three to eight years. Purchased software and third-party costs incurred to develop software for internal company use are capitalized and amortized over five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the life of the lease. Recorded fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indicated impairments would be provided for currently.

  GOODWILL--Goodwill is amortized over periods from ten to 40 years. Carrying values are periodically reviewed for impairment and adjusted, if necessary, based upon current facts and circumstances and management's estimates of undiscounted future operating earnings of the related businesses.

  INCOME TAXES--The True North Units are parties to a tax sharing arrangement with TNC whereby the True North Units provide for, and pay or receive, federal and state taxes on a separate return basis based upon pretax income excluding goodwill amortization expense. The True North Units' results are included in the consolidated federal and state tax returns of TNC. The settlement of tax provisions or benefits with TNC occurs in the subsequent year at the time TNC files its related consolidated tax returns. Income taxes receivable or payable therefore represent amounts due from or to TNC.

  The True North Units provide for federal and state income taxes on earnings regardless of the period in which such taxes are payable. Deferred income taxes are recognized for temporary differences between financial and income tax reporting based on enacted tax laws and rates.

2. ACQUIRED COMPANIES

  Effective April 1, 1994, TNC acquired all of the outstanding common stock of Cf2GS for $275,000, and assumed borrowings, debt and capital notes totaling $414,286. The acquisition was accounted for using the purchase method of accounting. The excess of the initial cost of the acquisition over the fair market value of net assets acquired was $685,916. Under the original terms of the acquisition agreement, the former stockholders of Cf2GS were due annual earnout payments based upon a percentage of revenues through 1998. In August 1996, management modified the terms of the earnout arrangement to guarantee annual minimum earnout payments of $983,400 in 1996, 1997 and 1998. Earnout amounts of $54,118, $1,143,626 and $2,950,200 have been capitalized as goodwill in 1994, 1995 and at September 30, 1996, respectively. This portion of goodwill is being amortized over 40 years.

  Effective July 1, 1995, TNC acquired certain assets and assumed certain liabilities of various entities owned by Robert M. Greenberg. In addition, TNC acquired from Robert M. Greenberg the common stock of R/GA Interactive, Inc. The consideration paid was allocated to each of the operations acquired, including R/GA

                               TRUE NORTH UNITS

Interactive, Inc., by TNC which resulted in goodwill of $2,045,468. This portion of goodwill is being amortized over ten years.

  The following unaudited pro forma summary presents the combined results of operations of the True North Units as if the acquisitions of Cf2GS and R/GA Interactive, Inc. had occurred on January 1, 1994 and, therefore, includes the amortization of goodwill from this date:

                                                           1994        1995
                                                        ----------  -----------
      Revenues......................................... $5,697,690  $12,822,244
      Net Loss......................................... $ (593,466) $(1,376,086)

  These pro forma results do not necessarily represent results which would have occurred if these acquisitions had occurred on the date indicated or which may be obtained in the future.

3. COSTS SHARED WITH PARENT COMPANY

  As discussed in Note 1, the True North Units are divisions or subsidiaries of TNC. TNC provides a wide range of services to the True North Units including participation in and administration of certain employee benefit plans (see also Note 6), accounting and treasury services, use of advertising personnel to assist in the completion of marketing projects, and use of office facilities and services for certain operations.

  TNC charges for these services based on its estimated cost to provide these services to the True North Units. Management of the True North Units and TNC believe that the amounts charged for these services are not materially different than the cost of obtaining these services from independent parties. Charges amounted to $41,800, $861,442, $446,740 (unaudited) and $1,966,468 in
1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively, and are included in office and general expenses in the combined statements of income (loss) and retained earnings (deficit).

4. HOME OFFICE ALLOCATIONS

  TNC also charges each of its operating units (including the True North Units) for general corporate expenses incurred at the parent company level. These costs include the costs of the corporate offices, primarily as they relate to the administration of a public company. In addition, the Company expects that it may incur increased expenses associated with the Company being a public company. The amount of the charge is based on the percentage of the operating unit's salaries to the total salaries of all TNC operating units. It is TNC's policy to not assess its acquired operating units this charge in the first year after the acquisition. Charges amounted to $45,300, $432,286, $301,500 (unaudited) and $467,208 in 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively, and are included in office and general expenses in the combined statements of income (loss) and retained earnings (deficit).

5. LEASE OBLIGATIONS

  The True North Units lease all of their office facilities as well as certain equipment and vehicles under operating leases. All of the True North Units, except for Cf2GS, lease their office facilities from various subsidiary companies of TNC under month-to-month lease terms. Rental rates are determined based upon the actual amounts paid by TNC under the third-party lease. Management of the True North Units and TNC believe that the amounts charged for rent by TNC are not materially different than the rental cost which would be charged by a third party. Rent expense was $260,014, $394,741, $258,716 (unaudited) and $483,000 in 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

  Minimum future lease payments under noncancelable operating leases with third parties with lease terms in excess of one year as of December 31, 1995 and September 30, 1996 were as follows:

                                DECEMBER 31, SEPTEMBER 30,
                                    1995         1996
                                ------------ -------------
             1996..............   $306,645     $ 70,702
             1997..............    252,576      285,860
             1998..............    207,159      240,125
             1999..............     18,360       51,960
             2000..............      9,180       34,640
                                  --------     --------
               Total...........   $793,920     $683,287
                                  ========     ========

                               TRUE NORTH UNITS

6. RETIREMENT BENEFIT PLANS

  Cf2GS maintains a profit sharing plan with a 401(k) feature for the benefit of eligible employees. Cf2GS makes matching contributions equal to 25% of employee deferrals up to 6% of an employee's salary. Matching contributions of $13,771, $17,864, $13,303 (unaudited) and $25,117 were made in 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively. All of the other True North Units participate in retirement benefit plans offered by TNC and are charged for such costs as described in Note 3 above.

7. RESERVE FOR DOUBTFUL ACCOUNTS

  The reserve for doubtful accounts and related activity is as follows:

                                      ADDITIONS
                                       CHARGED
                           BALANCE AT TO COSTS                       BALANCE AT
                           BEGINNING     AND                           END OF
                           OF PERIOD  EXPENSES  (DEDUCTIONS)  OTHER    PERIOD
                           ---------- --------- ------------ ------- ----------
Year Ended December 31,
 1994.....................       --   $ 10,590    $(10,590)  $87,710  $ 87,710
Year Ended December 31,
 1995.....................  $ 87,710  $ 90,631    $(75,343)  $   --   $102,998
Nine Months Ended
 September 30, 1996.......  $102,998  $112,242    $(12,367)  $   --   $202,873

  The Other column represents amounts arising from the acquisition of Cf2GS in 1994.

8. UNUSUAL ITEMS

  In July 1996, management elected to discontinue the operations of the Los Angeles office of R/GA Interactive, Inc. A charge of $17,865, primarily related to severance, was recorded during 1996 to recognize the costs associated with the discontinuance. Net losses for the Los Angeles office of R/GA Interactive, Inc. for the first nine months of 1996 were approximately $850,000 (unaudited).

9. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                            1994        1995          1996
                                          ---------  -----------  -------------
Current provision (benefit):
  Federal................................ $ 170,259  $  (872,641)  $  (590,068)
  State..................................    11,673     (333,387)     (462,482)
                                          ---------  -----------   -----------
Deferred provision (benefit):               181,932   (1,206,028)   (1,052,550)
                                          ---------  -----------   -----------
  Federal................................   (96,094)     270,096       171,020
  State..................................   (15,820)      63,291        81,978
                                          ---------  -----------   -----------
                                           (111,914)     333,387       252,998
                                          ---------  -----------   -----------
                                          $  70,018  $  (872,641)  $  (799,552)
                                          =========  ===========   ===========

  Components of the deferred provision (benefit) were as follows:

                                                 DECEMBER 31,
                                              -------------------  SEPTEMBER 30,
                                                1994       1995        1996
                                              ---------  --------  -------------
Amortization................................. $     --   $249,500    $391,781
Bonus accrued, not paid......................   (17,500)  (38,301)    (21,007)
Deferred income..............................   (86,000)   47,821     (47,064)
Advance billing..............................       --     53,145        (830)
Other........................................    (8,414)   21,222     (69,882)
                                              ---------  --------    --------
                                              $(111,914) $333,387    $252,998
                                              =========  ========    ========

                               TRUE NORTH UNITS

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)


  Differences between the effective income tax rate and the U.S. statutory rate were as follows:

                                                       DECEMBER
                                                         31,
                                                      -----------  SEPTEMBER 30,
                                                      1994   1995      1996
                                                      -----  ----  -------------
Statutory federal tax rate...........................  35.0% 35.0%     35.0%
State taxes, net of federal benefit..................   1.3  14.6      13.7
Tax basis in excess of book basis.................... (14.3)  --        --
Goodwill amortization................................   1.7  (1.9)     (3.8)
Other................................................  (2.2) (0.6)     (0.7)
                                                      -----  ----      ----
  Effective rate.....................................  21.5% 47.1%     44.2%
                                                      =====  ====      ====

  The deferred tax assets and liabilities included in the combined financial statements as of December 31, 1994 and 1995 and September 30, 1996 consist of the following:

                               DECEMBER 31, 1994             DECEMBER 31, 1995               SEPTEMBER 30, 1996
                         ----------------------------- ------------------------------  ------------------------------
                          ASSETS  LIABILITIES  TOTAL    ASSETS  LIABILITIES   TOTAL     ASSETS  LIABILITIES   TOTAL
                         -------- ----------- -------- -------- ----------- ---------  -------- ----------- ---------
Current:
  Bonus accrued, not
   paid................. $ 17,500    $--      $ 17,500 $ 55,801  $    --    $  55,801  $ 77,853  $    --    $  77,853
  Deferred income.......   86,000     --        86,000   38,179       --       38,179    85,243       --       85,243
  Advance billing.......      --      --           --       --     53,145     (53,145)      --     52,315     (52,315)
  Other.................    5,897     --         5,897   67,201    78,701     (11,500)  136,038    78,701      57,337
                         --------    ----     -------- --------  --------   ---------  --------  --------   ---------
                          109,397     --       109,397  161,181   131,846      29,335   299,134   131,016     168,118
                         --------    ----     -------- --------  --------   ---------  --------  --------   ---------
Noncurrent:
  Accelerated
   amortization.........      --      --           --       --    249,500    (249,500)      --    641,281    (641,281)
  Other.................    2,517     --         2,517      --      1,308      (1,308)      --      1,308      (1,308)
                         --------    ----     -------- --------  --------   ---------  --------  --------   ---------
                            2,517     --         2,517      --    250,808    (250,808)      --    642,589    (642,589)
                         --------    ----     -------- --------  --------   ---------  --------  --------   ---------
                         $111,914    $--      $111,914 $161,181  $382,654   $(221,473) $299,134  $773,605   $(474,471)
                         ========    ====     ======== ========  ========   =========  ========  ========   =========

  Management of the True North Units believes that the deferred tax assets are fully realizable, therefore no valuation allowances for deferred tax assets has been provided.

  The True North Units made payments for income taxes of $0, $138,845 and $0 in 1994, 1995 and 1996, respectively.

10. INTERCOMPANY LOANS

  Intercompany loans represent cash funding provided by TNC to finance the True North Units' operations. TNC does not charge interest on these loans. In December 1996, TNC agreed to contribute the outstanding intercompany loans in excess of $6,000,000 to the True North Units' capital accounts.

11. SUBSEQUENT EVENT--SALE OF BUSINESSES

  In December 1996, TNC agreed to sell the True North Units to TN Technologies Inc. (formerly Modem Media Advertising Limited Partnership) for approximately 14.5% of TN Technologies Inc.'s common stock.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS

          AS OF DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996
                         TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
True North Communications Inc.:

  We have audited the accompanying balance sheets of Modem Media Advertising Limited Partnership (a Connecticut limited partnership) as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the management of Modem Media Advertising Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media Advertising Limited Partnership as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

November 15, 1996

 (Except for the matter discussed

 in Note 8, to which the date

 is December 31, 1996)

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                                 BALANCE SHEETS

          AS OF DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                  ASSETS                      1994        1995         1996
                  ------                   ----------  ----------  -------------
CURRENT ASSETS:
  Cash.................................... $    2,091  $  184,041   $ 3,904,649
  Accounts receivable, net of reserve for
   doubtful accounts of $21,321 in 1994,
   $262,139 in 1995 and $382,416 in 1996..    889,479   4,933,515     4,574,678
  Accrued revenues........................    133,049     315,594       597,259
  Unbilled charges........................    520,904     758,520     1,852,375
  Prepaid expenses........................     15,510      22,329        47,201
                                           ----------  ----------   -----------
    Total current assets..................  1,561,033   6,213,999    10,976,162
                                           ----------  ----------   -----------
PROPERTY AND EQUIPMENT:
  Computers and software..................    263,914   1,048,595     1,714,023
  Equipment under capital leases..........        --      302,322       530,018
  Leasehold improvements, furniture and
   other..................................     58,159     167,464       307,821
                                           ----------  ----------   -----------
    Total property and equipment..........    322,073   1,518,381     2,551,862
  Less: Accumulated depreciation..........    (58,876)   (311,801)     (763,796)
                                           ----------  ----------   -----------
    Total property and equipment, net.....    263,197   1,206,580     1,788,066
                                           ----------  ----------   -----------
OTHER ASSETS..............................     29,895      42,731        20,013
                                           ----------  ----------   -----------
    Total assets.......................... $1,854,125  $7,463,310   $12,784,241
                                           ==========  ==========   ===========
    LIABILITIES AND PARTNERS' CAPITAL
    ---------------------------------
CURRENT LIABILITIES:
  Accounts payable........................ $  268,440  $2,550,593   $ 4,150,673
  Accrued compensation....................    152,344     319,671       892,185
  Other current liabilities...............      3,729      52,547        48,553
  Bank overdrafts.........................        --      157,557           --
  Advance billings........................    103,000     353,288     2,140,181
  Current portion of capital lease
   obligations............................        --       82,235        92,679
                                           ----------  ----------   -----------
    Total current liabilities.............    527,513   3,515,891     7,324,271
CAPITAL LEASE OBLIGATIONS, LESS CURRENT
 PORTION..................................        --      185,706       225,166
                                           ----------  ----------   -----------
    Total liabilities.....................    527,513   3,701,597     7,549,437
                                           ----------  ----------   -----------
PARTNERS' CAPITAL
  General partner's interest..............  1,050,929   2,028,646     3,087,830
  Limited partners' interest..............    275,683   1,733,067     2,146,974
                                           ----------  ----------   -----------
    Total partners' capital...............  1,326,612   3,761,713     5,234,804
                                           ----------  ----------   -----------
    Total liabilities and partners'
     capital.............................. $1,854,125  $7,463,310   $12,784,241
                                           ==========  ==========   ===========


  The accompanying notes to financial statements are an integral part of these balance sheets.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND

       THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                   DECEMBER 31,                  SEPTEMBER 30,
                         ---------------------------------  ------------------------
                            1993       1994       1995         1995         1996
                         ---------- ---------- -----------  -----------  -----------
                                                            (UNAUDITED)
REVENUES................ $1,221,347 $4,334,604 $11,718,433  $7,570,160   $12,427,143
                         ---------- ---------- -----------  ----------   -----------
OPERATING EXPENSES:
  Salaries, outside
   services and employee
   benefits expenses....    245,471  1,910,608   4,913,378   2,912,328     6,518,092
  Guaranteed payments to
   partners.............    160,241    328,345     628,750     413,750       658,333
  Office and general
   expenses.............    334,674    858,449   2,223,913   1,388,083     2,952,277
                         ---------- ---------- -----------  ----------   -----------
    Total operating
     expenses...........    740,386  3,097,402   7,766,041   4,714,161    10,128,702
                         ---------- ---------- -----------  ----------   -----------
OPERATING INCOME........    480,961  1,237,202   3,952,392   2,855,999     2,298,441
  Interest income.......      2,531      4,154      20,114      12,124        18,386
  Interest expense......        --         --      (12,645)     (8,402)      (24,558)
                         ---------- ---------- -----------  ----------   -----------
NET INCOME.............. $  483,492 $1,241,356 $ 3,959,861  $2,859,721   $ 2,292,269
                         ========== ========== ===========  ==========   ===========




  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND

                 THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                              GENERAL     LIMITED      TOTAL
                                             PARTNER'S   PARTNERS'   PARTNERS'
                                              INTEREST    INTEREST    CAPITAL
                                             ----------  ----------  ----------
Partners' Capital, January 1, 1993.......... $  299,265  $      --   $  299,265
  Net Income................................    390,428      93,064     483,492
  Distributions.............................   (303,374)    (10,000)   (313,374)
  Contributions.............................        --        2,345       2,345
  Contributions Receivable (Payable)........    299,265    (299,265)        --
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1993........    685,584    (213,856)    471,728
  Net Income................................    633,092     608,264   1,241,356
  Distributions.............................   (267,747)   (118,725)   (386,472)
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1994........  1,050,929     275,683   1,326,612
  Net Income................................  2,019,529   1,940,332   3,959,861
  Distributions............................. (1,041,812)   (482,948) (1,524,760)
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1995........  2,028,646   1,733,067   3,761,713
  Net Income................................  1,169,056   1,123,213   2,292,269
  Distributions.............................   (109,872)   (716,961)   (826,833)
  Contributions.............................        --        7,655       7,655
                                             ----------  ----------  ----------
Partners' Capital, September 30, 1996....... $3,087,830  $2,146,974  $5,234,804
                                             ==========  ==========  ==========






  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND

       THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                  DECEMBER 31,                  SEPTEMBER 30,
                         ---------------------------------  -----------------------
                           1993       1994        1995         1995         1996
                         --------  ----------  -----------  -----------  ----------
                                                            (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income...........  $483,492  $1,241,356  $ 3,959,861  $2,859,721   $2,292,269
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities--
    Depreciation and
     amortization......     7,939      53,767      252,925     118,402      451,995
    Increase in
     accounts
     receivable........  (143,452)   (451,682)  (4,044,036) (1,874,178)     358,837
    (Increase) decrease
     in accrued
     revenue...........    37,020     (88,304)    (182,545)   (100,226)    (281,665)
    (Increase) decrease
     in unbilled
     charges...........       --     (520,904)    (237,616)     88,298   (1,093,855)
    Increase in prepaid
     expenses..........   (11,762)     (3,748)      (6,819)    (29,885)     (24,872)
    Increase in other
     assets............   (17,715)     (6,478)     (12,836)    (32,425)      22,718
    Increase (decrease)
     in accounts
     payable and other
     current
     liabilities.......   (22,403)    368,916    2,498,298   1,140,533    2,168,600
    Increase (decrease)
     in advance
     billings..........   (30,000)     65,500      250,288     580,980    1,786,893
                         --------  ----------  -----------  ----------   ----------
      Net cash provided
       by operating
       activities......   303,119     658,423    2,477,520   2,751,220    5,680,920
                         --------  ----------  -----------  ----------   ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchase of property
   and equipment.......   (31,059)   (270,674)    (893,986)   (389,888)    (805,785)
  Retirement of
   property and
   equipment...........    12,783         --           --          --           --
                         --------  ----------  -----------  ----------   ----------
      Net cash used in
       investing
       activities......   (18,276)   (270,674)    (893,986)   (389,888)    (805,785)
                         --------  ----------  -----------  ----------   ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Bank overdrafts......       --          --       157,557         --      (157,557)
  Principal payments
   under capital lease
   obligations.........       --          --       (34,381)    (35,152)    (177,792)
  Partners'
   distributions, net..  (311,029)   (386,472)  (1,524,760)   (355,123)    (819,178)
                         --------  ----------  -----------  ----------   ----------
      Net cash used in
       financing
       activities......  (311,029)   (386,472)  (1,401,584)   (390,275)  (1,154,527)
                         --------  ----------  -----------  ----------   ----------
NET INCREASE (DECREASE)
 IN CASH...............   (26,186)      1,277      181,950   1,971,057    3,720,608
CASH, at beginning of
 period................    27,000         814        2,091       2,091      184,041
                         --------  ----------  -----------  ----------   ----------
CASH, at end of period.  $    814  $    2,091  $   184,041  $1,973,148   $3,904,649
                         ========  ==========  ===========  ==========   ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for interest.  $    --   $      --   $    12,645  $    8,402   $   24,558
                         ========  ==========  ===========  ==========   ==========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH FINANCING
 ACTIVITIES:
  Investment in
   property and
   equipment through
   incurrence of
   capitalized lease
   obligations.........  $    --   $      --   $   302,322  $  258,755   $  227,696
                         ========  ==========  ===========  ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

         DECEMBER 31, 1993, 1994 AND 1995 AND SEPTEMBER 30, 1996

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  Modem Media Advertising Limited Partnership, a Connecticut limited partnership (the "Company"), was founded as Interactive Response Media, a Connecticut General Partnership, in 1987. In June 1993 Interactive Response Media reorganized as a Connecticut Limited Partnership and changed its name to Modem Media Advertising Limited Partnership. The Company is a technology-based marketing communications firm which provides interactive marketing solutions to its customers. The Company's operations are subject to certain risks and uncertainties including dependence on key clients (see Significant Customers below) and an absence of long-term contracts with all clients; management of growth and the related strain on management and human resources; dependence on key management personnel; competition and low barriers to entry; uncertainty of market potential for digital interactive marketing solutions; dependence on continued growth in use of the Internet and the World Wide Web; rapid technological change; conflicts of interests between clients; uncertainties regarding intellectual property rights; government regulation of the marketing communications industry; and susceptibility to general economic conditions. See also the "Risk Factors" section of this Form S-1 for additional information.

UNAUDITED FINANCIAL STATEMENTS

  The unaudited statements of income and cash flows for the nine months ended September 30, 1995 reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The operating results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

SIGNIFICANT CUSTOMERS

  The Company's services have been provided to a limited number of customers located in the United States in a variety of industries. The Company generally does not require collateral and maintains a reserve for potential customer account adjustments. One telecommunications industry customer accounted for approximately 29%, 57%, 78%, 75% (unaudited) and 82% of the Company's revenues in the years ended December 31, 1993, 1994, 1995, and the nine months ended September 30, 1995 and 1996, respectively. Combined revenue from two customers in the retail and beverage industries represented 36%, 27%, 12%, 16% (unaudited) and 7% of the Company's revenues in the years ended December 31, 1993, 1994, 1995, and the nine months ended September 30, 1995 and 1996, respectively.

  Subsequent to December 31, 1995, the Company substantially completed all contract work in progress for a significant customer which comprised 15%, 15%, 6%, 7% (unaudited) and 0% of total Company revenue for the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively. No significant future contract work is in progress for this customer. Management believes that the absence of further contract work with this customer will not have a material adverse effect on the operations of the Company.

MANAGEMENT ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

REVENUE RECOGNITION

  Revenue represents fees for marketing services rendered as well as commissions on media and production costs. Such services are generally completed within three to twelve months. The Company recognizes revenue for fees as they are earned based principally on labor costs incurred using the percentage of completion method.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

Commissions on media and production costs are recognized as revenue when earned, which generally is when such amounts are billable. Advance billings represent billings in excess of costs incurred and estimated earnings for advertising services. Accrued revenues represent costs incurred and estimated earnings in excess of billings. Unbilled charges consist of third-party media, production and other client reimbursable out-of-pocket costs. Revenue is reported net of such reimbursable costs. Losses on customer work are recognized when known. There are no contract retainages and all amounts are expected to be collected within one year.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and are depreciated over their estimated useful lives ranging from three to eight years using both straight-line and accelerated methods. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related lease. The Company reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any indicated impairments.

INCOME TAXES

  The Company is a limited partnership pursuant to the provisions of the Internal Revenue and Connecticut State Tax Codes. Consequently, any federal and state income taxes applicable to the Company's income are payable directly by its partners. Taxable income to the partners was $464,784, $1,465,334 and $3,158,033 for the years ended December 31, 1993, 1994 and 1995, respectively.

2. RESERVE FOR DOUBTFUL ACCOUNTS

  The Company's reserve for doubtful accounts and related activity is as follows:

                                                ADDITIONS
                                       BALANCE   CHARGED               BALANCE
                                         AT     TO COSTS                AT END
                                      BEGINNING    AND                    OF
                                      OF PERIOD EXPENSES  (DEDUCTIONS)  PERIOD
                                      --------- --------- ------------ --------
   Year Ended December 31, 1993...... $     --  $ 42,779    $     --   $ 42,779
   Year Ended December 31, 1994...... $ 42,779  $ 22,421    $(43,879)  $ 21,321
   Year Ended December 31, 1995...... $ 21,321  $258,273    $(17,455)  $262,139
   Nine Months Ended September 30,
    1996 ............................ $262,139  $194,299    $(74,022)  $382,416

3. LEASE COMMITMENTS

  The Company leases office space in Westport and Norwalk, Connecticut and equipment under capital and operating leases expiring in various years through 2000. The total rent expense related to operating leases totaled $40,025, $74,086, $295,940 and $348,359 in the years ended December 31, 1993, 1994,
1995 and the nine months ended September 30, 1996, respectively.

  Minimum future lease payments under noncancelable capital and operating leases with lease terms in excess of one year as of December 31, 1995 and September 30, 1996 are as follows:

                        DECEMBER 31, 1995   SEPTEMBER 30, 1996
                       -------------------- --------------------
                       CAPITAL   OPERATING  CAPITAL   OPERATING
                       --------  ---------- --------  ----------
      1996............ $100,629  $  444,510 $ 49,598  $  127,781
      1997............   58,809     511,124   83,308     511,124
      1998............   58,809     487,922   83,308     487,922
      1999............   57,598     464,720   81,694     464,720
      2000............   35,581     271,087   55,828     271,087
      Thereafter......       --          --    9,441          --
                       --------  ---------- --------  ----------
                        311,426  $2,179,363  363,177  $1,862,634
                                 ==========           ==========
      Less: amount
       representing
       interest.......  (43,485)             (45,332)
                       --------             --------
                       $267,941             $317,845
                       ========             ========

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  The Company's obligations under the office space lease were guaranteed as of December 31, 1995 by a $160,000 stand by letter of credit secured by accounts receivable and other assets. Effective September 30, 1996, the assets which secured the line of credit were no longer guaranteed by the limited partners of the Company. In April 1996, the Company obtained an additional $100,000 standby letter of credit to guarantee certain vendor payables.

  The Company entered into two sublease agreements on October 1, 1995 and May 1, 1996, respectively, on the Norwalk, Connecticut locations. Total additional revenues to be received in future years pursuant to these sublease agreements which will offset the Company's obligation approximate $87,600 as of December 31, 1995 and $67,200 as of September 30, 1996.

4. RETIREMENT BENEFIT PLAN

  Since January 1, 1994, the Company has maintained a profit sharing plan with a 401(k) feature for the benefit of eligible employees. The Company made discretionary matching contributions of $93,150, $60,000, $0 (unaudited) and $75,000 in the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.

5. LINE OF CREDIT

  At December 31, 1995, the Company had confirmed a $250,000 bank line of credit secured by accounts receivable and other assets (which in turn are guaranteed by the limited partners of the Company). In April 1996, the bank line of credit was increased to $1,000,000. Effective September 30, 1996, the assets which secured the line of credit were no longer guaranteed by the limited partners of the Company. There were no borrowings under bank lines during the years ended December 31, 1993, 1994 or 1995 or the nine months ended September 30, 1995 or 1996.

6. TRANSACTIONS WITH PARTNERS

  The Company's partners are also employees of the Company and their compensation is included in the accompanying statements of income and partners' capital as "Guaranteed payments to partners." Distributions of the Company's net income to the partners are included in the financial statements as "Partners' distributions." The Company had a loan receivable from one partner with a balance of $21,751 and $22,496, as of December 31, 1994 and 1995, respectively. This loan receivable is included in Other Assets in the accompanying balance sheets.

7. SUBSEQUENT EVENT--1996 OPTION PLAN

  In October 1996, the Company established the Modem Media Advertising Limited Partnership 1996 Option Plan and granted fully vested options to purchase Modem Media Advertising Limited Partnership interests to certain employees. These options will result in a pre-tax, one-time, non-cash charge against income in the fourth quarter of 1996 of approximately $3,000,000.

8. SUBSEQUENT EVENT--SALE OF PARTNERSHIP INTERESTS

  In December 1996, True North Communications Inc. acquired 49.1% ownership of the Company directly from the partners. Subsequently, the Company incorporated as a C corporation under the name TN Technologies Inc. As of the time of the incorporation, the Company will record tax amounts primarily related to changing from a cash basis taxpayer to an accrual basis taxpayer. Based on the Company's September 30, 1996 financial position, the Company would record a charge against income of $1,041,314 (unaudited), a current deferred tax asset of $64,263 (unaudited), a currently payable income tax liability of $998,900 (unaudited) and noncurrent deferred tax liabilities of $106,677 (unaudited). Additionally, in connection with the acquisition and incorporation, an incentive compensation arrangement is expected to be established that will provide for payments to the partner employees in the event that certain annual operating results are achieved in 1997 and future years.

                             R/GA INTERACTIVE, INC.

                              FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1993 AND 1994 AND JUNE 30, 1995
                         TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
True North Communications Inc.:

  We have audited the accompanying balance sheets of R/GA Interactive, Inc. (a New York corporation) as of December 31, 1993 and 1994 and June 30, 1995, and the related statements of operations and retained deficit and cash flows for the period from inception through December 31, 1993, the year ended December 31, 1994, and the six months ended June 30, 1995. These financial statements are the responsibility of the management of R/GA Interactive, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R/GA Interactive, Inc. as of December 31, 1993 and 1994 and June 30, 1995, and the results of its operations and its cash flows for the period from inception through December 31, 1993, the year ended December 31, 1994, and the six months ended June 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
October 2, 1996

                             R/GA INTERACTIVE, INC.

                                 BALANCE SHEETS

               AS OF DECEMBER 31, 1993 AND 1994 AND JUNE 30, 1995

                  ASSETS                       DECEMBER 31,
                  ------                   ----------------------   JUNE 30,
                                             1993        1994         1995
                                           ---------  -----------  -----------
CURRENT ASSETS:
  Accounts receivable..................... $     --   $    25,649  $   270,538
  Accrued revenues........................       --       111,670      371,953
  Prepaids expenses and other current
   assets.................................       --         1,699           52
                                           ---------  -----------  -----------
    Total current assets..................       --       139,018      642,543
                                           ---------  -----------  -----------
FURNITURE AND EQUIPMENT:
  Furniture and equipment.................       --         7,337       54,371
  Less: Accumulated depreciation..........       --          (736)     (10,197)
                                           ---------  -----------  -----------
    Total furniture and equipment, net....       --         6,601       44,174
                                           ---------  -----------  -----------
    Total assets.......................... $     --   $   145,619  $   686,717
                                           =========  ===========  ===========
   LIABILITIES AND STOCKHOLDER'S EQUITY
   ------------------------------------
CURRENT LIABILITIES:
  Accounts payable........................ $     --   $    16,418  $   235,690
  Advance billings........................   117,422       77,160       50,660
  Accrued expenses........................       --        18,804      148,492
  Accrued compensation....................    13,722       30,756       33,730
  Other current liabilities...............       --        25,000       52,497
                                           ---------  -----------  -----------
    Total current liabilities.............   131,144      168,138      521,069
                                           ---------  -----------  -----------
NONCURRENT LIABILITIES:
  Payable to related party................   281,863    1,358,540    2,210,616
                                           ---------  -----------  -----------
STOCKHOLDER'S EQUITY:
  Common stock, 200 shares authorized, 50
   shares issued and outstanding..........       500          500          500
  Retained deficit........................  (413,507)  (1,381,559)  (2,045,468)
                                           ---------  -----------  -----------
    Total stockholder's equity............  (413,007)  (1,381,059)  (2,044,968)
                                           ---------  -----------  -----------
    Total liabilities and stockholder's
     equity............................... $     --   $   145,619  $   686,717
                                           =========  ===========  ===========


  The accompanying notes to financial statements are an integral part of these balance sheets.

                             R/GA INTERACTIVE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

    FOR THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1993, THE YEAR ENDED
           DECEMBER 31, 1994, AND THE SIX MONTHS ENDED JUNE 30, 1995

                                         PERIOD FROM
                                          INCEPTION                 SIX MONTHS
                                           THROUGH     YEAR ENDED      ENDED
                                         DECEMBER 31, DECEMBER 31,   JUNE 30,
                                             1993         1994         1995
                                         ------------ ------------  -----------
REVENUES................................  $  99,411   $   972,525   $ 1,383,340
                                          ---------   -----------   -----------
OPERATING EXPENSES:
  Salaries and employee benefits
   expenses.............................    299,918       870,997       681,373
  Office and general expenses...........    213,000     1,069,580     1,365,876
                                          ---------   -----------   -----------
    Total operating expenses............    512,918     1,940,577     2,047,249
                                          ---------   -----------   -----------
LOSS BEFORE PROVISION FOR INCOME TAXES..   (413,507)     (968,052)     (663,909)
PROVISION FOR INCOME TAXES..............        --            --            --
                                          ---------   -----------   -----------
NET LOSS................................   (413,507)     (968,052)     (663,909)
RETAINED DEFICIT, beginning of period...        --       (413,507)   (1,381,559)
                                          ---------   -----------   -----------
RETAINED DEFICIT, end of period.........  $(413,507)  $(1,381,559)  $(2,045,468)
                                          =========   ===========   ===========


  The accompanying notes to financial statements are an integral part of these statements.

                             R/GA INTERACTIVE, INC.

                            STATEMENTS OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1993, THE YEAR ENDED
           DECEMBER 31, 1994, AND THE SIX MONTHS ENDED JUNE 30, 1995

                                           PERIOD FROM                  SIX
                                            INCEPTION                 MONTHS
                                             THROUGH     YEAR ENDED    ENDED
                                           DECEMBER 31, DECEMBER 31, JUNE 30,
                                               1993         1994       1995
                                           ------------ ------------ ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................  $(413,507)   $ (968,052) $(663,909)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities--
    Depreciation..........................        --            736      9,461
    Changes in assets and liabilities--
      Accounts receivable.................        --        (25,649)  (244,889)
      Accrued revenues....................        --       (111,670)  (260,283)
      Prepaid expenses and other current
       assets.............................        --         (1,699)     1,647
      Accounts payable....................        --         16,418    219,272
      Advance billings....................    117,422       (40,262)   (26,500)
      Accrued expenses....................        --         18,804    129,688
      Accrued compensation................     13,722        17,034      2,974
      Other current liabilities...........        --         25,000     27,497
      Payable to related party............    281,863     1,076,677    852,076
                                            ---------    ----------  ---------
        Net cash provided by (used in)
         operating activities.............       (500)        7,337     47,034
                                            ---------    ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment....        --         (7,337)   (47,034)
                                            ---------    ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issuances..................        500           --         --
                                            ---------    ----------  ---------
NET INCREASE (DECREASE) IN CASH...........        --            --         --
CASH, at beginning of period..............        --            --         --
                                            ---------    ----------  ---------
CASH, at end of period....................  $     --     $      --   $     --
                                            =========    ==========  =========


   The accompany notes to financial statements are an integral part of these statements.

                            R/GA INTERACTIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1993 AND 1994 AND JUNE 30, 1995

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

  R/GA Interactive, Inc., a New York corporation ("R/GA Interactive" or the "Company"), was incorporated on July 14, 1993. Of the 200 shares of common stock (no par value) authorized, fifty shares were issued. All fifty shares were owned by Robert M. Greenberg.

  The Company designs and creates interactive games and marketing applications for use through a variety of interactive media including the World Wide Web, information kiosks and CD-ROMs. The Company's primary locations are in New York and (prior to July 1996) Los Angeles.

  R/GA Interactive has historically shared certain services with related parties. These services, provided by R/Greenberg Associates, include sharing of rent, accounting, financial and executive management and other services. Charges for these services were $117,000 and $413,058 for the period from inception through December 31, 1993 and the year ended December 31, 1994, respectively, and have been included in office and general expenses. Charges for these services were $667,500 for the six months ended June 30, 1995, of which $565,500 has been included in office and general expenses and $102,000 has been included in direct salaries and related expenses. Management believes that these charges have been allocated to the Company in a reasonable and consistent manner.

  In the normal course of business, the Company purchases production and design services from a related party, R/GA Digital Studios, Inc. Services purchased totaled $187,459 and $184,337 for the year ended December 31, 1994, and the six months ended June 30, 1995, respectively. Management believes that services purchased from related parties are at reasonable prices.

  The Company has incurred losses since its inception and has a retained deficit of $2,045,468 at June 30, 1995. The Company's operations are subject to certain risks and uncertainties including, among others, a limited operating history, substantial operating losses, rapidly changing technologies, current reliance on a limited number of customers and potential competitors with greater financial, technical and marketing resources.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT CUSTOMERS

  The Company had one advertising customer which accounted for approximately all revenue in the period from inception through December 31, 1993. The Company had four principal customers which accounted for approximately 35%, 25%, 11% and 10% of revenues for the year ended December 31, 1994. Significant customers in 1994 were engaged in the software development, advertising and telecommunications industries. The Company had two principal software development customers which accounted for approximately 68% and 13% of revenues for the six months ended June 30, 1995.

DEPRECIATION

  The Company depreciates its furniture, computer and office equipment on a straight line basis over estimated useful lives ranging from three to five years. The Company reviews its recorded fixed assets for

                            R/GA INTERACTIVE, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any indicated impairments.

REVENUE RECOGNITION

  The Company's revenues are derived primarily from contracts to provide design and production services for its products. These contracts vary in length from less than one month to more than a year in duration. Revenue is recognized straight line over the estimated length of the project which approximates the percentage of completion method. Advance billings represent billings in excess of costs incurred and estimated earnings for services. Accrued revenues represent costs incurred and estimated earnings in excess of billings. Contract costs include all direct and indirect costs related to contract performance. Provisions for any estimated losses on uncompleted contracts are recognized in the period in which such losses are determinable. There are no contract retainages and all amounts are expected to be collected within one year.

INCOME TAXES

  Effective July 1, 1995, the Company was purchased by True North Communications Inc. As a result of certain change in control limitations, the realizability of future benefits does not meet the more likely than not criteria for recognition prescribed by Statement of Financial Accounting Standards No. 109. Accordingly, a valuation allowance of $941,938 has been recorded to fully reserve the tax benefit of the net operating loss carryforward.

2. SUBSEQUENT EVENTS

CHANGE IN CONTROL

  On May 15, 1995, True North Communications Inc. purchased all outstanding stock of R/GA Interactive as well as the assets of certain other entities owned directly by Mr. Greenberg. The purchase became effective on July 1, 1995. The stock purchase was effected through the assumption of R/GA Interactive liabilities as of the effective date of the purchase.

DISCONTINUED OPERATIONS

  In July 1996, the Company discontinued the operations of the Los Angeles, California division of R/GA Interactive. A charge of $17,865, primarily related to severance, was recorded during 1996 to recognize the costs associated with the discontinuance. Net losses of the division for the first six months of 1996 were approximately $850,000 (unaudited).

SIGNIFICANT CUSTOMER

  Subsequent to June 30, 1995, the Company substantially completed all contract work in progress for a significant customer which comprised 35% and 68% of revenues for the year ended December 31, 1994, and the six months ended June 30, 1995, respectively. No significant further contract work is in progress for this customer. Management believes that the current absence of further contract work with this customer will not have a material adverse effect on the operations of the Company.

             CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                              FINANCIAL STATEMENTS

                   AS OF DECEMBER 31, 1993 AND MARCH 31, 1994
                         TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
True North Communications Inc.:

  We have audited the accompanying balance sheets of Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc. (a Washington corporation) as of December 31, 1993 and March 31, 1994, and the related statements of loss and retained deficit and cash flows for the year ended December 31, 1993 and the three months ended March 31, 1994. These financial statements are the responsibility of the management of Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc.. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc. as of December 31, 1993 and March 31, 1994, and the results of its operations and its cash flows for the year ended December 31, 1993 and the three months ended March 31, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
September 23, 1996

             CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                                 BALANCE SHEETS

                   AS OF DECEMBER 31, 1993 AND MARCH 31, 1994

                                                       DECEMBER 31, MARCH 31,
                        ASSETS                             1993        1994
                        ------                         ------------ ----------
CURRENT ASSETS:
  Cash................................................  $   22,946  $  145,609
  Accounts receivable, net of reserve for doubtful
   accounts of $102,998 in 1993 and $87,710 in 1994...   1,140,715     805,370
  Accrued revenues....................................     106,612     137,806
  Prepaid expenses and other current assets...........      16,805      35,313
                                                        ----------  ----------
    Total current assets..............................   1,287,078   1,124,098
                                                        ----------  ----------
PROPERTY AND EQUIPMENT:
  Computers and software..............................     312,105     314,832
  Leasehold improvements, furniture, and other........     303,494     300,808
                                                        ----------  ----------
    Total property and equipment......................     615,599     615,640
  Less Accumulated depreciation and amortization......    (317,165)   (335,309)
                                                        ----------  ----------
    Total property and equipment, net.................     298,434     280,331
                                                        ----------  ----------
    Total assets......................................  $1,585,512  $1,404,429
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Short-term borrowings...............................  $  400,000  $  150,000
  Notes payable to stockholders.......................     332,379     108,379
  Current portion of long-term debt...................      46,901      47,294
  Accounts payable....................................     200,653     559,712
  Advance billings....................................     392,895     440,968
  Other current liabilities...........................      34,869      64,666
                                                        ----------  ----------
    Total current liabilities.........................   1,407,697   1,371,019
                                                        ----------  ----------
NONCURRENT LIABILITIES:
  Long-term debt......................................     145,588     133,613
                                                        ----------  ----------
STOCKHOLDERS' EQUITY:
  Common stock, 6,250 shares authorized, issued and
   outstanding........................................     162,000     162,000
  Retained deficit....................................    (129,773)   (262,203)
                                                        ----------  ----------
    Total stockholders' equity........................      32,227    (100,203)
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $1,585,512  $1,404,429
                                                        ==========  ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

             CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                    STATEMENTS OF LOSS AND RETAINED DEFICIT

                    FOR THE YEAR ENDED DECEMBER 31, 1993 AND
                     THE THREE MONTHS ENDED MARCH 31, 1994

                                                                  THREE MONTHS
                                                    YEAR ENDED       ENDED
                                                   DEC. 31, 1993 MARCH 31, 1994
                                                   ------------- --------------
REVENUES..........................................  $3,348,653     $ 705,441
                                                    ----------     ---------
OPERATING EXPENSES:
  Salaries, outside services and employee benefits
   expenses.......................................   2,124,982       524,885
  Office and general expenses.....................   1,259,722       302,627
                                                    ----------     ---------
    Total operating expenses......................   3,384,704       827,512
                                                    ----------     ---------
OPERATING LOSS....................................     (36,051)     (122,071)
  Interest expense................................     (28,472)      (11,006)
  Other income, net...............................      10,846           647
                                                    ----------     ---------
NET LOSS..........................................     (53,677)     (132,430)
RETAINED DEFICIT, beginning of period.............     (76,096)     (129,773)
                                                    ----------     ---------
RETAINED DEFICIT, end of period...................  $ (129,773)    $(262,203)
                                                    ==========     =========




  The accompanying notes to financial statements are an integral part of these statements.

             CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                            STATEMENTS OF CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE THREE MONTHS ENDED MARCH 31, 1994

                                                                   THREE MONTHS
                                                     YEAR ENDED       ENDED
                                                    DEC. 31, 1993 MARCH 31, 1994
                                                    ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................   $(53,677)     $(132,430)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities--
    Depreciation and amortization..................    137,454         20,196
    Gain (loss) on sale of equipment...............     (4,019)        38,708
    Changes in assets and liabilities--
      Accounts receivable..........................    415,186        335,345
      Accrued revenues.............................   (106,612)       (31,194)
      Prepaid expenses and other current assets....     35,037        (18,508)
      Accounts payable.............................     10,187        359,059
      Advance billings.............................   (641,709)        48,073
      Other current liabilities....................     16,995         29,797
                                                      --------      ---------
        Net cash provided by (used in) operating
         activities................................   (191,158)       649,046
                                                      --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............   (111,065)       (40,801)
                                                      --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments of short-term borrowings..........    (50,000)      (250,000)
  Repayment of notes to stockholders...............        --        (224,000)
  Additions to notes to stockholders...............    229,221            --
  Repayments of long-term debt.....................    (39,147)       (11,582)
  Additions to long-term debt......................    144,930            --
                                                      --------      ---------
        Net cash provided by (used in) financing
         activities................................    285,004       (485,582)
                                                      --------      ---------
NET INCREASE (DECREASE) IN CASH....................    (17,219)       122,663
CASH, beginning of period..........................     40,165         22,946
                                                      --------      ---------
CASH, end of period................................   $ 22,946      $ 145,609
                                                      ========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for interest..........   $ 26,705      $   9,016
                                                      ========      =========

  The accompanying notes to financial statements are an integral part of these statements.

            CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1993 AND MARCH 31, 1994

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc., a Washington corporation ("Cf2GS" or the "Company"), is an advertising firm which provides direct mail, media, database and general advertising services. The Company earns the majority of its revenues from direct mail services.

SIGNIFICANT CUSTOMERS

  One customer accounted for approximately 73% and 71% of the Company's net revenues for the periods ended December 31, 1993 and March 31, 1994, respectively.

MANAGEMENT ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

REVENUE RECOGNITION

  Revenue represents fees for advertising services rendered as well as commissions on media and production costs. Such services are generally completed within three to twelve months. The Company recognizes revenue for fees as they are earned based principally on labor costs incurred. This method approximates the percentage-of-completion method. Commissions on media and production costs are recognized as revenue when earned, which is generally when such amounts are billable. Advance billings represent billings in excess of costs incurred and estimated earnings for advertising services. Accrued revenues represent costs incurred and estimated earnings in excess of billings. Revenue is reported net of third-party, client reimbursable costs. Losses on customer work are recognized when known. There are no contract retainages and all amounts are expected to be collected within one year.

PROPERTY AND EQUIPMENT

  Depreciation is provided on both straight-line and accelerated methods over the estimated useful lives of furniture and equipment. Significant external software costs are capitalized and amortized over five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the life of the lease. The Company reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and provides currently for any indicated impairment.

INCOME TAXES

  For the periods ended December 31, 1993 and March 31, 1994, the stockholders of the Company elected S Corporation status for federal income tax purposes. Accordingly, taxable income or loss of the Company has been included with that of its stockholders and the operating results for the periods ended December 31, 1993 and March 31, 1994, do not include a provision or benefit for federal income taxes.

2. LEASE COMMITMENTS

  The Company leases office space, vehicles and equipment under operating leases expiring in various years through 2000. The total rent expense related to these operating leases totaled $262,265 and $42,126 for the year ended December 31, 1993 and the three months ended March 31, 1994, respectively.

            CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

  Minimum future lease payments under noncancelable operating leases as of March 31, 1994, were as follows:

             1994.......................... $  116,088
             1995..........................    248,081
             1996..........................    306,645
             1997..........................    252,576
             1998-2000.....................    234,699
                                            ----------
                                            $1,158,089
                                            ==========

3. RETIREMENT BENEFIT PAN

  The Company maintains a profit sharing plan with a 401(k) feature for the benefit of eligible employees. The Company makes matching contributions equal to 25% of employee deferrals up to 6% of an employee's salary. Matching contributions of $5,403 and $2,786 were made in the periods ended December 31, 1993 and March 31, 1994, respectively. Though the Company has not elected to do so in the periods being reported, additional profit sharing contributions may be made at the discretion of the Company's Board of Directors.

4. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

  Short-term borrowings represent a line of credit to finance working capital needs. The line of credit had an interest rate of prime plus 1% and a term of one year. Average borrowings under the line of credit were $103,000 and $96,000 for the year ended December 31, 1993 and the three months ended March 31, 1994, respectively. The average interest rate under the line credit was 7.0% for each of the year ended December 31, 1993 and the three months ended March 31, 1994. Total unused borrowings under the line of credit was $300,000 and $50,000 as of December 31, 1993 and March 31, 1994, respectively.

  Long-term debt consists of the following obligations:

                                                     DEC. 31, 1993 MAR. 31, 1994
                                                     ------------- -------------
      Term note--Seafirst Bank......................   $120,000      $112,500
      Loans for leasehold improvements..............     72,489        68,407
                                                       --------      --------
                                                        192,489       180,907
      Less--Current portion.........................     46,901        47,294
                                                       --------      --------
                                                       $145,588      $133,613
                                                       ========      ========

  The term note was incurred for the purchase of equipment and is payable in monthly installments of $2,500 plus interest at prime plus 1.5%.

  The loans for leasehold improvements relate to improvements in the Seattle and Portland facilities in 1993 and 1991, respectively. The loans are payable in monthly installments of $905 at 8% interest and $1,017 at 12% interest.

5. NOTES PAYABLE TO STOCKHOLDERS

  The notes payable to stockholders represent interest bearing notes, due on demand, to two stockholders to finance operating cash flow needs as follows:

                                                    DEC. 31, 1993 MAR. 31, 1994
                                                    ------------- -------------
      Promissory Notes, due on demand, interest at
       7%.........................................    $224,000      $    --
      Capital notes, due on demand, interest at
       8%.........................................     108,379       108,379
                                                      --------      --------
                                                      $332,379      $108,379
                                                      ========      ========

            CHRISTIANSEN, FRITSCH, GIERSDORF, GRANT & SPERRY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


6. SUBSEQUENT EVENT

  Effective April 1, 1994, the Company became a wholly-owned subsidiary of True North Communications Inc. ("True North"). True North paid $275,000 for all of the outstanding common stock and assumed all borrowings, debt and capital notes totaling $439,286. The Company is required to make earnout payments to the former stockholders based on a percentage of revenue through 1998. In August 1996, True North management modified the terms of its earnout arrangement with the former stockholders of Cf2GS. The new terms guarantee annual minimum earnout payments of $983,400 in 1996, 1997 and 1998.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Class A Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
      SEC registration fee...........................................  $  9,091
      NASD filing fee................................................     3,500
      Nasdaq National Market listing fee.............................     *
      Printing and engraving expenses................................   350,000
      Legal fees and expenses........................................   500,000
      Accounting fees and expenses...................................     *
      Blue Sky qualification fees and expenses.......................     5,575
      Transfer agent and registrar fees..............................    15,000
      Miscellaneous fees.............................................     *
                                                                       --------
          Total......................................................  $  *
                                                                       ========

--------
*  To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Thirteenth of the Registrant's Certificate of Incorporation (Exhibit
3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements (Exhibit 10.13 hereto) with its officers and directors. Reference is also made to Section 10 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

                                                                        EXHIBIT
      DOCUMENT                                                          NUMBER
      --------                                                          -------
      Form of Underwriting Agreement...................................   1.1
      Certificate of Incorporation.....................................   3.1
      Bylaws...........................................................   3.2
      Form of Indemnification Agreement to be entered into by the
       Registrant with each of its directors and officers..............  10.13

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  From the Registrant's inception through January 6, 1996, the Registrant has issued and sold or has agreed to issue and sell, subject to certain conditions, the following securities:

    (1) In December 1996, the Registrant issued an aggregate of 2,542,785 shares of its Class A Common Stock to Gerald M. O'Connell, Douglas C. Ahlers, Robert C. Allen, II and Kraft Enterprises LTD, the limited partners of Modem Media Advertising Limited Partnership ("Modem Media") and Messrs. O'Connell and Ahlers, the stockholders of Modem Media, Inc., the general partner of Modem Media, in exchange for a portion of their respective limited and general partnership interests in Modem Media and all of the capital stock of Modem Media Inc.

    (2) In December 1996, the Registrant issued 2,802,114 shares of its Class A Common Stock to True North Communications Inc. ("True North") in exchange for all of its limited and general partnership interests in Modem Media.

    (3) In December 1996, the Registrant issued 5,093,800 shares of its Class B Common Stock to True North in connection with the transfer and assignment to the Registrant of substantially all of the assets and properties of True North's existing digital marketing communications business (representing 2,291,686 shares of the Registrant's Class A Common Stock) and the exchange of the Registrant's Class A Common Stock held by True North for Class B Common Stock.

  The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. All of the securities were acquired by the recipients for investment and with no view toward the resale or distribution thereof. In each instance, the recipient was an employee of the Company or a sophisticated investor, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

     EXHIBIT
       NO.                            DESCRIPTION
     -------                          -----------
      1.1*   Form of Underwriting Agreement.
      2.1    Amended and Restated Acquisition Agreement dated as of
             December 31, 1996 among Registrant, True North
             Communications Inc. and Douglas C. Alhers, Robert C. Allen,
             II, Gerald M. O'Connell and Kraft Enterprises LTD.
      3.1    Form of Certificate of Incorporation of Registrant to be
             effective upon consummation of the Offering.
      3.2    Bylaws of Registrant.
      4.1    Form of Registrant's Class A Common Stock Certificate.
      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding legality of the securities being
             issued.
     10.1    Amended and Restated Reorganization Agreement dated as of
             December 31, 1996 among Registrant, True North
             Communications Inc. and Douglas C. Ahlers, Robert C. Allen,
             II, Gerald M. O'Connell and Kraft Enterprises LTD.
     10.2    Administrative Services Agreement between Registrant and
             True North Communications Inc.
     10.3(a) Space Sharing Agreement between Registrant and Foote, Cone &
             Belding Limited, a Hong Kong Company.
     10.3(b) Space Sharing Agreement between Registrant and Foote, Cone &
             Belding, Inc., a Delaware Corporation.
     10.3(c) Space Sharing Agreement between Northern Lights Interactive
             Inc., an Ontario corporation and FCB Canada Ltd., an Ontario
             Corporation.
     10.3(d) Space Sharing Agreement between the Registrant and True
             North Communications Inc.

     EXHIBIT
       NO.                            DESCRIPTION
     -------                          -----------
     10.3(e)  Space Sharing Agreement between Registrant and Foote, Cone
              & Belding Advertising, Inc., a Delaware corporation.
     10.3(f)  Assignment of License between FCB Consulting Limited, a
              United Kingdom Company and TN Technologies Limited, a
              United Kingdom Company.
     10.3(g)* Space Sharing Agreement between Registrant and RGA Media
              Group, Inc., a New York corporation.
     10.3(h)  Space Sharing Agreement between Registrant and Foote, Cone
              & Belding, Inc., a Delaware corporation.
     10.4     Intercompany Credit Agreement between Registrant and True
              North Communications Inc.
     10.5     Intellectual Property Agreement between Registrant and True
              North Communications Inc.
     10.6     Tax Matters Agreement between Registrant and True North
              Communications Inc.
     10.7**   Lease between Lennar Northeast Partners Limited Partnership and Modem Media Advertising Limited Partnership dated June
              1995.
     10.8(a)  Form of Employment Agreement between Registrant and Gerald
              M. O'Connell.
     10.8(b)  Form of Employment Agreement between Registrant and Douglas
              C. Ahlers.
     10.8(c)  Form of Employment Agreement between Registrant and Robert
              C. Allen, II.
     10.9(a)  Form of Covenant Not to Compete or Solicit Business between
              Registrant and Gerald M. O'Connell.
     10.9(b)  Form of Covenant Not to Compete or Solicit Business between
              Registrant and Douglas C. Ahlers.
     10.9(c)  Form of Covenant Not to Compete or Solicit Business between
              Registrant and Robert C. Allen, II.
     10.10*   Form of Employment Agreement between Registrant and Michael
              F. Bogacki.
     10.11*   Form of Employment Allocation Agreement among Registrant,
              True North Communications Inc. and Robert M. Greenberg.
     10.12*   Form of Employment Allocation Agreement among Registrant,
              True North Communications Inc. and Gregory W. Blaine.
     10.13**  Form of Indemnification Agreement.
     10.14*   1997 Stock Option Plan.
     10.15*   1997 Employee Stock Purchase Plan.
     10.16    Software Maintenance and Enhancement Agreement between the
              Registrant and True North Communications Inc.
     11.1*    Statement re computation of per share earnings.
     21.1     List of subsidiaries.
     23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
     23.2     Consent of Arthur Andersen LLP, Independent Public
              Accountants (see page II-6).
     24.1**   Power of Attorney (included on page II-4).
     27.1     December 31, 1995 Financial Data Schedule.
     27.2     September 30, 1996 Financial Data Schedule.

--------
*  To be filed by amendment.

**Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

     Not applicable.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTPORT, STATE OF CONNECTICUT, ON THIS 7TH DAY OF JANUARY 1997.

                                          TN Technologies Holding Inc.

                                                   /s/ Gregory W. Blaine
                                          By:__________________________________
                                            Gregory W. Blaine
                                            Chairman of the Board and Chief
                                             Executive Officer

                                            (Principal Executive Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Gregory W. Blaine          Chairman of the Board, Chief   January 7, 1997
____________________________________   Executive Officer and
         Gregory W. Blaine             Director (Principal
                                       Executive Officer)

                 *                   President, Chief Operating     January 7, 1997
____________________________________   Officer and Director
        Gerald M. O'Connell

                 *                   Executive Vice President,      January 7, 1997
____________________________________   Chief Financial Officer
         Michael F. Bogacki            and Director (Principal
                                       Financial and Accounting
                                       Officer)

                 *                   Director                       January 7, 1997
____________________________________
        Robert M. Greenberg

                 *                   Director                       January 7, 1997
____________________________________
         Douglas C. Ahlers

                 *                   Director                       January 7, 1997
____________________________________
        Robert C. Allen, II

                 *                   Director                       January 7, 1997
____________________________________
          Martin F. Reidy


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                       January 7, 1997
____________________________________
         Mitchell T. Engel

                 *                   Director                       January 7, 1997
____________________________________
            Bruce Mason
       */s/ Gregory W. Blaine
____________________________________
         Power of Attorney

                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports, as listed below, and to all references to our Firm included in or made a part of this Registration Statement.

  a. Report dated November 15, 1996 (except for the matters discussed in Notes 10 and 11, to which the date is December 31, 1996) for the Combined True North Units, consisting of the businesses described in Note 1 to the combined financial statements, balance sheets as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of income (loss) and retained earnings (deficit) and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996,

  b. Report dated November 15, 1996 (except for the matter discussed in Note 8, to which the date is December 31, 1996) for the Modem Media Advertising Limited Partnership balance sheets as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996,

  c. Report dated October 2, 1996 for the R/GA Interactive, Inc. balance sheets as of December 31, 1993 and 1994 and June 30, 1995, and the related statements of operations and retained deficit and cash flows for the period from inception through December 31, 1993, the year ended December 31, 1994, and the six months ended June 30, 1995, and

  d. Report dated September 23, 1996 for the Christiansen, Fritsch, Giersdorf, Grant & Sperry, Inc. balance sheets as of December 31, 1993 and March 31, 1994 and the related statements of loss and retained deficit and cash flows for the year ended December 31, 1993 and the three months ended March 31, 1994.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

January  , 1997

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  1.1*    Form of Underwriting Agreement.
  2.1     Amended and Restated Acquisition Agreement dated as of December
          31, 1996 among Registrant, True North Communications Inc. and
          Douglas C. Alhers, Robert C. Allen, II, Gerald M. O'Connell and
          Kraft Enterprises LTD.
  3.1     Form of Certificate of Incorporation of Registrant to be
          effective upon consummation of the Offering.
  3.2     Bylaws of Registrant.
  4.1     Form of Registrant's Class A Common Stock Certificate.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding legality of the securities being issued.
 10.1     Amended and Restated Reorganization Agreement dated as of
          December 31, 1996 among Registrant, True North Communications
          Inc. and Douglas C. Ahlers, Robert C. Allen, II, Gerald M.
          O'Connell and Kraft Enterprises LTD.
 10.2     Administrative Services Agreement between Registrant and True
          North Communications Inc.
 10.3(a)  Space Sharing Agreement between Registrant and Foote, Cone &
          Belding Limited, a Hong Kong Company.
 10.3(b)  Space Sharing Agreement between Registrant and Foote, Cone &
          Belding, Inc., a Delaware Corporation.
 10.3(c)  Space Sharing Agreement between Northern Lights Interactive
          Inc., an Ontario corporation and FCB Canada Ltd., an Ontario
          Corporation.
 10.3(d)  Space Sharing Agreement between the Registrant and True North
          Communications Inc.
 10.3(e)  Space Sharing Agreement between Registrant and Foote, Cone &
          Belding Advertising, Inc., a Delaware corporation.
 10.3(f)  Assignment of License between FCB Consulting Limited, a United
          Kingdom Company and TN Technologies Limited, a United Kingdom
          Company.
 10.3(g)* Space Sharing Agreement between Registrant and RGA Media Group,
          Inc., a New York corporation.
 10.3(h)  Space Sharing Agreement between Registrant and Foote, Cone &
          Belding, Inc., a Delaware corporation.
 10.4     Intercompany Credit Agreement between Registrant and True North
          Communications Inc.
 10.5     Intellectual Property Agreement between Registrant and True
          North Communications Inc.
 10.6     Tax Matters Agreement between Registrant and True North
          Communications Inc.
 10.7**   Lease between Lennar Northeast Partners Limited Partnership and
          Modem Media Advertising Limited Partnership dated June 1995.
 10.8(a)  Form of Employment Agreement between Registrant and Gerald M.
          O'Connell.
 10.8(b)  Form of Employment Agreement between Registrant and Douglas C.
          Ahlers.
 10.8(c)  Form of Employment Agreement between Registrant and Robert C.
          Allen, II.
 10.9(a)  Form of Covenant Not to Compete or Solicit Business between
          Registrant and Gerald M. O'Connell.
 10.9(b)  Form of Covenant Not to Compete or Solicit Business between
          Registrant and Douglas C. Ahlers.
 10.9(c)  Form of Covenant Not to Compete or Solicit Business between
          Registrant and Robert C. Allen, II.

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
 10.10*  Form of Employment Agreement between Registrant and Michael F.
         Bogacki.
 10.11*  Form of Employment Allocation Agreement among Registrant, True
         North Communications Inc. and Robert M. Greenberg.
 10.12*  Form of Employment Allocation Agreement among Registrant, True
         North Communications Inc. and Gregory W. Blaine.
 10.13** Form of Indemnification Agreement.
 10.14*  1997 Stock Option Plan.
 10.15*  1997 Employee Stock Purchase Plan.
 10.16   Software Maintenance and Enhancement Agreement between the
         Registrant and True North Communications Inc.
 11.1*   Statement re computation of per share earnings.
 21.1    List of subsidiaries.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP, Independent Public Accountants
         (see page II-6).
 24.1**  Power of Attorney (included on page II-4).
 27.1    December 31, 1995 Financial Data Schedule.
 27.2    September 30, 1996 Financial Data Schedule.

--------
*  To be filed by amendment.

**Previously filed.